Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

by and among

KICKS ENTERTAINMENT, LLC,

AS BUYER,

ISLE OF CAPRI CASINOS, INC.,

AS SELLER,

ST. CHARLES GAMING COMPANY, L.L.C.,

AS THE COMPANY,

and

LAGUNA DEVELOPMENT CORPORATION,

for the limited purposes specified herein

dated

August 22, 2016

TABLE OF CONTENTS

Article I	DEFINED TERMS; RULES OF CONSTRUCTION	1

1.1	Defined Terms	1

1.2	Rules of Construction	15

Article II	PURCHASE OF EQUITY INTERESTS; CLOSING	15

2.1	Purchase and Sale of Equity Interests	15

2.2	Closing	15

Article III	PURCHASE PRICE	15

3.1	Purchase Price	15

3.2	Deposit	16

3.3	Estimated Closing Statement	17

3.4	Working Capital Calculation	17

3.5	Post-Closing Purchase Price Adjustment	18

3.6	Deliveries at Closing	20

Article IV	REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE COMPANY	22

4.1	Organization, Good Standing, Qualification and Power	22

4.2	Authority; Execution and Delivery; Enforceability	22

4.3	No Conflicts; Consents	22

4.4	Capitalization; Subsidiaries	23

4.5	Financial Statements; No Undisclosed Liabilities	24

4.6	Personal Property	24

4.7	Real Property	25

4.8	Intellectual Property	27

4.9	Material Contracts	28

4.10	Permits	29

4.11	Taxes	29

4.12	Proceedings	31

4.13	Benefit Plans	31

4.14	Employee and Labor Matters	32

4.15	Absence of Changes or Events	33

4.16	Compliance with Laws	34

4.17	Environmental Matters	35

i

4.18	Potential Conflicts of Interest; Affiliate Contracts	35

4.19	Insurance	35

4.20	Brokers	36

4.21	Data Breaches	36

4.22	Books and Records	36

4.23	Disclaimer of Other Representations or Warranties	36

Article V	REPRESENTATIONS AND WARRANTIES OF BUYER AND LDC	36

5.1	Organization, Good Standing, Qualification and Power	36

5.2	Authority; Execution and Delivery; Enforceability	37

5.3	No Conflicts; Consent	37

5.4	Proceedings	38

5.5	Brokers	38

5.6	Investment Intent	38

5.7	Financial Ability to Purchase	39

5.8	Investigation	39

5.9	Licensability of Licensing Affiliates; Required Licensees	40

5.10	Compliance with Gaming Laws	40

5.11	Tribal Matters	41

5.12	Disclaimer of Other Representations or Warranties	42

Article VI	COVENANTS AND AGREEMENTS	42

6.1	Conduct of Business	42

6.2	Access to Information and the Property	46

6.3	Confidentiality	47

6.4	Efforts to Consummate Generally	47

6.5	Regulatory Matters and Cooperation	48

6.6	No Solicitation of Acquisition Proposals	51

6.7	Expenses; Transfer Taxes	52

6.8	Publicity	52

6.9	Disclosures	53

6.10	Employee Matters	53

6.11	Termination of Affiliate Contracts	55

6.12	Reservations; Chips; Front Money	55

6.13	Release of Guarantees	56

6.14	Pre-Closing Claims	58

6.15	Slot Club	58

6.16	Director and Officer Liability and Indemnification	58

6.17	Use of Players List	59

6.18	No Control	59

6.19	Insurance	59

6.20	Non-Compete and Non-Solicitation	60

6.21	Financing	62

6.22	Risk of Loss Relating to Real Property	64

6.23	Notices	66

6.24	Property Repairs	66

Article VII	CONDITIONS PRECEDENT	67

7.1	Conditions to Each Party’s Obligations	67

7.2	Conditions to Obligations of Buyer	67

7.3	Conditions to the Obligations of Seller	68

7.4	Frustration of Closing Conditions	69

7.5	Waiver of Conditions	69

Article VIII	TERMINATION	70

8.1	Termination of Agreement	70

8.2	Effect of Termination	71

8.3	Application of the Deposit	72

Article IX	SURVIVAL; INDEMNIFICATION	72

9.1	Survival of Representations, Warranties, Covenants and Agreements	72

9.2	Indemnification	73

9.3	Interpretation	74

9.4	Procedure for Claims between Parties	75

9.5	Defense of Third-Party Claims	75

9.6	Limitations on Indemnity	76

9.7	Payment of Damages	77

9.8	Treatment of Indemnification Payments	77

9.9	Exclusive Remedy	77

Article X	TAX MATTERS	78

10.1	Tax Returns; and Certain Other Tax Matters	78

10.2	Tax Indemnification Procedures; Contest Provisions	79

10.3	Tax Refunds	80

10.4	Purchase Price Allocation	80

10.5	Tax Records	80

10.6	Tax Benefits	81

Article XI	RISK OF LOSS	81

11.1	As Is, Where Is	81

Article XII	GENERAL PROVISIONS	82

12.1	Assignment	82

12.2	No Third-Party Beneficiaries	82

12.3	Notices	82

12.4	Headings	83

12.5	Counterparts	83

12.6	Entire Agreement	83

12.7	Amendments; Extensions and Waivers	84

12.8	Severability	84

12.9	Governing Law	84

12.10	Consent to Jurisdiction	84

12.11	Waiver of Jury Trial	84

12.12	Mutual Drafting	85

12.13	Other Properties	85

12.14	Time of Essence	85

12.15	Specific Performance	85

12.16	Attorneys’ Fees	86

12.17	Conflicts and Privilege	86

12.18	Buyer Guarantee	87

12.19	Waiver of Sovereign Immunity	87

12.20	No Liability of Financing Parties	91

LIST OF SCHEDULES AND EXHIBITS

Schedules

A	Stay Bonuses
1.1(a)	Closing Gaming Approvals
1.1(b)	Company Lease
1.1(c)	Excluded Software
1.1(d)	Knowledge of Buyer
1.1(e)	Knowledge of the Company
1.1(f)	Permitted Liens
1.1(g)	Pre-Closing Claims
1.1(h)	Property Repairs
1.1(i)	Model Closing Statement with Working Capital Calculations
3.6(a)(vii)	Players List
4.3(a)	No Conflicts
4.3(b)	Governmental Approvals
4.4(a)	Capitalization
4.4(b)	Options
4.5(a)	Financial Statements
4.5(b)	Exceptions to Financial Statements
4.5(c)	No Undisclosed Liabilities
4.7(a)	Owned Real Property; Leased Real Property
4.7(b)	Realty Use Rights
4.7(c)	Real Property — Conformity
4.7(d)	Real Property Permits
4.7(h)	Estoppel-related Representations
4.8(a)	Intellectual Property
4.8(c)	Intellectual Property Proceedings
4.8(e)	Material Trademarks and Service Marks
4.9	Material Contracts
4.10	Current Permits
4.11(a)	Taxes
4.11(b)	Income and Franchise Tax Returns
4.12	Proceedings
4.13(a)	Benefit Plans
4.13(h)	Employment Arrangement Triggers
4.14(a)	Employee and Labor Matters
4.15	Absence of Changes of Events
4.16(b)	Compliance with Gaming Authorities
4.17	Environmental Matters
4.18(a)	Potential Conflicts of Interest
4.18(b)	Affiliate Contracts — Between the Company and Seller
4.19	Insurance
4.20	Seller Brokers
5.3	Buyer Consents
5.5	Buyer Brokers

v

5.9(a)	Licensed Parties
5.9(b)	Gaming Approval Suitability
5.9(c)	Required Licensees
5.11(b)	LDC Charter
6.1	Conduct of Business
6.5(d)	Buyer Protected Properties
6.10(b)	Offered Employees
6.10(f)(iii)	Severance Plan
6.13(a)(i)	Guarantees
6.13(a)(ii)	Surety Bonds
6.13(b)(i)	Company Guarantees
6.13(b)(ii)	Company Surety Bonds
7.2(d)(iii)	Liens
7.3(d)	Seller Closing Consents

Exhibits

A	Pro-forma Title Insurance Policies
B	Form of Transition Services Agreement
C	Form of Transitional IP License
D	Form of Assignment Agreement
E	Form of Trademark Assignment
F	Form of Domain Name Assignment

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 22, 2016 by and among Kicks Entertainment, LLC (“Buyer”), a Delaware limited liability company indirectly owned equally by (i) Laguna Development Corporation, a federally chartered corporation under the Laws of the United States of America pursuant to 25 U.S.C. §477 et al. (“LDC”), and (ii) Eagle Holdings, LLLP, a New Mexico limited liability limited partnership (“Eagle”), Isle of Capri Casinos, Inc., a Delaware corporation (“Seller”),  St. Charles Gaming Company, L.L.C., a Louisiana limited liability company (the “Company”), and LDC, solely for the purposes of Article V (to the extent specifically identified), Sections 3.6(b), 6.3, 6.4, 6.5, 6.8, 6.13, 6.21 and 9.2(c) and Article XII.

RECITALS:

A.                                    Seller owns, indirectly, all of the issued and outstanding membership interests of the Company (the “Equity Interests”).

B.                                    The Company owns and operates the casino property located in Lake Charles, Louisiana.

C.                                    Buyer is wholly owned by Kicks Holding Company, LLC, a Delaware limited liability company (“HoldCo”), which, as of the Closing, will be owned 50% by LDC and 50% by Eagle.

D.                                    As a material inducement to Seller and the Company entering into this Agreement, LDC and Eagle have made the Initial Capital Injection immediately prior to the execution of this Agreement and paid the Deposit as provided in this Agreement.

E.                                    On the terms and subject to the conditions of this Agreement, Seller desires to cause its wholly-owned Subsidiary to sell to Buyer, and Buyer desires to acquire from such Subsidiary of Seller, all of the Equity Interests.

NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS; RULES OF CONSTRUCTION

1.1                               Defined Terms.  Capitalized terms used herein but not defined have the respective meanings given to such terms below.

“Accounting Firm” has the meaning set forth in Section 3.5(e).

“Accounting Policies” has the meaning set forth in Section 3.5(b).

“Acquisition Proposal” means a (i) proposal or offer from any Person (other than Buyer or its Affiliates) to acquire the Company, its material assets, or any material portion of the

Company Property, other than in a transaction with Buyer or its Affiliates or (ii) proposal or offer from any Person (other than Buyer or its Affiliates) to purchase the Equity Interests or any other equity interests of the Company.

“Actual Working Capital” has the meaning set forth in Section 3.5(h).

“Additional Owned Real Property” means those parcels of Owned Real Property not addressed by the Pro-forma Title Insurance Policies.

“Additional Pro-forma Title Insurance Policies” means the pro-forma owner’s policy of title insurance with respect to the Additional Owned Real Property, in a form reasonably acceptable to Buyer and Seller, but which shall be subject to Permitted Liens.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, by ownership of securities, contract, credit arrangement or otherwise.

“Affiliate Contracts” has the meaning set forth in Section 4.18(b).

“Agreement” has the meaning set forth in the Preamble.

“Annual Bonus Arrangement” has the meaning set forth in Section 6.10(f)(i).

“Antitrust Authorities” means the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the Agreement pursuant to applicable antitrust Laws.

“Balance Sheets” has the meaning set forth in Section 4.5(a).

“Benefit Plan” means every material “employee benefit plan” (as defined in Section 3(3) of ERISA), material “specified fringe benefit plan” (as defined in Section 6039D of the Code), and other material benefit arrangement, including each separation pay, severance, employee assistance, termination, out-placement, salary continuation, supplemental unemployment, layoff, bonus, incentive, stock option, stock appreciation right, stock bonus, stock purchase, restricted stock, employee stock ownership, stock or equity-based compensation, change of control, “parachute,” retention, savings, retirement, pension, profit sharing, deferred compensation, health, medical, hospitalization, prescription, vision, dental, life insurance, death benefit, disability, accident, group-insurance, flexible spending account, cafeteria, dependent care, reimbursement, elective deferral, vacation, holiday, leave, paid-time-off, education, fringe benefit, welfare, employment, collective bargaining, employee leasing, employee loan, non-competition, consulting, indemnification, compensation and/or benefit plan, contract, program, fund, policy, practice, arrangement and understanding, whether or not written or subject to any provisions of ERISA, for any current or former employee, consultant, director, independent contractor or other service provider and/or their respective dependents and beneficiaries.

“Benefit Related Agreement” means any insurance annuity, funding, administration, recordkeeping, advisory, management or service agreement or contract which is ancillary to any Company Benefit Plan and under or with respect to which the Company may have any liability.

“BIA” means the Bureau of Indian Affairs of the United States Department of the Interior.

“Business” means the casino and hotel business operated by the Company in Lake Charles, Louisiana.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions within the States of New York or Louisiana are not required to be open.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meaning set forth in Section 9.2(a).

“Buyer Insureds” has the meaning set forth in Section 6.19(a).

“Cap” has the meaning set forth in Section 9.6(a)(ii)(y).

“Cash” means all cash, cash equivalents and liquid instruments.

“Charter Adoption” has the meaning set forth in Section 5.11(b).

“Charter Ratification” has the meaning set forth in Section 5.11(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Gaming Approvals” means any and all Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Transaction, including the approvals set forth on Schedule 1.1(a).

“Closing Payment” has the meaning set forth in Section 3.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“Commitment Letter” has the meaning set forth in Section 5.7(a).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means a Benefit Plan (i) adopted, sponsored, contributed to (or required to be contributed to) or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate is a party, and benefitting, designed to benefit or otherwise relating to any current or former employee, consultant, director, independent contractor or other service provider of the Company and/or their respective dependents and beneficiaries, or (ii) with respect to which the Company has or would reasonably be expected to have any liability.

“Company Guarantees” has the meaning set forth in Section 6.13(b).

“Company Lease” means the real property ground lease listed on Schedule 1.1(b).

“Company Property” means, collectively, (i) the hotel, casino and other amenities operated by the Company and located in Lake Charles, Louisiana, and (ii) the Leased Company Property, the Owned Real Property and any fixtures and improvements located thereon owned by the Company.

“Company Surety Bonds” has the meaning set forth in Section 6.13(b).

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Consents and Waivers” has the meaning set forth in Section 5.11(d).

“Consultation Period” has the meaning set forth in Section 6.10(b).

“Continuing Employees” has the meaning set forth in Section 6.10(a).

“Contract” means any contract, agreement, loan or credit agreement, note, bond, guaranty, mortgage, indenture, instrument, lease, sublease, purchase order or other contract agreement, commitment or license, whether written or oral, to which the Company is a party or by which the Company or any of its assets or property are bound.

“Customer Database” means all customer lists, customer databases and historical records with respect to the customers of Seller’s and its Subsidiaries’ casino and/or hotel properties collected or maintained by or on behalf of Seller with respect to its or its Subsidiaries’ casino and/or hotel properties; provided, however, that it is understood that Seller has and will continue to purge customer information and records (including with respect to the Company Property) from time to time in the ordinary course of business consistent with past practice.

“Damages” has the meaning set forth in Section 9.2(a).

“Data Room” means the virtual work room established by Seller and hosted by Merrill Datasite® under the name “Yellow.”

“Deposit” has the meaning set forth in Section 3.2.

“Directly Market” has the meaning set forth in Section 6.20(b).

“Dispute Resolution Procedure” has the meaning set forth in Section 3.5(e).

“Domain Name Assignment” has the meaning set forth in Section 3.6(a)(ix).

“Eagle” has the meaning set forth in the Preamble.

“Effective Time” means 12:01 a.m., Central Standard Time, on the Closing Date.

“Eminent Domain Notice” has the meaning set forth in Section 6.22(c).

“Enterprise Value” has the meaning set forth in Section 3.1.

“Environmental Law” means any Laws enacted and in effect as of the date hereof relating to pollution or protection of the environment, or to Hazardous Substances.

“Equity Interests” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with the Company under Section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 3.3.

“Estimated Working Capital” has the meaning set forth in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” has the meaning set forth in Section 3.4(d).

“Excluded Software” means any computer software used by Seller or any of its Affiliates (including the Company) in the operation of their respective businesses, including any proprietary casino management computer software developed by Seller or any of its Affiliates (including the Company), which Excluded Software is described on Schedule 1.1(c).

“Exclusive Players” has the meaning set forth in the definition of “Players List.”

“Final Closing Statement” has the meaning set forth in Section 3.5(f).

“Final Determination Date” has the meaning set forth in Section 3.5(f).

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 5.7(a).

“Front Money” means all money stored on deposit at the cages of the Company Property belonging to, and stored in an account for, any Person.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“GAAP” means United States generally accepted accounting principles.

“Gaming Approvals” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming

Authority necessary for or relating to the conduct of the Business by any party or any of its Affiliates, including the ownership, operation, management and development of the Company Property.

“Gaming Authorities” means those Governmental Entities and officials responsible for, or involved in, the regulation of gaming or gaming activities in any jurisdiction, including within the State of Louisiana, specifically, the Louisiana Gaming Control Board and all other regulatory and licensing bodies with authority over gaming in the State of Louisiana and its political subdivisions.

“Gaming Laws” mean all laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within the State of Louisiana, including the Louisiana Gaming Control Act, as codified in LSA-R.S. 27:1 et seq. as amended from time to time, and the regulations of the Louisiana Gaming Control Board promulgated thereunder, as amended from time to time.

“Gaming License” means the gaming license issued by the Louisiana Gaming Control Board to the Company authorizing the conduct of gaming operations of the casino in Lake Charles, Louisiana.

“Governmental Approvals” means those consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Seller or Buyer or any of their respective Affiliates or any of their respective Representatives to avoid any Proceeding by any Governmental Entity in connection with the authorization, execution and delivery of, and the performance of, this Agreement and the Related Documents and the consummation of the transactions governed herein and therein, including (i) consent, if required, of the landlords that are Governmental Entities under the Company Lease to the sale of Equity Interests to Buyer, (ii) Gaming Approvals and (iii) all necessary filings and submissions required under the Laws, including the HSR Act.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, arbitral body, administrative or regulatory agency, board or commission or other governmental authority or instrumentality, domestic or foreign.

“Guarantees” has the meaning set forth in Section 6.13(a).

“Hazardous Substance” means any material defined as a toxic or hazardous substance pursuant to 42 U.S.C. § 9601(14).

“HoldCo” has the meaning set forth in the Preamble.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to a Person and without duplication, the aggregate amount (including the current portions thereof) of (a) all outstanding indebtedness of such Person for borrowed money, (b) all outstanding indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) any liability in respect of interest, fees or other charges in respect of any indebtedness referred to in clauses (a) through (b) above; provided, however, that in no event shall Indebtedness be deemed to include any capital lease obligations entered into by such Person.

“Indemnified Party” and “Indemnified Parties” have the meaning set forth in Section 9.4.

“Indemnifying Party” and “Indemnifying Parties” have the meaning set forth in Section 9.4.

“Initial Capital Injection” has the meaning set forth in Section 5.7(b).

“Initial Extension Period” has the meaning set forth in Section 8.1(b).

“Intellectual Property” means all worldwide intellectual property rights, including rights in patents, patent applications, registered and unregistered trademarks, trademark registration applications, tradenames, service marks, service mark registration applications, trade dress, logos and designs, domain names, copyrights, copyright registration applications and trade secrets.

“IRS” means the Internal Revenue Service.

“Isle Trademarks” means the name “Isle of Capri Casino,” “Isle of Capri,” “Isle,” “Lady Luck Casino,” “Lady Luck,” “Farraddays,” “Otis & Henry’s,” or any other trademark, trade names, service mark or logo (regardless of whether any trademark or trade name can be removed from a logo) of Seller or its Affiliates or any word or logo that is similar in sound or appearance to such names, marks or logos.

“Knowledge of Buyer” means the actual knowledge of each of the individuals identified on Schedule 1.1(d).

“Knowledge of the Company” means the actual knowledge of each of the individuals identified on Schedule 1.1(e).

“Landlord Consent” means that certain definitive landlords’ consent agreement with respect to the Leased Company Property executed in connection with the Transaction, dated of even date herewith, by and among Port Resources, L.L.C., CRU, L.L.C., the Company, IOC Holdings, L.L.C., Seller, Buyer. HoldCo and LDC.

“Law” or “Laws” means all applicable federal, state, local, foreign or tribal laws, statutes, codes, ordinances, rules, regulations, ordinances, directives, judgments, orders (judicial or administrative), decrees, injunctions, writs, stipulations, awards or arbitration awards of any Governmental Entity or any similar provisions having the force or effect of law, including the Gaming Laws.

“LDC” has the meaning set forth in the Preamble.

“LDC Charter” has the meaning set forth in Section 5.11(b).

“LDC Financing” means all present and future loans, letters of credit and other extensions of credit provided to LDC, including any loans, letters of credit and other extensions of credit made pursuant to that certain Amended and Restated Credit Agreement, dated as of February 11, 2015, among LDC, as borrower, KeyBank National Association, as administrative agent, and the lenders party thereto from time to time, as amended, restated, modified, supplemented, extended or replaced from time to time.

“LDC Financing Source” means each and every present and future Person who provides all or a portion of a LDC Financing or who is an agent, trustee or other representative of any such Person.

“Leased Company Property” means the real property leased to the Company pursuant to the Company Lease.

“Leased Real Property” has the meaning set forth in Section 4.7(a).

“Lenders” has the meaning set forth in Section 5.7(a).

“Licensed Parties” has the meaning set forth in Section 5.9(a).

“Licensing Affiliates” has the meaning set forth in Section 5.9(b)(i).

“Liens” means mortgages, liens, security interests, pledges, easements, rights of first refusal, options, restrictions or encumbrances of any kind.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale or distribution of liquor as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Governmental Entities.

“Major Loss” has the meaning set forth in Section 6.22(b).

“Material Adverse Effect” means any event, series of events, change, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company; provided, however, that in no event shall any of the following constitute or be deemed, taken as a whole, to contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any event, change, effect or circumstance resulting from or relating to changes in general economic or financial conditions (including changes in interest or exchange rates or commodities prices) or a decrease in Seller’s or its Subsidiaries’ credit rating; (b) any event, change, effect or circumstance that affects the hospitality or gaming industry generally or the market in Lake Charles, Louisiana specifically; (c) any event, change, effect or circumstance resulting from or relating to the public announcement of this Agreement or the pendency or consummation of the Transaction (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, or employees); (d) any event, change, effect or circumstance from or relating to any national or international political or social conditions, including any act of war, sabotage or terrorism, or any escalation or worsening thereof, and including the engagement by the United States in hostilities or the escalation thereof, in each case whether or not pursuant to the declaration of a national emergency or war (except, in each case, to the extent such event, change, effect or circumstance disproportionately affects the Company relative to the other participants in the gaming industry); (e) hurricanes, tornados, earthquakes, or other natural disasters (except, in each case, to the extent such event, change, effect or circumstance disproportionately affects the Company relative to the other participants in the hospitality or gaming industry); (f) any change in GAAP or any Laws (or the effects of any changes in the manner of enforcement of any Laws), including any increase in gaming Taxes or the enactment of any Law banning or restricting indoor smoking; (g) any event, change, effect or circumstance resulting from any action taken by Seller or its Affiliates as expressly permitted or required by this Agreement or with the express written consent of Buyer, or any failure by Seller to take any action as a result of the restrictions set forth in Section 6.1 of this Agreement; (h) the failure, in and of itself, of the Company to meet any published or internally prepared estimates of revenues, earnings or other financial projections or forecasts; provided, however, that any event, change, effect or circumstance underlying any such failure may be considered in determining whether a Material Adverse Effect has occurred; (i) any event, change, effect or circumstance that has a material adverse effect on the business, financial condition or results of operations of the Company, which is cured on or prior to the Closing Date; and (j) any adverse change in or effect on the Business that is caused by any delay in consummating the Closing as a result of or relating to any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement.

“Material Contract(s)” has the meaning set forth in Section 4.9(a).

“Minimum Amount” has the meaning set forth in Section 9.6(a)(i).

“Minimum Cash on Hand” means Cash in an amount equal to $4,800,000.

“Minor Loss” has the meaning set forth in Section 6.22(a).

“Notice” has the meaning set forth in Section 9.4.

“Notice of Disagreement” has the meaning set forth in Section 3.5(c).

“Offered Employees” has the meaning set forth in Section 6.10(b).

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including any certificate and/or articles of incorporation or organization, certificate of formation, by-laws, partnership agreement and operating agreement), in each case, as amended through the date hereof.

“Other Property” means the hospitality and/or casino properties (other than the Company Property) owned or operated by Seller or its Affiliates as of the Closing Date.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Real Property” has the meaning set forth in Section 4.7(a).

“Parent Matter” has the meaning set forth in Section 6.6.

“Parties” means Buyer, Seller, the Company and LDC (for the limited purposes specified herein), and each is a “Party”.

“Permits” has the meaning set forth in Section 4.10(a).

“Permitted Liens” means: (a) those Liens set forth on Schedule 1.1(f); (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for maintenance, repairs or improvements to the Company Property that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (c) other than with respect to Owned Real Property, Liens arising under original purchase price conditional sales contracts, or capital leases, for personal property with third parties entered into in the ordinary course of business consistent with past practice; (d) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate Proceedings and are listed on Schedule 1.1(f); (e) Liens created by Buyer or its Affiliates or expressly approved in writing by Buyer; (f) zoning and subdivision ordinances and other Laws that do not materially impair the use of such property or assets for the purposes for which they are held and currently used or occupied; (g) the Company Lease and in the case of capital leases, capital leases related to assets in use by the Company that are listed on Schedule 1.1(f); (h) rights of tenants, as tenants only, and rights of guests or others in possession or holding reservations provided in the ordinary course of the Business for future use or occupancy of the Company Property; (i) with respect to Intellectual Property, licenses made in the ordinary course of business consistent with past practice; (j) easements, leases, covenants, conditions, restrictions, reservations or other rights of others in, or other imperfections of title or encumbrances, whether or not shown in the public record, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Company Property or the Company’s assets in the conduct of the Business as currently conducted; (k) only with respect to those parcels of the Owned Real Property and Leased Company Property addressed by the Pro-forma Title Insurance Policies, matters disclosed on the Pro-forma Title Insurance Policies; (l) only with respect to the Additional Owned Real Property, matters disclosed on the Additional Pro-forma Title Insurance Policies; (m) matters that would be disclosed by a complete survey of the Owned Real Property and Leased Company Property; (n) mineral rights in the Owned Real Property to the extent severed from the surface rights; (o) any Liens securing any type of Indebtedness of Seller or any of its Affiliates (including the Company) to the extent such Liens will be released and the obligations associated with such Liens satisfied at or prior to Closing, and (p) in the case of any Equity Interests or other interest disclosed on Schedule 4.4(c) only, Permitted Liens shall only include (i) any state and federal securities Laws restrictions, (ii) any restrictions contained in the Organizational Documents of the Company (as they exist currently) and (iii) the matters described in clause (o) of this definition.

“Person” shall be construed in the broadest sense possible and means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personal Identifying Information” means data or information that is considered to be personally identifiable data or information under applicable Law, in each case which is collected, stored or used by the Company in the conduct of the Business as currently conducted.

“Players List” means a copy of information pulled from the Customer Database, in the electronic format described on Schedule 3.6(a)(vii), containing information with respect to (i) those former and current customers of the Company, including, to the extent such information is contained in the Customer Database, their names, all contact information available and information, if any, with respect to their consumption and gambling tendencies who are listed in the Customer Database as of 5:00 p.m. Central Time on the day immediately prior to the Closing Date as having gambled or wagered at the Company Property in the twelve (12) months preceding the day immediately prior to the Closing Date (the “Recent Players”) and (ii) those former and current customers of the Company, including, to the extent such information is contained in the Customer Database, their names, all contact information available and information, if any, with respect to their consumption and gambling tendencies who are listed in the Customer Database as of 5:00 p.m. Central Time on the day immediately prior to the Closing Date as having gambled or wagered exclusively at the Company Property but not at any Other Properties in the twenty-four (24) months preceding the day immediately prior to the Closing Date (the “Exclusive Players”).

“Potential Acquired Business” has the meaning set forth in Section 6.20(a).

“Pre-Closing Claim” means (a) the litigation and claims listed on Schedule 1.1(g), (b) any other third-party litigation or claims pending before any court, arbitration panel or tribunal as of the Closing Date to the extent arising out of the operations of the Company prior to the Closing, (c) any personal injury litigation or claims filed after the Closing Date but arising out of a personal injury that occurred at the Company Property prior to the Closing, or (d) any other third-party litigation or claims filed after the Closing Date, but only to the extent such litigation or claim filed after the Closing Date does not relate to or arise out of any facts or circumstances that are the subject of a representation or warranty contained in Article IV and to the extent arising out of the operations of the Company prior to the Closing; provided, however, that under no circumstances shall a “Pre-Closing Claim” include any litigation, claims or other Proceedings (including public hearings) (i) brought by Buyer or any of its Affiliates or Representatives or any other Person against (x) Seller or its Affiliates (other than the Company) or (y) Buyer or its Affiliates, (ii) arising out of, resulting from or relating to this Agreement or the transactions contemplated hereby or the negotiation, authorization, approval or execution hereof or thereof (including any such litigation or claims brought by a Governmental Entity or Gaming Authority), (iii) arising out of or resulting from any act or omission of Buyer or any of its Affiliates or Representatives, or (iv) other than as set forth in clause (c) above, filed after the Closing Date that relates to or arises out of any facts or circumstances that are the subject of a representation or warranty contained in Article IV (in which case Buyer’s sole remedy will be governed by Section 9.2(a)(i), subject to the limitations of Article IX).

“Pre-Closing Tax Period” has the meaning set forth in Section 10.1.

“Pro-forma Title Insurance Policies” means the pro-forma owner’s policy of title insurance attached hereto as Exhibit A.

“Proceeding” means any claim by any Person or any action, suit, litigation or proceeding before any Governmental Entity.

“Property Repairs” means those certain repairs set forth on Schedule 1.1(h).

“Proposed Closing Statement” has the meaning set forth in Section 3.5(a).

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property” means any land, leaseholds, easements and right-of-ways (including the demised premises subject to the Company Lease) and the structures, improvements, buildings, and fixtures located thereon.

“Realty Use Rights” has the meaning set forth in Section 4.7(b).

“Recent Players” has the meaning set forth in the definition of “Players List.”

“Registered Intellectual Property” means all issued patents, pending patent applications, registered trademarks and service marks, pending applications for registration of trademarks or service marks, registered copyrights, and pending applications for registration of copyrights, in each case owned, filed or applied for by or on behalf of the Company.

“Regulated Person” means Buyer and any Affiliate entity of Buyer required to file an application for licensure or suitability under applicable Gaming Laws in order to obtain the Gaming Approvals, and any individual who is a member, officer or director of Buyer or any Affiliated entity of Buyer required to file an application for licensure or suitability under applicable Gaming Laws in order to obtain the Gaming Approvals.

“Related Documents” means (i) the Transition Services Agreement, (ii) the Transitional IP License, (iii) the Trademark Assignment, (iv) the Domain Name Assignment, and (v) any certificate to be delivered by a Party to the other Party or Parties at the Closing pursuant to this Agreement.

“Release” means any “release” as defined to 42 U.S.C. § 9601(22).

“Released Party” and “Released Parties” have the meaning set forth in Section 6.13(a).

“Repair Credit” means an amount equal to (i) $2,000,000 less (ii) any out of pocket costs and expenses incurred by Seller or its Affiliates in connection with the Property Repairs; provided that, the Repair Credit shall in no event be an amount less than $0.

“Representatives” means, as to any Person, its officers, members, employees, agents, and advisors (including financial advisors, counsel and accountants).

“Required Licensees” has the meaning set forth in Section 5.9(c).

“Restricted Business” means operating any casino or other regulated gaming facility.

“Secretary” has the meaning set forth in Section 5.11(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meaning set forth in Section 9.2(b).

“Seller Insurance Policies” has the meaning set forth in Section 6.19(a).

“Seller’s Chips” has the meaning set forth in Section 3.4(a).

“Sovereign Immunity Waivers” has the meaning set forth in Section 12.19(d).

“Stay Bonus” or “Stay Bonuses” have the meaning set forth in Section 6.10(c).

“Straddle Period” has the meaning set forth in Section 10.1(b).

“Subject Real Property” has the meaning set forth in Section 6.22.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person).

“Surety Bonds” has the meaning set forth in Section 6.13(a).

“Survival Period” has the meaning set forth in Section 9.1.

“Target Working Capital” means $766,000.

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment or windfall profits taxes, alternative or add-in minimum taxes, customs duties or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority on such Person.

“Tax Claim” has the meaning set forth in Section 10.2(a).

“Tax Returns” means, collectively, returns, declarations of estimated Tax, Tax reports, information returns and statements relating to any Taxes with respect to any income, assets or operations of the Company, including any schedule or attachment thereto and including any amendment thereof.

“Termination of Affiliate Contracts” has the meaning set forth in Section 6.11.

“Territory” means anywhere within a fifty (50) mile radius of the casino located at the Company Property.

“Third-Party Claim” has the meaning set forth in Section 9.5.

“Third-Party Intellectual Property” means Intellectual Property owned by any Person, other than Seller or the Company.

“Third-Party Obligations” has the meaning set forth in Section 12.18.

“Threshold” has the meaning set forth in Section 9.6(a)(ii)(x).

“Title Company” means First American Title Insurance Company.

“Title Reports” means a recent written commitment for title insurance with respect to any Owned Real Property or Leased Company Property, issued by a nationally recognized title insurance company and posted by Seller in the Data Room, together with a copy of the most recent vesting deed and copies of all documents of record identified in such commitment.

“Trademark Assignment” has the meaning set forth in Section 3.6(a)(x).

“Transaction Expenses” means (without duplication and solely to the extent any of the following obligations (i) has not been paid by the Company prior to the Closing and (ii) is not included as a current liability in the Working Capital) any and all (a) investment banking fees incurred by the Company in connection with the Transaction through arrangements made by Seller or the Company prior to the Closing, and (b) legal, accounting and other out-of-pocket expenses incurred by the Company in connection with the Transaction prior to the Closing, excluding any and all title insurance and survey costs and expenses that are to be borne by Buyer pursuant to Section 6.7(c) and any other costs and expenses for which Buyer is responsible under this Agreement.  For the avoidance of doubt, “Transaction Expenses” excludes any Transfer Taxes.

“Transaction” means the transactions contemplated by this Agreement at the Closing.

“Transfer Taxes” has the meaning set forth in Section 6.7(b).

“Transition Services Agreement” means the transition services agreement substantially in the form attached hereto as Exhibit B.

“Transitional IP License” means the transitional intellectual property license substantially in the form attached hereto as Exhibit C.

“Tribe” means the Pueblo of Laguna.

“Working Capital” means (a) the current assets (including Minimum Cash on Hand) of the Company set forth on Schedule 1.1(i), less (b) the current liabilities of the Company set forth on Schedule 1.1(i) (but excluding Transaction Expenses, the total amount of any Stay Bonuses, any intercompany Indebtedness and any costs and expenses for which Buyer is responsible under this Agreement), in each case as of close of business on the Closing Date and calculated pursuant to the Accounting Policies and in accordance with Section 3.5(b).  An example of the application of this Working Capital definition as of a hypothetical Closing Date is set forth on the model Estimated Closing Statement on Schedule 1.1(i).

1.2                               Rules of Construction.  Unless otherwise indicated, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.  Reference to any Law means such Law as amended, including the rules and regulations promulgated thereunder, in each case as in effect on the date hereof.  All references to “$” and Dollars shall mean United States currency unless otherwise specifically provided.  The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”  Unless otherwise specified, any reference to “days” shall refer to calendar days.  Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires.

ARTICLE II

PURCHASE OF EQUITY INTERESTS; CLOSING

2.1                               Purchase and Sale of Equity Interests.  On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from a Subsidiary of Seller, and Seller shall cause its Subsidiary to sell, assign, transfer and deliver to Buyer, the Equity Interests, free and clear of all Liens (other than Permitted Liens), in exchange for the consideration provided herein.

2.2                               Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mayer Brown LLP in Chicago, Illinois or such other place as Buyer and Seller may mutually agree, no later than the third (3rd) Business Day after all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their terms are intended to be satisfied at the Closing), or such other time as Buyer and Seller may mutually agree in writing (the date on which the Closing takes place being referred to herein as the “Closing Date”).  The Closing shall be effective as of the Effective Time.

ARTICLE III

PURCHASE PRICE

3.1                               Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at Closing, the aggregate consideration to be paid by Buyer to Seller for the Equity Interests shall be an amount equal to $134,500,000.00 (the “Enterprise Value”), subject to adjustment as provided in Sections 3.1, 3.3, 3.4 and 3.5 and as otherwise expressly adjusted in this Agreement (as adjusted, the “Purchase Price”).  On the terms and subject to the conditions of this Agreement, the Purchase Price shall be payable as follows:

(a)                                 Closing Payment.  At the Closing, Buyer shall pay to Seller (and/or a Subsidiary of Seller designated by Seller) an aggregate amount in cash, by electronic transfer of immediately available United States funds, to an account or accounts designated in writing by Seller, equal to the Closing Payment.  The “Closing Payment” means an amount equal to the following:

(i)                                     the Enterprise Value, plus

(ii)                                  the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, less

(iii)                               the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, less

(iv)                              the amount of the Deposit, less

(v)                                 the amount of the Repair Credit, plus

(vi)                              50% of the “Cash Collateral” as defined and described on Exhibit C of the Landlord Consent, less

(vii)                           the amount of such insurance proceeds, if any, payable to Buyer pursuant to Sections 6.22(a) or (b), less

(viii)                        the amount of such condemnation or eminent domain proceeds, if any, payable to Buyer pursuant to Section 6.22(c).

(b)                                 Application of Deposit.  At the Closing, the Deposit shall be credited against the payment of the Purchase Price, and Buyer shall have no further claim thereto.

(c)                                  Other Adjustments.  Any other adjustment to the Purchase Price payable under this Agreement shall be paid as and when required hereunder.

3.2                               Deposit.  Concurrently with the execution and delivery of this Agreement by the Parties, Buyer has paid to Seller an amount in cash, by electronic transfer of immediately available United States funds, to an account designated by Seller, equal to $20,000,000.00 (the “Deposit”).  The Deposit shall be held by Seller in a separate account and shall not be drawn upon until the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Article VIII.  If the Closing occurs, the Deposit shall be credited against the payment of the Purchase Price as provided in Section 3.1(b).  In the event of a termination of this Agreement, the Deposit shall be paid or retained as provided in Section 8.3.  For the avoidance of doubt, the Parties acknowledge and agree that payment by Buyer to Seller of the Deposit does not entitle Buyer or its Affiliates to any acquisition of control of the Company or the Company Property, such control remaining vested at all times with Seller until such time as the applicable Gaming Approvals have been obtained and the Closing occurs on the terms and subject to the conditions of this Agreement.

3.3                               Estimated Closing Statement.  At least ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth (a) Seller’s good faith estimate of the Working Capital as of close of business on the Closing Date (the “Estimated Working Capital”) in accordance with the Accounting Policies, (b) Seller’s good faith determination of the Closing Payment and the components thereof and (c) Seller’s good faith determination of the Repair Credit.  An example of the calculation of Working Capital is included in the example Estimated Closing Statement set forth on Schedule 1.1(i).

3.4                               Working Capital Calculation.

(a)                                 At the Effective Time, Seller shall conduct a cash count and the drop for one hundred percent (100%) of the Company’s gaming device “hoppers” as well as a count of the Company’s liability for all outstanding chips, tokens, tickets and similar cash equivalents (“Seller’s Chips”).  A Representative of Buyer may, subject to applicable Gaming Laws, if any, be present to observe such cash count, hopper drop count, and Seller’s Chips liability count if it so elects.  Such cash count, hopper drop, and Seller’s Chips count shall be conclusive and binding upon Seller and Buyer, absent manifest error, and shall be used in the preparation of Working Capital that is contained in the Proposed Closing Statement (it being understood that the aggregate value of all outstanding Seller’s Chips will constitute a current liability of the Company in connection with the calculation of Working Capital).  Within three (3) Business Days after the Closing Date, Seller shall provide Buyer a list of all outstanding Seller’s Chips in sufficient detail for Buyer to determine the type, number, and denomination of each of Seller’s Chips.

(b)                                 All of the Company’s utility (which shall include water, gas, electric, sewer, fuel and the like) meters shall be read, to the extent that the utility company will do so, during the daylight hours on the Closing Date (or as near as practicable prior thereto), with charges to that time accrued as a current liability for purposes of calculating Working Capital.  Prepaid utility charges shall be prorated on a per diem basis based upon the last available invoice therefor as of the Closing, and any prorated share thereof (which shall be determined on a per diem basis from the Closing to the end of the relevant period) shall be included as a current asset for purposes of calculating Working Capital that is contained in the Proposed Closing Statement.  Charges for utilities which are un-metered, or the meters for which have not been read on the Closing Date, will be accrued as a current liability of Working Capital as of the Effective Time.

(c)                                  The aggregate amount of all prepaid rents as of the Closing Date in respect of the Leased Real Property shall be prorated on a per diem basis as of the end of the Closing Date, with Seller receiving a credit for all such amounts applicable to the periods after the Closing Date as an accrued current asset for purposes of calculating Working Capital, and the aggregate amount of all accrued rents payable as of the Closing Date in respect of the Leased Real Property shall be prorated on a per diem basis as of the end of the Closing Date, with Seller bearing the cost for all such amounts applicable to periods prior to the Closing Date as an accrued current liability for purposes of calculating Working Capital.

(d)                                 The Parties acknowledge and agree, subject to Buyer’s obligations under Sections 6.7(c), 6.10(c) and 6.13 (and any other costs and expenses for which Buyer is responsible under this Agreement), that the only Indebtedness of Seller or the Company that will remain with and be the obligation of the Company following the Closing shall be the Indebtedness included in current liabilities on the Final Closing Statement.  All other Indebtedness of Seller or the Company for the pre-Closing period not included in the foregoing sentence shall remain the responsibility of Seller, other than, in each case, any and all Indebtedness of, or Indebtedness arranged by, Buyer or its Affiliates, whether or not the Company is an obligor or guarantor thereunder (collectively, the “Excluded Indebtedness”).

3.5                               Post-Closing Purchase Price Adjustment.

(a)                                 As promptly as practicable, but no later than forty-five (45) days immediately following the Closing Date, Buyer shall deliver to Seller a statement setting forth a good faith determination of the Working Capital as of the close of business on the Closing Date (the “Proposed Closing Statement”).  Buyer shall, and shall cause the Company and its employees and agents to, provide commercially reasonable assistance to Seller and its Representatives in their review of the Proposed Closing Statement and shall provide Seller and its Representatives access upon reasonable notice and at all reasonable times to the personnel, properties, books and records of the Company related to periods prior to and through the Closing Date for such purpose and for the other purposes set forth in this Section 3.5, in each case, without cost to Seller or its Representatives.

(b)                                 The Estimated Closing Statement (other than the Repair Credit), the Proposed Closing Statement and the Final Closing Statement shall be prepared in accordance with GAAP applied consistent with the Company’s past practices and subject to any principles, policies, methodologies, exceptions and procedures included in the annotations or other notes to the example Estimated Closing Statement in Schedule 1.1(i) (the “Accounting Policies”).  In calculating the component line items of Working Capital, no effect shall be given to (i) the Transaction or the financing thereof, (ii) any purchase accounting or other similar adjustments resulting from the consummation of the Transaction or (iii) any accrual with respect to Transaction Expenses.

(c)                                  In the event Seller disputes any matter set forth on the Proposed Closing Statement, Seller shall notify Buyer in writing of its objections on or before forty-five (45) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for Seller’s objections (a “Notice of Disagreement”).

(d)                                 During the fifteen (15) days immediately following the delivery of any Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement.  During such period, Buyer and Seller and their respective Representatives shall each have access to the other Party’s working papers, trial balances and similar materials prepared in connection with the other Party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be.  Any agreement between Buyer and Seller shall be set forth in a written resolution executed by Buyer and Seller.  The matters set forth in any such written resolution shall be final and binding on the Parties on the date of such written resolution.

(e)                                  If, at the end of such fifteen (15) day period specified in Section 3.5(d), Buyer and Seller have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, either Buyer or Seller may, after written notice to the other Party, submit to Deloitte (or if Deloitte is unavailable or unwilling to act, a mutually agreed nationally recognized public accounting firm that has not been engaged by either Party in the previous ten (10) years, the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of all matters that remain in dispute, which final resolution shall not be subject to collateral attack for any reason (other than fraud or manifest error) and shall be (i) in writing and signed by the Accounting Firm, (ii) within the range of the amount contested by Seller and Buyer, (iii) furnished to Buyer and Seller as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than forty-five (45) days (unless Buyer, Seller and Accounting Firm agree upon a later date) after such referral, (iv) made in accordance with this Agreement and the Accounting Policies and (v) conclusive and binding upon the Parties on the date of delivery of such written resolution.  Buyer, Seller and the Company agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form and shall cooperate fully with the Accounting Firm.  Each Party shall have an opportunity to make a submission to the Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination in an expeditious manner.  The procedure outlined in this Section 3.5(e) is referred to as the “Dispute Resolution Procedure”.

(f)                                   The Proposed Closing Statement shall become the “Final Closing Statement” (i) on the forty-sixth (46th) day following the delivery of the Proposed Closing Statement if a Notice of Disagreement has not been timely delivered by Seller to Buyer, (ii) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.5(d) or otherwise, on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (iii) with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 3.5(e).  The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

(g)                                  Buyer and Seller shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure, if any; provided, that each of Seller and Buyer shall pay fifty percent (50%) of the fees and expenses of the Accounting Firm.

(h)                                 If the Working Capital set forth in the Final Closing Statement (the “Actual Working Capital”) is greater than the Estimated Working Capital, Buyer shall pay to Seller the amount of such excess, within five (5) Business Days after the Final Determination Date, by wire transfer of immediately available United States funds.  If the Estimated Working Capital is greater than the Actual Working Capital, Seller shall pay to Buyer the amount of such excess, within five (5) Business Days after the Final Determination Date, by wire transfer of immediately available United States funds.

3.6          Deliveries at Closing.

(a)           At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)            an assignment agreement, substantially in the form attached as Exhibit D, to assign all of the Equity Interests to Buyer;

(ii)           (A) a copy, certified by the Secretary of Seller or Assistant Secretary of Seller, of the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the Related Documents, and consummation of the Transaction, and in each case such resolutions shall be in full force and effect and not revoked, (B) copies, certified by the Secretary or Assistant Secretary or Manager (or other equivalent officer) of the Company, of the resolutions of the Company’s Board of Directors or Managers (or other governing body) authorizing the execution and delivery of this Agreement and the Related Documents, and consummation of the Transaction, and in each case such resolutions shall be in full force and effect and not revoked; (C) a certificate of the Secretary or an Assistant Secretary or Manager (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of the Organizational Documents of the Company, and (D) the names and signatures of the officers (or other authorized Persons) of Seller and the Company authorized to sign this Agreement, the Related Documents and the other documents to be delivered hereunder and thereunder are true and correct on an attached incumbency certificate;

(iii)          the original membership interest books (if any) and company minutes books (or their equivalent) (if any), as applicable, of the Company;

(iv)          duly executed resignations effective as of the Closing Date from the directors and officers (or limited liability company managers) of the Company;

(v)           a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Seller;

(vi)          a counterpart of the Transitional IP License, duly executed by an authorized officer of Seller;

(vii)         a copy of the Players List in the electronic format described on Schedule 3.6(a)(vii), identifying the Recent Players and the Exclusive Players;

(viii)        a FIRPTA certificate in form consistent with Treasury Regulations Section 1.1445-2(b)(2)(iv) from Seller;

(ix)          a trademark assignment agreement, substantially in the form attached as Exhibit E (“Trademark Assignment”), duly executed by an authorized officer of Seller;

(x)           a domain name assignment agreement, substantially in the form attached as Exhibit F (“Domain Name Assignment”), duly executed by an authorized officer of Seller;

(xi)          such affidavits or instruments as the Title Company may reasonably require to issue final policies of the title insurance conforming in all respects with the Pro-forma Title Insurance Policies and Additional Pro-forma Title Insurance Policies (with any such affidavits to be executed by Seller); and

(xii)         to the extent received by Seller prior to the Closing, a copy of the executed estoppel certificate pursuant to Section 6.4(c).

(b)           At the Closing, each of Buyer and LDC shall deliver or cause to be delivered:

(i)            to Seller the Closing Payment as provided in Section 3.1(a);

(ii)           to Seller, a copy, certified by the Secretary of Buyer, of (A) the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the Related Documents, and consummation of the Transaction, and in each case such resolutions shall be in full force and effect and not revoked, (B) a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of the Organizational Documents of Buyer, and (C) the names and signatures of the representatives of Buyer authorized to sign this Agreement, the Related Documents and the other documents to be delivered hereunder and thereunder are true and correct on an attached incumbency certificate;

(iii)          to Seller, a copy, certified by the Secretary of LDC, of (A) the resolutions of the Board of Directors of LDC authorizing (1) the execution and delivery of this Agreement and the Related Documents, and consummation of the Transaction, and (2) LDC’s Sovereign Immunity Waivers in favor of Seller and each of the Seller Indemnified Parties and their respective Representatives for the enforcement of any obligation arising under the Agreement or the Related Documents to which it is a party by suit or other Proceeding, and in each case such resolutions shall be in full force and effect and not revoked, (B) a certificate of the Secretary (or equivalent officer) of LDC certifying that attached thereto are true and complete copies of the Organizational Documents of LDC, (C) the names and signatures of the representatives of LDC authorized to sign this Agreement, the Related Documents and the other documents to be delivered hereunder and thereunder are true and correct on an attached incumbency certificate, and (D) resolutions of the Tribe (as the shareholder of LDC) authorizing the execution and delivery of the Agreement and the Related Documents to which LDC is a party, and consummation of the Transaction, and in each case such resolutions shall be in full force and effect and not revoked;

(iv)          a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Buyer;

(v)           a counterpart of the Transitional IP License, duly executed by an authorized officer of Buyer;

(vi)          a counterpart of the Trademark Assignment, duly executed by an authorized officer of Buyer;

(vii)         a counterpart of the Domain Name Assignment, duly executed by an authorized officer of Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING SELLER
AND THE COMPANY

Except as otherwise set forth on the Schedules or in any documents referred to in the Schedules, Seller represents and warrants to Buyer, as of the date hereof, as follows:

4.1          Organization, Good Standing, Qualification and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana.  The Company has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on the Business as currently conducted.  The Company is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.

4.2          Authority; Execution and Delivery; Enforceability.  Each of Seller and the Company has all requisite corporate or limited liability company, as applicable, power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is, or is specified to be, a party and, assuming compliance with the HSR Act and subject to obtaining the consents and approvals and making the filings referred to in Section 4.3, to consummate the Transaction.  The execution, delivery and performance by Seller and the Company of this Agreement and the Related Documents to which it is, or is specified to be, a party and the consummation of the Transaction have been duly authorized by all necessary action on the part of each of Seller and each Company.  Each of Seller and the Company has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Related Document to which it is, or is specified to be, a party, and, assuming the due authorization, execution and delivery by all Parties or parties thereto (other than Seller and the Company), this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party, will after the Closing constitute its legal, valid and binding obligation, enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.3          No Conflicts; Consents.

(a)           Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement by Seller or the Company, nor the consummation of the Transaction, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of Seller, any Subsidiary of Seller or the Company, or (ii) assuming compliance with the HSR Act and assuming that the consents, approvals and filings referred to in Section 4.3(b) are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller, any

Subsidiary of Seller, the Company or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, require notice or consent under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company under any of the terms, conditions or provisions of any Material Contract to which the Company is a party, or by which the Company or any of its properties or assets is bound or affected, except for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or other events which, either individually or in the aggregate, would not reasonably be expected to be material to the Company.

(b)           Except as set forth on Schedule 4.3(b) and as otherwise provided in this Section 4.3(b), no Governmental Approval is required for or in connection with the execution and delivery by Seller or the Company of this Agreement and each Related Document to which each is or will be a party, and the consummation by Seller or the Company of the Transaction, other than (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the renaming or re-branding of the operations of the Business, occupational licenses or permits, or the consumption, sale or serving of alcoholic beverages or tobacco products, (iii) the consents, approvals and filings under the HSR Act, (iv) those the failure of which to obtain or make, individually or in the aggregate, would not (A) have a Material Adverse Effect or (B) materially impair the ability of Seller or the Company to perform their respective obligations under this Agreement and each Related Document to which each is, or is specified to be, a party and (v) those that may be required by Buyer or any of its Affiliates or key employees including under the Gaming Laws (which are the obligation of Buyer to obtain).

4.4          Capitalization; Subsidiaries.

(a)           Schedule 4.4(a) sets forth (i) the authorized membership interests or units of the Company, (ii) the issued and outstanding membership interests of the Company and (iii) the record holders of such issued and outstanding membership interests of the Company, which constitute all of the Equity Interests of the Company. The Equity Interests of the Company set forth on Schedule 4.4(a) have been duly authorized and validly issued and constitute all of the issued and outstanding equity interests in any Company.  Other than the membership interests set forth on Schedule 4.4(a), there are no other issued or outstanding membership interests of the Company.

(b)           Except for this Agreement, the Related Documents, and as set forth on Schedule 4.4(b), there are no outstanding options, warrants, rights, calls, agreements, whether written or oral, convertible securities, stock appreciation rights, phantom stock or other commitments or rights to purchase or acquire any unissued membership interests or any other securities from the Company.  Except as set forth on Schedule 4.4(b), all of the Equity Interests were issued in material compliance with applicable Law and were not issued in violation of any preemptive rights.  There are no voting rights, voting trust agreements, shareholder or member agreements (other than the limited liability company agreement of the Company), or any similar arrangements that impact the voting or ownership of the Equity Interests of the Company.

(c)           The Company does not have any direct or indirect Subsidiaries nor does it hold equity interests of any other Person.

(d)           All of the Equity Interests are owned of record and beneficially by IOC Holdings LLC, a Louisiana limited liability company, free and clear of all Liens, except the Permitted Liens.  Upon consummation of the Transaction contemplated by this Agreement, Buyer shall acquire all of the Equity Interests from IOC Holdings LLC, free and clear of all Liens, except the Permitted Liens.

4.5          Financial Statements; No Undisclosed Liabilities.

(a)           Schedule 4.5(a) contains the balance sheets of the Company as of April 26, 2015 and April 24, 2016 (the “Balance Sheets”), and the related statements of operations for the fiscal years then ended, in each case, as derived from the audited consolidating financial schedules of Seller (together with the Balance Sheets, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of the Company in accordance with GAAP consistently applied in all material respects (except (i) as may be indicated in the footnotes thereto and/or (ii) in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments).

(b)           Except as set forth on Schedule 4.5(b), the Financial Statements fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated, each in accordance with GAAP consistently applied (except (i) as may be indicated in the footnotes thereto and/or (ii) in the case of unaudited Financial Statements, for the absence of footnotes and for normal year-end adjustments).

(c)           Except as disclosed on Schedule 4.5(c) and except for (i) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) liabilities reflected in, reserved against or otherwise set forth on the most recent Balance Sheet or described in the notes thereto, the Company has no liabilities with respect to the operation and support of the Business that would be required by GAAP to be reflected in, reserved against or otherwise set forth on the most recent Balance Sheet of the Company or described in the notes thereto.

4.6          Personal Property.  The Company has good and valid title to, or a valid leasehold interest in, or other legal right to, all of the tangible assets and properties reflected on the most recent Balance Sheet or acquired subsequent thereto (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the most recent Balance Sheet), free and clear of all Liens, except Permitted Liens.  Notwithstanding anything contained in this Section 4.6, the representations contained herein do not concern intellectual property matters, which are the subject of the representations contained in Section 4.8.

4.7          Real Property.

(a)           Except as set forth on Schedule 4.7(a), the Company owns or has the right to occupy and use all Real Property owned or used in the Business.  Schedule 4.7(a) lists all Real Property which is owned by the Company (the “Owned Real Property”) and all Real Property leased to the Company (the “Leased Real Property”).  The Company has fee simple title to all the Owned Real Property owned by it, and to all buildings, structures and other improvements thereon and all fixtures thereto, free and clear of all Liens and encumbrances, subject only to the Permitted Liens.  The Company has a valid leasehold interest in each Leased Company Property pursuant to the applicable Company Lease, subject only to the Permitted Liens.  Prior to the date hereof, the Company has made available to Buyer correct and complete copies of the Title Reports, except that with respect to the Additional Owned Real Property, Seller has ordered Title Reports and expects to deliver the same to Purchaser within thirty (30) days of the date of this Agreement.  All of the Owned Real Property and Leased Company Property is free from any use or occupancy restrictions that would impair in any material respect their current use, except those imposed by the applicable Company Lease and by applicable zoning laws, ordinances and regulations, and any document referenced in the Title Reports, and from all special Taxes or assessments, except those generally applicable to other properties in the Tax districts in which such Owned Real Property or Leased Company Property is located or as otherwise disclosed by the Title Reports.  No options have been granted by Seller or its Affiliates to others to purchase, lease or otherwise acquire any interest in the Owned Real Property or in the Company’s leasehold interests in the Leased Company Property.

(b)           To the Knowledge of the Company, the Company Lease and any other Contracts that provide easements, rights of way, licenses and other non-ownership interests in Real Property in favor of the Company (together with the Company Lease, collectively the “Realty Use Rights”) are valid and in full force and effect in accordance with their terms.  Seller has posted in the Data Room copies of all documents (except for documents made available from the Title Company to Buyer) in Seller’s or its Affiliates’ possession evidencing the Realty Use Rights.  Except as set forth on Schedule 4.7(b), (i) all copies of the documents giving rise to the Realty Use Rights posted in the Data Room are correct and complete and (ii) Seller has posted in the Data Room a correct and complete copy of the Company Lease.  Except as set forth on Schedule 4.7(b), there is not under any Realty Use Right (x) any default (or, to the Knowledge of the Company, any claimed default) by the Company, or any circumstances or event which with notice or lapse of time, or both, would constitute a default by the Company and in respect of which the Company has not taken reasonable steps to prevent a default on its part from occurring, or (y) to the Knowledge of the Company, any existing default by any other party to any Realty Use Right, or any circumstances or event which with notice or lapse of time, or both, would constitute a default by any other party to any Realty Use Right.  Except as set forth on Schedule 4.7(b), the Company is lawfully in possession of all Leased Real Property, and all conditions precedent to the obligation of the Company to take possession and continue to occupy all Leased Real Property have been fulfilled.  Except as set forth on Schedule 4.7(b), there is no arrearage of rent under the Company Lease.  Except as set forth on Schedule 4.7(b), the Company Property is not subject to any licenses, concessions or amendments to any of the foregoing.  Except for any Affiliate Contracts that will be terminated as of the Effective Time, neither Seller nor the Company leases any portion of the Company Property to any Person.

(c)           Except as set forth on Schedule 4.7(c), the current use of and improvements on the Owned Real Property and the Leased Company Property and, to the Knowledge of the Company, the other Leased Real Property are in conformity in all material respects with all Laws, including all applicable zoning laws, ordinances and regulations and all restrictions arising under any document referenced in the Title Reports. Except as set forth on Schedule 4.7(c), there exists no outstanding notice of violation from or conflict or dispute with any regulatory authority or other Person relating to any Owned Real Property or the Leased Company Property, or the activities thereon.  Except as set forth on Schedule 4.7(c) or disclosed in the surveys made available to Buyer, all improvements on the Owned Real Property and the Leased Company Property are located within the lot lines (and within the mandatory set-backs from such lot lines established by zoning ordinance or otherwise) and not over areas subject to easements or rights of way, except to the extent that any encroachment with respect thereto would not impair in any material respect the rights of the Company to operate the Business thereon.

(d)           Except as set forth on Schedule 4.7(d), all requisite certificates of occupancy and other material permits or approvals required with respect to the improvements on any of the Owned Real Property and Leased Company Property and the occupancy and use thereof have been obtained and are currently in effect.

(e)           The Company has not received any notice or demand from the holder of any assignment, pledge or hypothecation of a Company Lease requiring that rents owed by the Company for any Leased Company Property are required to be paid to such holder.

(f)            No condemnation Proceeding is pending or, to the Knowledge of the Company, threatened which would impair in any material respect the occupancy, use or value of any Owned Real Property or Leased Company Property.

(g)           The Company has not received any written notice of any Proceeding pending for the adjustment of the assessed value of all or any portion of any of the Owned Real Property or Leased Company Property, and there was no abatement in effect with respect to all or any portion of the real estate taxes applicable to any of the Owned Real Property or Leased Company Property.

(h)           Solely to the extent Seller does not deliver to Buyer an executed estoppel certificate at Closing from the landlord of the Leased Company Property pursuant to Section 3.6(a)(xii) or to the extent such executed estoppel certificate does not address the subject matter of the following representations in this Section 4.7(h), Seller hereby represents and warrants to Buyer with respect to the Leased Company Property as of the Closing that, except as set forth on Schedule 4.7(h):

(i)            the Company is currently the lessee under the Company Lease, which is in a renewal term that commenced automatically under the Company Lease for five (5) years on March 25, 2015 and expires on March 24, 2020;

(ii)           the Company Lease is currently in full force and effect;

(iii)          the Company Lease is correctly and completely described in Schedule 1.1(b);

(iv)          the landlord under the Company Lease has not yet sent or received any notice of default or any notice for the purpose of terminating the Company Lease, nor to the Company’s Knowledge are there any existing circumstances or events which, but for the lapse of time or otherwise, would constitute a default by either the Company or the landlord under the Company Lease;

(v)           the current annual rental under the Company Lease is $2,038,477 per year; and

(vi)          to the Knowledge of the Company, the landlord under the Company Lease is not the subject of any bankruptcy, insolvency or similar proceeding in any federal, state or other court or jurisdiction.

To the extent any of the representations or warranties made in this Section 4.7(h) are duplicative of or conflict with any other representations or warranties made by Seller in Section 4.7, the representations and warranties in this Section 4.7(h), to the extent they become operative hereunder, shall supersede such other representations and warranties and shall control for purposes of this Agreement.

4.8          Intellectual Property.

(a)           Schedule 4.8(a) sets forth a list of all (i) Registered Intellectual Property and (ii) material unregistered trademarks and service marks owned by the Company.

(b)           With respect to material Intellectual Property owned by the Company, the Company owns (subject to previously granted rights and licenses) the right, title and interest in and to such Intellectual Property, free and clear of any Liens other than Permitted Liens.

(c)           To the Knowledge of the Company, the conduct of the Business as currently conducted does not infringe any Third-Party Intellectual Property. Except as set forth on Schedule 4.8(c), the Company has not received any written notice of any Proceedings pending or, to the Knowledge of the Company, threatened alleging that the Company is infringing upon any Third-Party Intellectual Property in the conduct of the Business as currently conducted, except for any such allegations that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(d)           To the Knowledge of the Company, no Person is infringing any material Intellectual Property owned by the Company, except for any such infringement that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(e)           Schedule 4.8(e) sets forth a list of all material trademarks, service marks and domain names owned by Seller and used in the Business that will not be available for use by the Company following the Closing, except to the extent as may be licensed in the Transitional IP License.

(f)            The representations and warranties contained in this Section 4.8 of the Agreement constitute the sole representations and warranties of the Seller and the Company with respect to intellectual property matters of the Seller or the Company.

4.9          Material Contracts.

(a)           Schedule 4.9 contains a list of each Contract (each, a “Material Contract”) to which, as of the date hereof, the Company is a party that:

(i)            expressly limits or restricts the ability of the Company to compete or otherwise to conduct the Business as currently conducted in any material manner or place, except those restrictions imposed under the Gaming License or under any applicable restrictions imposed by any Laws (including Gaming Laws);

(ii)           involves an obligation for borrowed money in excess of $100,000, or provides for a guaranty for borrowed money, letter of credit, comfort letter, surety or other bond in an amount in excess of $100,000 by the Company in respect of any Person other than the Company;

(iii)          creates a joint venture, limited liability company or partnership;

(iv)          involves payments by the Company in excess of $100,000 during any twelve (12) month period after the date hereof and cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(v)           provides for a lease of personal property involving payments by the Company in excess of $100,000 during any twelve (12) month period after the date hereof;

(vi)          relates to a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising in an amount in excess of $100,000 during any twelve (12) month period after the date hereof;

(vii)         is an employment agreement (other than at-will employment arrangements) or a Contract with an individual independent contractor or individual consultant (or similar arrangements) involving payments by the Company in excess of $100,000 during any twelve (12) month period after the date hereof with respect to such independent contractor or consultant and which employment agreement, independent contractor agreement or consultant agreement is not cancellable without material penalty or without more than ninety (90) days’ notice;

(viii)        is a collective bargaining agreements or Contract with any union;

(ix)          is with a customer or supplier that, in either instance, results in good or services rendered in an amount in excess of $100,000 per annum; or

(x)           is with Seller or any Affiliate of Seller (other than the Company).

Material Contracts shall not include any of the following: (A) Organizational Documents, (B) real property leases or Realty Use Rights described in Sections 4.7, (C) Contracts relating to commercial “off the shelf” software or (D) Contracts relating to employee benefits.

(b)           Except as set forth on Schedule 4.9, correct and complete copies of the Material Contracts, including all amendments and modifications thereto, in the possession of the Company or Seller have been made available to Buyer in the Data Room.  The Company has not received any written notice alleging a default or material breach under any Material Contract which has not been resolved.  Each Material Contract is valid, binding and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, the other parties thereto, except to the extent that (i) the failure to be so enforceable would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.10        Permits.

(a)           As of the date hereof, the Company holds and is in compliance in all material respects with all material certificates, licenses, permits, authorizations and approvals (“Permits”) required under any Laws for the conduct of the Business as currently conducted.  From April 27, 2014 until the date hereof, the Company has not received written notice of any Proceedings relating to the revocation or modification of any such Permits.

(b)           Schedule 4.10 lists all current Permits issued to the Company.

(c)           The Company and its directors, officers, employees, members and stockholders has and will have in full force and effect immediately prior to the Effective Time all material Governmental Approvals (including all Gaming Approvals and other authorizations under Gaming Laws other than the Closing Gaming Approvals or any other permits required by Buyer or its Affiliates) necessary for it to acquire, own, lease or operate its assets and properties and to carry on its business as now conducted, each of which is in full force and effect, and there has occurred no default, revocation or suspension under any such Governmental Approvals.

(d)           Neither the Company nor Seller has:  (i) ever applied for a casino, racing or other Gaming Approval in any state or other jurisdiction and been denied; (ii) ever obtained a Gaming Approval that was subject to a material condition, other than conditions customarily placed against all such Gaming Approvals in such state or other jurisdiction; (iii) experienced any revocation or failure to renew any such Gaming Approval; or (iv) withdrawn or not applied for any such Gaming Approval or renewal after being informed orally or in writing by any Governmental Entity that the Company would be denied such a license or renewal if it were applied for.

4.11        Taxes.

(a)           Except as set forth on Schedule 4.11(a): (i) as of the date hereof the Company and Seller have timely filed and will timely file all material Tax Returns required to be filed by them prior to the Closing Date (including any applicable extension periods), (ii) as of the time of filing the Tax Returns were correct in all material respects, and (iii) all Taxes shown to be due (before the Closing Date) on such Tax Returns have been paid.

(b)           Schedule 4.11(b) lists all income and franchise Tax Returns filed by the Company for Tax periods ended on or after December 31, 2012, and indicates those Tax Returns and any other Tax Returns filed by the Company for such periods for which the Company has received a written notice of audit by the applicable taxing authority, and indicates those Tax Returns that currently are the subject of such audits.  No statute of limitations has been waived and no extension of time during which a Tax assessment or deficiency assessment may be made has been agreed to, which waiver or extension is still outstanding with respect to any Tax liability of the Company.

(c)           All material Taxes that are required to be withheld or collected by the Company, including, without limitation, Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors or stockholders of the Company, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable Laws.

(d)           Neither the Company nor the Seller has received any written notice of deficiency or proposed adjustment for any amount of Tax that has been proposed, asserted or assessed by any taxing authority against the Company that has not been paid, settled or otherwise resolved.  There is no proceeding or audit now pending, proposed or, to the knowledge of the Seller, threatened against the Company with respect to any Taxes.  The Company has not been notified in writing by any taxing authority that any material substantive issues have been raised with respect to any Tax Return.  There has not been, within the past three calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company by any taxing authority.

(e)           The Company is not a party to any Tax sharing agreement under which any payment would be required to be made after Closing.

(f)            There are no Liens (other than Permitted Liens) for Taxes on any of the assets of the Company.

(g)           The Company is treated as a disregarded entity of Seller pursuant to Section 301.7701-3 of the Treasury Regulations.

(h)           Since January 1, 2012, neither Seller nor the Company has been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which is Seller) and the Company does not have any liability, either directly or as a result of being a disregarded entity, for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or under any similar provision of state, local or non-U.S. law).

(i)            Since January 1, 2012, the Company has not been a party to any “listed transaction”, as defined in Code Section 6707((c)(2)) and Section 1.6011-4(b)(2) of the Treasury Regulations.

Notwithstanding anything herein to the contrary, the representations and warranties in this Section 4.11 are the sole and exclusive representations and warranties of the Seller concerning Taxes.

4.12        Proceedings.  Except as disclosed on Schedule 4.12, as of the date hereof, (a) there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company (or by or against Seller or any Affiliate thereof and relating to the Company) that (i) involves a claim or potential claim of liability for the Company in excess of $100,000 or (ii) enjoins or seeks to enjoin any significant activity by the Company, (b) the Company is not subject to the provisions of any material judgment, order or decree applicable to the Business as currently conducted, and (c) there are no outstanding orders issued by a Governmental Entity and no unsatisfied judgments, penalties or awards against or affecting the Company or any Company’s properties or assets.

4.13        Benefit Plans.

(a)           Schedule 4.13(a) contains a list of the material Company Benefit Plans and every material Benefit Related Agreement.  Seller has delivered or made available to Buyer correct and complete copies of (i) all material Company Benefit Plans and Benefit Related Agreements or, in the case of any unwritten material Company Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan for which such a filing is required, (iii) the most recent favorable IRS determination letter with respect to each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code and (iv) the most recent financial statements and, to the extent applicable, actuarial reports for each Company Benefit Plan for which such statements and, to the extent applicable, reports exist.

(b)           Each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code is currently the subject of a favorable IRS determination letter to the effect that such Company Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter has been revoked or threatened, nor has any such Company Benefit Plan been amended since the date of its most recent favorable IRS determination letter that would reasonably be expected to adversely affect its qualified status under Section 401(a) of the Code or materially increase its costs.

(c)           No Company Benefit Plan is or was (i) subject to Title IV or Section 302 of ERISA, or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413 of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “welfare benefit fund” within the meaning of Section 419 of the Code or is or was funded by such a “welfare benefit fund.”

(d)           The Company has not engaged in any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan and, to the Knowledge of the Company, no other Person has engaged in any such prohibited transaction.  The Company has not breached any fiduciary responsibility with respect to any Company Benefit Plan and, to the Knowledge of the Company, no other Person has breached any fiduciary responsibility with respect to any Company Benefit Plan.

(e)           No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980B(f) of the Code or applicable Laws).

(f)            Except as could not reasonably be expected to result in liability to the Company, each Company Benefit Plan has complied in form and operation with the terms of such Company Benefit Plan, ERISA, the Code and all other Laws.

(g)           No claims (other than routine claims for benefits), lawsuits, governmental investigations or audits are pending, and to the Knowledge of the Company, none are threatened, involving any Company Benefit Plan or the assets of any Company Benefit Plan.

(h)           Except as set forth in Schedule 4.13(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (A) entitle any current or former director, officer, employee, consultant or service provider of the Company to any additional compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan or Benefit Related Agreement, or (C) result in any breach or violation of, default under or limit the right of the Company to amend, modify or terminate any Company Benefit Plan or any Benefit Related Agreement.

(i)            Section 280G of the Code will not limit the deduction for Federal income Tax purposes of any compensation or benefit paid or provided pursuant to any Company Benefit Plan in connection with the transactions contemplated by this Agreement.

4.14        Employee and Labor Matters.

(a)           Except as set forth on Schedule 4.14(a), there is no charge of or Proceeding as of the date hereof with regard to any unfair labor practice against the Company pending before the National Labor Relations Board.  There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the Knowledge of the Company, threatened against or involving the Company.  None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company.  To the Knowledge of the Company, no one has petitioned the National Labor Relations Board since April 26, 2015, and no one is now petitioning, for union representation of the Company’s employees.  Except as set forth on Schedule 4.14(a), as of the date hereof there are no currently pending or, to the Knowledge of the Company, unresolved employee claims with respect to the Company related to employment discrimination or any other Proceedings in connection with employee matters of the Company.

(b)           Except for failures to be in compliance that would not reasonably be expected to have a Material Adverse Effect, the Company is, and has been for the past two (2) years, in compliance with all Laws with respect to hiring, employment and termination of employment (including Laws regarding wage and hour requirements, tips, correct classification of independent contractors and of employees as exempt and non-exempt, work authorization status, discrimination in employment, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, employee health and safety, and collective bargaining).  Except as would not reasonably be expected to have a Material Adverse Effect, the Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(c)           The Company has made available to Buyer all written Contracts between the Company and any employee of the Company providing for employment (other than at-will employment) and written Contracts between the Company and any employee of the Company containing severance, change of control, non-competition, and/or non-solicitation provisions, in each case other than any severance, change of control, non-competition and/or non-solicitation pursuant to any policy of Seller or the Company or any of their standard employment documents signed by employees.

4.15        Absence of Changes or Events.  Except as set forth on Schedule 4.15 or in the Financial Statements, from April 24, 2016 until the date hereof, the Company has carried on the Business only in the ordinary course of business, consistent with past practice, and there has not been:

(a)           any event, occurrence or development that has had, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of any Organizational Documents of the Company;

(c)           any acquisition or disposition by the Company of any material asset or property other than in the ordinary course of business;

(d)           any declaration, setting aside or payment of any non-cash dividend or any other non-cash distributions in respect of any capital stock or membership interest of the Company;

(e)           any issuance of any equity interests of the Company or any direct or indirect redemption, purchase or other acquisition of any equity interests of the Company;

(f)            material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           imposition of any Lien (other than a Permitted Lien) upon the Company Property, Equity Interests or assets, tangible or intangible;

(h)           an event that would constitute, or with the passage of time would reasonably be expected to constitute, a Major Loss (whether or not covered by insurance) with respect to the Company; or

(i)            adoption, modification (except as required by applicable Law) or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Company, (ii) Company Benefit Plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral.

4.16        Compliance with Laws.

(a)           The current operations of the Company are being, and for the past two (2) years prior to the date hereof have been, conducted in compliance with all Laws in all material respects.  As of April 24, 2016 to the date hereof, there are no unresolved written notifications of any past failure to comply in any material respect with any Laws, and since April 26, 2015, the Company has not received a written notification of any asserted current or past failure to comply in any material respect with any Laws except for violations that have been previously resolved. Notwithstanding anything contained in this Section 4.16(a), the representations contained in this Section 4.16(a) do not concern real property, intellectual property, Taxes, employee benefits, employee and labor matters, or environmental matters, all of which are the subject of specific representations in Sections 4.7, 4.8, 4.11, 4.13, 4.14, and 4.17, respectively.

(b)           The Company is, and for the past two (2) years has been, in compliance, in all material respects with the Gaming Laws applicable to the Company and the Company Property.  Schedule 4.16(b) describes all fines (if any) paid by the Company in the past two (2) years to any Gaming Authorities in excess of $1,000 and all consent agreements (if any) entered into by the Company with any Gaming Authorities in the past two (2) years.  Other than routine matters in connection with updating disclosure obligations and matters in connection with obtaining Gaming Approvals, neither Seller, nor the Company, has received written notice of any pending investigation or review by any Gaming Authority with respect to Seller, the Company and their Affiliates, or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer and, other than routine matters in connection with updating disclosure obligations and matters in connection with obtaining Gaming Approvals, to the Knowledge of the Company, (a) no investigation or review is threatened, (b) no Gaming Authority has indicated any intention to conduct the same, and (c) there are no facts that, if known to a Gaming Authority, will or would reasonably be expected to give rise to any inquiry or investigation that would reasonably be expected to have any material and adverse effect on the Company, or to result in the revocation, limitation or suspension of a license issued to such Persons by an applicable Gaming Authority.  Other than routine matters in connection with updating of disclosure obligations and matters in connection with obtaining Gaming Approvals, neither Seller, the Company, or any of their Affiliates, nor, to the Knowledge of the Company, any director, officer, key employee or partner of any of them, has suffered a suspension or revocation of any license issued to such Persons by an applicable Gaming Authority.

4.17        Environmental Matters.  Except as set forth on Schedule 4.17:

(a)           Since April 24, 2016, neither the Company nor Seller has received any written communication from a Governmental Entity that alleges that (i) the Company is not in compliance with any Environmental Law, or (ii) the Company is or shall be named a potentially responsible party in connection with the presence or release of Hazardous Substances.

(b)           The Company is in material compliance with all Permits required under Environmental Laws to conduct the Business as currently conducted by the Company.

(c)           The Company is in material compliance with all Environmental Laws.

(d)           In connection with the conduct of the Business, the Company has not entered into or agreed to any court decree, order, or judgment relating to compliance with any Environmental Law or cleanup of Hazardous Substances under any Environmental Law.

This Section 4.17 contains the sole and exclusive representations and warranties of Seller regarding environmental matters, Environmental Laws and Hazardous Substances.

4.18        Potential Conflicts of Interest; Affiliate Contracts.

(a)           Except as set forth on Schedule 4.18(a), to the Knowledge of the Company, no officer or director of the Seller or the Company, and no immediate family member of any such officer or director (i) owns, directly or indirectly, any interest in (excepting not more than a five percent (5%) stock holdings in securities of publicly traded companies) or is an officer, director, employee or consultant of any Person that is a lessor of the Company; (ii) owns, directly or indirectly, in whole or in part, or maintains any direct or indirect interest in, any tangible or intangible property used by the Company and that is material to the Business; or (iii) is a party to any material Contract with the Company (except for employment agreements and Company Benefit Plans entered into in the ordinary course of business) or has received any loan, advance or investment from the Company, that has not been repaid in full prior to the date hereof.

(b)           Other than this Agreement, the Related Documents and any transactions or agreements contemplated hereby or thereby, all Contracts between the Company, on the one hand, and Seller or any Affiliate of Seller (other than the Company), on the other hand, are set forth on Schedule 4.18(b) (such Contracts set forth on Schedule 4.18(b), the “Affiliate Contracts”), and except as set forth on Schedule 4.18(b), the Affiliate Contracts are terminable by the Company at any time without penalty.  Except as set forth on Schedule 4.18(b), neither Seller nor any Affiliate of Seller (other than the Company) has any interest in or right to use (i) any assets of the Company used in the Business, (ii) any assets owned or leased by the Company or (iii) any physical assets located at the Company Property in excess of an aggregate value of $100,000.

4.19        Insurance.  Schedule 4.19 sets forth a true and complete list of all policies of fire, liability, workmen’s compensation, life, real and personal property, vehicular, directors and officers, property and casualty, umbrella liability, and other insurance held by the Seller with respect to the Company as of the date hereof.  All such policies are valid, binding and in full force as of the date hereof.  Seller and the Company are not in default with respect to its obligations under any of such insurance policies, nor have Seller or the Company received any notification of cancellation of any such insurance policies.

4.20        Brokers.  Except as set forth on Schedule 4.20, no agent, broker, investment banker or other firm or Person engaged by or acting on behalf of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transaction.

4.21        Data Breaches.  To the Knowledge of the Company, during the two (2) years prior to the date of this Agreement, the Company has not suffered a material data breach that resulted in the theft of any Personal Identifying Information of any Person that required the Company to provide notice of such breach to a Governmental Entity.

4.22        Books and Records.  Seller has posted in the Data Room all of the minute books and equity record books of the Company in the possession of Seller or the Company.

4.23        Disclaimer of Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER AND ITS AFFILIATES HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NO PERSON HAS BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATIONS OR WARRANTIES RELATING TO SELLER OR ANY OF ITS AFFILIATES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY BUYER OR ANY OTHER PERSON AS HAVING BEEN AUTHORIZED BY SELLER OR ANY OF ITS AFFILIATES.  BUYER SHALL ACQUIRE THE COMPANY WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise set forth on the Schedules, Buyer for all purposes of this Article V and, in the case of LDC, only to the extent LDC is identified in this Article V, represent and warrant, as of the date hereof, to Seller:

5.1          Organization, Good Standing, Qualification and Power.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  LDC is a federally chartered corporation duly organized, validly existing and in good standing under the Laws of the United States pursuant to 25 U.S.C. §477 et al., as amended, and the laws of the Tribe, and is wholly owned by the Tribe.  Buyer is wholly owned by HoldCo, which, as of the Closing, will be owned 50% by LDC and 50% by Eagle.  The sole general partner of Eagle is Eagle Holdings GP, LLC, and the sole limited partner of Eagle is the Tribe.  Buyer has all requisite power and authority to carry on its business as currently conducted and is duly qualified and in good standing to do business in each jurisdiction in which such qualification is necessary because of the nature of the business conducted by it, except where the failure to be so qualified would not (a) reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition or results of operations of Buyer or (b) prohibit or delay Buyer from consummating the Transaction.

5.2          Authority; Execution and Delivery; Enforceability.  Each of Buyer and LDC has all corporate power or company power, as applicable, and authority to execute, deliver and perform this Agreement (including the Sovereign Immunity Waivers and the Consents and Waivers) and the Related Documents to which it is, or is specified to be, a party and, subject to obtaining the consents and approvals and making the filings referred to in Section 5.3(b), to consummate the Transaction.  The execution, delivery and performance by each of Buyer and LDC of this Agreement and the Related Documents to which it is a party and the consummation of the Transaction have been or, prior to the Closing, will be duly authorized by all necessary corporate (or similar) action on the part of Buyer, LDC and the Tribe, and no further action by Buyer, LDC or the Tribe are required.  Each of Buyer and LDC has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Related Document to which it is, or is specified to be, a party, and, assuming the due authorization, execution and delivery by all Parties or parties hereto or thereto other than Buyer and LDC, this Agreement constitutes, and each Related Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.  LDC has all company power and authority and has obtained any and all consents and approvals necessary to execute, and perform its obligations under, any guarantee entered into in connection with this Agreement, including any guarantee under the Company Lease and in connection with LDC’s role as a guarantor of Buyer’s Third-Party Obligations under Section 12.18.  For the avoidance of doubt, no resolutions of the Tribe are necessary to authorize LDC to guarantee the obligations of any other Person as required in connection with this Agreement, including any guarantee under the Company Lease or in connection with LDC’s role as a guarantor of Buyer’s Third-Party Obligations under Section 12.18.

5.3          No Conflicts; Consent.

(a)           Neither the execution and delivery of the Agreement by Buyer or LDC nor the consummation of the Transaction, nor compliance by Buyer or LDC with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of Buyer, LDC or the Tribe, or (ii) assuming that the consents, approvals and filings referred to in Section 5.3(b) are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer, LDC or the Tribe or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Buyer or LDC under any of the terms, conditions or provisions of any Contract that is material to the Transaction, to which Buyer or LDC is a party, or by which Buyer or LDC or any of their respective properties or assets is bound or affected, except, in the case of Section 5.3(a)(ii), for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or other events which, either individually or in the aggregate, would not reasonably be expected to (x) result in a material adverse effect on the business, operations, properties, financial condition or results of operations of Buyer or LDC or (y) materially impair the ability of Buyer or LDC to perform its obligations under this Agreement and each Related Document to which it is, or is specified to be, a party.

(b)           Other than approvals in connection with the HSR Act filings, no Governmental Approval or consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any other Person is required for or in connection with the execution and delivery by each of Buyer or LDC of this Agreement and each Related Document to which it is a party, and the consummation by Buyer of the Transaction, other than (i) any approvals or filing of notices required under the Gaming Laws and (ii) the consents, approvals and filings set forth on Schedule 5.3.

(c)           To the Knowledge of Buyer, the Closing Gaming Approvals set forth on Schedule 1.1(a) constitute all of the Gaming Approvals that Buyer and its Affiliates are required to obtain under applicable Gaming Laws in order to consummate the Transaction.

5.4          Proceedings.  There are no (a) outstanding judgments, orders or decrees against Buyer, (b) Proceedings pending or, to the Knowledge of Buyer, threatened against Buyer or LDC or (c) investigations by any Governmental Entity that are pending or, to the Knowledge of Buyer, threatened against Buyer or LDC, that in each case if determined adversely would be reasonably expected to prevent, materially delay or otherwise interfere with or have any material adverse effect on the consummation by Buyer of the Transaction.

5.5          Brokers.  Except as set forth on Schedule 5.5, no agent, broker, investment banker or other firm or Person engaged by or acting on behalf of Buyer or any of its Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transaction.

5.6          Investment Intent.  Buyer understands that the Equity Interests may not be sold, transferred or otherwise disposed of, without registration under the Securities Act or a valid exemption from registration under the Securities Act and that in the absence of an effective registration statement covering the Equity Interests or a valid exemption from registration under the Securities Act, the Equity Interests must be held indefinitely.  Buyer is acquiring the Equity Interests for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer is an “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act.

5.7          Financial Ability to Purchase.

(a)           Buyer, on behalf of itself and its Affiliates, expressly acknowledges and agrees that its obligations under this Agreement, including its obligation to consummate the Closing, are not contingent upon its receipt of financing of any kind and that the only conditions precedent to the Closing are set forth in Article VII.  Upon consummation of the transaction contemplated hereby, Buyer and the Company will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.  Buyer has delivered to Seller duly executed, complete and accurate copies of certain commitment letters (the “Commitment Letter”) with Capital One, National Association or another Affiliate thereof (the “Lenders”), dated of even date herewith, pursuant to which such Persons have agreed, on the terms and subject to the conditions set forth therein, to provide Buyer with aggregate amounts that, together with the equity contributions of Eagle and LDC, will be sufficient to timely complete the Transaction contemplated herein (the “Financing”).  There are no conditions precedent or other contingencies related to the Financing other than as expressly set forth in the Commitment Letter and, subject to the satisfaction of such conditions, the Commitment Letter may not be revoked by the Lenders.  There are no other agreements, side letters or arrangements, written or oral, that would permit the Lenders to reduce the amount of Financing set forth in the Commitment Letter or that could otherwise adversely affect or delay the availability of the Financing.  Subject to the funding of the Financing set forth in the Commitment Letter in accordance with its terms, the aggregate proceeds of the Financing contemplated by the Commitment Letter shall be sufficient to enable Buyer, along with its own readily available resources (including the Initial Capital Injection), to pay the Purchase Price for the Equity Interests and consummate the transactions contemplated by this Agreement with respect to the Equity Interests and Company Property.

(b)           LDC has committed to provide, and to cause Eagle to provide, equity financing in an aggregate amount sufficient to close on the Transaction as contemplated herein.  Immediately prior to the execution of this Agreement, LDC has, and has caused Eagle to, irrevocably contribute equity of $15,000,000 and $42,000,000, respectively, in cash to Buyer, which Buyer currently holds free and clear of any and all Liens or other intercompany agreements (the “Initial Capital Injection”).  Eagle and LDC have, and at all times will have, cash on hand, the right and ability to call capital or the right and ability to draw cash from its line of credit, in either case in an amount sufficient to provide the equity financing necessary to timely complete the Transaction as contemplated herein at Closing.

5.8          Investigation.  Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Company operates, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded access to books and records, facilities and personnel of the Company for purposes of conducting a due diligence investigation, had the opportunity prior to the date hereof to physically inspect the Company Property, perform to its satisfaction structural, mechanical, electrical, plumbing and environmental inspections and tests and review the due diligence materials on the Company provided to Buyer by Seller in the Data Room.

5.9          Licensability of Licensing Affiliates; Required Licensees.

(a)           Schedule 5.9(a) sets forth a correct and complete list of each location where LDC, its Affiliates (other than Buyer) and/or their respective Representatives (collectively, the “Licensed Parties”) are licensed by any Gaming Authority to own or operate gaming facilities.  Buyer is a new entity formed for the purpose of consummating the Transaction and is not, as of the date hereof, licensed by any Gaming Authority to own or operate gaming facilities.  Each Licensed Party is in good standing in each of the jurisdictions in which such Licensed Party owns or operates gaming facilities.  To the Knowledge of Buyer, after discussion with each applicable Gaming Authority, there is no reason for the Gaming Authorities not to grant all required Gaming Approvals or refuse to grant any finding of suitability with respect to Buyer or its Affiliates.

(b)           Except as set forth on Schedule 5.9(b), to the Knowledge of Buyer, there are no facts, that if known to the Gaming Authorities, would (i) reasonably be expected to result in the denial, revocation, limitation or suspension of a Gaming Approval with respect to Buyer, any of its principals, Representatives or Affiliates, or any of its or their respective officers, directors, key employees or Persons performing management functions similar to an officer (such Persons, the “Licensing Affiliates”), (ii) reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary to obtain a Gaming Approval required to consummate the Transaction or (iii) reasonably be expected to negatively impact, or cause a delay under, any suitability proceeding required by a Gaming Authority to consummate the Transaction.

(c)           Schedule 5.9(c) sets forth each Licensing Affiliate that Buyer believes must obtain a Gaming Approval in order to consummate the Transaction (together, the “Required Licensees”).

(d)           To the Knowledge of Buyer, none of the Required Licensees has ever been arrested, detained, charged, indicted or convicted or pleaded guilty or nolo contendere or forfeited bail in connection with any criminal offense under the Laws of any jurisdiction, whether such criminal offense constitutes a felony or misdemeanor (except for traffic violations, the maximum possible punishment for which was a fine not in excess of five hundred dollars ($500)).

5.10        Compliance with Gaming Laws.  Other than routine matters in connection with updating of Licensing Affiliates’ disclosure obligations and matters in connection with obtaining Gaming Approvals, neither Buyer, its Affiliates, nor, to the Knowledge of Buyer, any Licensing Affiliate has received notice of any pending investigation or review by any Gaming Authority or other Governmental Entity with jurisdiction over any gaming operations of Buyer or its Affiliates with respect to Buyer, its Affiliates, any of the Licensing Affiliates or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer and, other than routine matters in connection with updating of Licensing Affiliates’ disclosure obligations and matters in connection with obtaining Gaming Approvals, to the Knowledge of Buyer, (a) no investigation or review is threatened, (b) no Gaming Authority or other Governmental Entity with jurisdiction over any gaming operations of Buyer or its Affiliates has indicated any intention to conduct the same, and (c) there are no facts that, if known to a Gaming Authority or other Governmental Entity with jurisdiction over any gaming operations of Buyer or its Affiliates, will or would reasonably be expected to give rise to any inquiry or investigation, or to result in the revocation, limitation or suspension of a license issued to such Persons by an applicable Governmental Entity.  Other than routine matters in connection with updating of Licensing Affiliates’ disclosure obligations and matters in connection with obtaining Gaming Approvals, neither Buyer, any of its Affiliates, nor, to the Knowledge of Buyer, any Licensed Party or director, officer, key employee or partner of a Licensed Party has suffered a suspension or revocation of any license issued to such Persons by an applicable Gaming Authority or other Governmental Entity with jurisdiction over any gaming operations of Buyer or its Affiliates.

5.11        Tribal Matters.

(a)           Federally Recognized Tribe. The Tribe is a federally recognized Indian tribe organized under 25 U.S.C. §476, Section 16 of the Indian Reorganization Act most recently pursuant to a Certificate of Constitutional Amendment Approval issued by U.S. Department of Interior, Assistant Secretary-Indian Affairs (the “Secretary”) dated October 29, 2012.

(b)           Charter Adoption.  The Tribe’s resolution approving the charter and by-laws of LDC under Section 17 of the Indian Reorganization Act (the “LDC Charter”) was duly and validly adopted by the Tribe’s governing body at a duly-called meeting on September 1, 1998, with a quorum present (the “Charter Adoption”) and the Secretary has issued a Certificate of Approval of the Charter with respect thereto on December 14, 1998. The Tribe’s governing body has ratified the LDC Charter on December 23, 1998 (the “Charter Ratification”).  Attached as Schedule 5.11(b) is a correct and complete copy of the LDC Charter.  The LDC Charter is currently in effect as a valid law of the Tribe.  None of the LDC Charter, Charter Adoption or Charter Ratification has been rescinded, revoked, surrendered, supplemented or amended in any way.

(c)           Corporate Power and Authority of Buyer.  LDC possesses all rights, powers and immunities as set forth in the LDC Charter, the execution or waiver of any of which delegated rights, powers and immunities requires no further action by its Board of Directors or by the Tribe’s governing body.  Under the LDC Charter, the governing body of LDC is its Board of Directors, which has full power and authority to bind LDC to the Agreement and Related Documents, and to grant enforceable waivers of sovereign immunity on behalf of LDC to the extent provided in the Agreement or the Related Documents without further action by the Tribe’s governing body or any other body.

(d)           Waiver of Sovereign Immunity. The provisions in this Agreement with respect to the waiver of sovereign immunity, the enforcement thereof and remedies for breach by Buyer or LDC, and the submission to the Laws and jurisdiction of the courts referred to in Sections 12.9, 12.10 and 12.11 (the “Consents and Waivers”), having been approved with respect to LDC by a resolution of the Board of Directors of LDC, will be, upon the execution of this Agreement, irrevocable and enforceable against LDC in accordance with their terms.  The Consents and Waivers have been duly authorized by LDC, are as of the date hereof and shall be as of the Closing Date, valid, binding and enforceable against LDC in accordance with their terms, are in effect as of the date hereof and the Closing Date, and are in compliance in all material respects with any Laws which are applicable to LDC.

(e)           Choice of Law. The choice of laws of the State of Delaware in the Agreement and the Related Documents does not violate or conflict with the Tribe’s Constitution and Bylaws, the organizational documents of the Tribe or LDC (including the LDC Charter), the Charter Adoption, Charter Ratification, or any agreement or Contract to which LDC is a party or bound or any other requirement of any Law, notwithstanding the fact that the execution and delivery of this Agreement or the Related Documents may have occurred on the Tribe’s reservation or the property of LDC.

5.12        Disclaimer of Other Representations or Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V AND IN SECTION 12.19 BUYER AND LDC DO NOT MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER AND LDC HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V AND IN SECTION 12.19, NO PERSON HAS BEEN AUTHORIZED BY BUYER OR LDC TO MAKE ANY REPRESENTATIONS OR WARRANTIES RELATING TO BUYER OR LDC OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND, IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY SELLER OR ANY OTHER PERSON AS HAVING BEEN AUTHORIZED BY BUYER OR LDC.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1          Conduct of Business.

(a)           Except as disclosed on Schedule 6.1, or with the written consent of Buyer (which consent shall not be unreasonably withheld or delayed) or as otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, the Company shall (x) use its commercially reasonable efforts to conduct the Business as currently conducted in the ordinary course in substantially the same manner as currently conducted and (y) shall not:

(i)            incur, create or assume any Lien on any of the assets of the Company that will remain in existence after the Closing, other than a Permitted Lien;

(ii)           sell, lease, license, transfer or dispose of any material assets of the Company, other than (A) payments of Cash, and sales or other transfers of inventory, in the ordinary course of business in connection with the operation of the Company Property (provided that, for the avoidance of doubt, the Company may pay intercompany payables on account of (I) services rendered by Seller or Affiliates of Seller provided for the benefit of the Company in the ordinary course of business and (II) personal property purchased by Seller or its Affiliates on behalf of the Company in the ordinary course of business, which personal property is remaining with the Company following the Closing), (B) sales of equipment, personal property and other non-current assets on commercially reasonable terms, in the ordinary course of business and in an amount not to exceed, individually $50,000 or in the aggregate, $200,000, and (C) leases and rentals in the ordinary course of business, which in each case shall be subject to Section 6.1(a)(v);

(iii)          incur or allow the Company to incur any Indebtedness for borrowed money, except (A) in the ordinary course of business though not to exceed, individually or in the aggregate, $1,000,000, and (B) Indebtedness under any credit facility of Seller or its Affiliates;

(iv)          other than renewals, modifications or amendments that can be terminated on not more than ninety (90) days’ notice without payment of any consideration by or any material obligation on the Company (A) modify, renew, suspend, abrogate or amend in any material respect any Material Contract or (B) reject, repudiate or terminate any Material Contract;

(v)           enter into any Contract which (A) expires later than the Closing Date (unless such Contract is terminable after the Closing Date by giving no greater than ninety (90) days’ notice, without the payment of any consideration for early termination); or (B) is between the Company, on the one hand, and any Affiliate of Seller, on the other hand; provided, however, that the Company may enter into the following Contracts without any consent from Buyer: (1) any reservations, advance booking contracts, room allocation agreements and banquet facility and service agreements entered into in the ordinary course of business; and (2) any purchase order in the ordinary course of business;

(vi)          amend or terminate any of the Organizational Documents of the Company;

(vii)         (A) authorize or issue any equity interests in the Company; or (B) cancel, redeem or repurchase any of the equity interests of the Company;

(viii)        (A) award or increase any bonuses, salaries or other compensation of any officer, director or management employee of the Company, except as required by Law or an existing Contract, in accordance with the provisions of the Annual Bonus Arrangement, or in connection with annual performance reviews, (B) except as required by Law or the terms of the applicable plan, agreement, policy or arrangement, pay or agree to pay or increase any pension, retirement allowance, severance or other employee benefit not already required or provided for under any existing plan, agreement, policy or arrangement to any employee or former employee of the Company, or (C) except as required by Law, amend in any respect any Company Benefit Plan with respect to any employee of the Company; provided, however, that the Company or an applicable Affiliate may establish annual bonus arrangements for employees of the Company for fiscal year 2018 with terms and conditions that are substantially comparable in the aggregate to the terms of the applicable bonus arrangements for such employees for fiscal year 2017;

(ix)          fail to maintain all existing insurance coverage relating to the Company or its assets; provided, however, that in the event such coverage shall be terminated or lapse, to the extent available at reasonable cost, the Company may procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

(x)           settle any Proceeding that would result in the Company being enjoined in any respect material to the Business, provided that all expenses of any such settlement shall be the responsibility of Seller, even if payments are to be made following the Closing;

(xi)          fail to pay any Indebtedness, Taxes or other material obligations of the Company as they become due and payable;

(xii)         fail to maintain any material Permit necessary for the operation of the Company immediately prior to the Closing;

(xiii)        decrease the number of gaming positions at the Company Property by more than five percent (5%) of the number of gaming positions at the Company Property on the date hereof;

(xiv)        substantially decrease the number of staffing positions at the Company Property;

(xv)         fail to maintain (or cause to be maintained) the Company Property, including its personal property, in substantially similar condition as such Company Property (and personal property) exists on the date hereof (ordinary wear and tear excepted), including failing to make (or causing to be made) all reasonable repairs (or, if unable to be repaired or commercially reasonable conduct would require replacement, replacements) from time to time, in each case in the ordinary course of the business of the Company consistent with its past practice; provided, however, the foregoing shall not apply to those certain Property Repairs which will be handled in accordance with Section 6.24;

(xvi)        authorize or enter into any agreement or commitment to do any of the foregoing.

(b)           Notwithstanding anything to the contrary contained in this Agreement:

(i)            (A) All checking accounts, bank accounts, deposit accounts, certificates of deposit (or other cash collateral returned or received with respect to a certificate of deposit), time deposits, securities and uncashed checks received by the Company on or prior to the Closing Date and all interest and dividends thereon, in each case to the extent not included in the current assets of the Company on the Final Closing Statement;  (B) to the extent not included in the current assets of the Company on the

Final Closing Statement, all Cash received by the Company or Buyer after the Closing to the extent related to the conduct of the Business, the ownership, operation or use of the assets of the Company prior to the Closing Date, or the return of any certificates of deposit (or other cash collateral returned or received with respect to a certificate of deposit) posted by Seller or its Affiliates in connection with the operation of the Business prior to the Closing, in each case are specifically excluded from the transactions contemplated by this Agreement and, in the case of assets described in Section 6.1(b)(i)(A), shall be retained by Seller following the Closing and, in the case of assets described in Section 6.1(b)(i)(B), shall be promptly remitted by the Company to Seller after the Closing; and (C) all Cash received by the Seller or its Affiliates after the Closing to the extent related to the conduct of the Business or the ownership, operation or use of the assets of the Company after the Closing Date are specifically excluded from the transactions contemplated by this Agreement and, in the case of assets described in Section 6.1(b)(i)(C) that come into Seller’s possession following the Closing shall be promptly remitted by the Seller to the Buyer or the Company, as directed by Buyer, after the Closing;

(ii)           From time to time prior to the Closing, Seller may sweep Cash from the accounts of the Company, including causing the Company to make any distributions or dividends in furtherance thereof and, immediately prior to the Closing, Seller shall cause the Company to dividend to Seller all Cash described in Section 6.1(b)(i)(A) (other than the Minimum Cash on Hand);

(iii)          All Excluded Software and Isle Trademarks (other than the trademarks subject to the Trademark Assignment) are specifically excluded from the transactions contemplated by this Agreement and shall be retained by Seller following the Closing;

(iv)          The Customer Database is excluded from the transactions contemplated by this Agreement and shall be retained solely by Seller, subject to Seller’s obligations to deliver a copy of the Players List at the Closing pursuant to Section 3.6(a)(vii);

(v)           Seller may pay or otherwise settle, or cause the Company to pay or otherwise settle, any intercompany balances among the Company, on one hand, and Seller or its Affiliates, on the other hand, up until the completion of the Closing;

(vi)          Seller may assign, amend or terminate any enterprise-level Contract or any intercompany Contracts or transactions, including terminating any management agreements with the Company; and

(vii)         Seller may remove from the Company Property any Excluded Software, the Customer Database, or any items containing any Isle Trademark or take any other action reasonable required to prepare the Company Property to transition to the Buyer in connection with the Transaction, including executing any assignments by the Company in favor of Seller with respect to any assets, properties or rights being retained by Seller pursuant to this Agreement.

6.2          Access to Information and the Property.

(a)           Upon reasonable notice, and subject to Laws related to the exchange of information (including applicable Gaming Laws and antitrust Laws), Seller and the Company shall, and Seller shall cause its Subsidiaries to, afford Buyer and Buyer’s Representatives reasonable access, during normal business hours during the period from the date hereof until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Closing, to the Company and its assets, personnel, premises, books and records and Contracts related to the operation of the Business at the Company Property (but excluding any Tax Returns not solely related to the Company), and, during such period, Seller and the Company shall, and Seller shall cause its Subsidiaries to, furnish promptly to Buyer material information concerning the operation of the Company Property and concerning the employees located at the Company Property (with the exception of the General Manager of the Company) as Buyer may reasonably request; provided, however, that (i) Buyer shall not initiate contact with employees of Seller or the Company, other than Seller’s Vice President of Finance and Strategy and individuals designated in writing by Seller, without the prior written consent of Seller; (ii) Buyer’s Representatives shall not be entitled to perform any further environmental assessments or testing: provided, however, that if a Phase I report for the Owned Real Property and Leased Company Property is not, or is not reasonably expected to be, dated within 180 days of the Closing Date, then Seller, upon Buyer’s written request and at Buyer’s sole cost and expense, shall promptly order an update to such Phase I reports indicated in Buyer’s request using the same consultant that prepared the initial Phase I reports, and each such Phase I update shall include reasonable rights of reliance for Buyer and the Lenders subject to any applicable reliance fee and a reliance letter in a form acceptable to such consultant; (iii) Buyer shall not unreasonably interfere with the operation and support of the business located at the Company Property; (iv) Seller shall not be required to provide access to any materials if the same would be expected to jeopardize an attorney-client, attorney work product or similar legal privileges in favor of Seller or its Affiliates, so long as legal counsel has provided written confirmation to the Seller that such materials should not be provided to Buyer and such materials are not material to the operation of the Business post-Closing; (v) Seller shall not be required to provide access to any consolidated, unitary or combined Tax Returns that include the Company; and (vi) in no event shall the results of Buyer’s review of any information or Buyer’s satisfaction therewith be a condition to Buyer’s obligations hereunder, it being the intent of Buyer to purchase the Company Property on an “As Is, Where Is” basis, subject to any right of Buyer to terminate this Agreement pursuant to Section 8.1; provided, further, that Seller shall not be required to make the Customer Database (at any time) or the Players List or any portions thereof (prior to Closing) available to Buyer or its Representatives; provided, further, that Seller shall not be required to make available any information related to Seller’s other operations, businesses and properties other than the Company Property.

(b)           For a period of seven (7) years after Closing, upon reasonable written notice, which notice must contain valid reasons for request, Buyer shall furnish or cause to be furnished to Seller, and Seller shall furnish or caused to be furnished to Buyer, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Business or Company Property for the period prior to the Closing.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other similar proceeding involving the business conducted by the Company for the period prior to the Closing.  To the extent permitted by Law, Buyer shall retain the books and records of the Company for a period of seven (7) years after Closing.  Notwithstanding the generality of this Section 6.2(b) and Section 6.2(c), the preservation of and access to books and records relating to Taxes shall be as set forth in Section 10.5.

(c)           Prior to the Closing Date, Seller may implement any changes to its systems or services that are used by Seller to provide services to the Business prior to the Closing Date in order to limit or prevent access by Buyer or the Company after the Closing Date, including placing information used in the operation or support of the Business in separate data files from data files containing other information.  To the extent that there is any data, files or other information that is excluded from that which is provided to Buyer and the Company at Closing, upon written request from Buyer after the Closing, which notice must contain valid reasons for the request, Seller shall, subject to Section 12.17, furnish or cause to be furnished to Buyer, as promptly as practicable, such requested information and assistance (to the extent within the control of such Party) reasonably requested by Buyer relating to the Business or Company Property for the period prior to the Closing; provided, however, that Seller shall not be required to furnish any information in connection with any dispute between the Parties.

6.3          Confidentiality.  Each of Buyer and LDC acknowledges that the information previously provided and being provided to it in connection with the Transaction, including all information provided in accordance with Section 6.2, is being provided pursuant to the terms of a letter agreement dated as of October 28, 2015 by and between LDC and Seller (the “Confidentiality Agreement”).  Each of Buyer and LDC acknowledges that it is and shall remain subject to the terms of the Confidentiality Agreement, which terms are incorporated herein by reference.  Without limiting the generality of the foregoing, each of Buyer and LDC shall keep all material correspondence between the Louisiana Gaming Control Board, on the one hand, and Seller or the Company, on the other hand, relating to the compliance by the Company with the rules and regulations of the Gaming Authorities and the terms of their respective Gaming Approvals with respect to the Company strictly confidential and shall not disclose such information to any Person for any purpose, except as may be required by Law, following consultation with legal counsel.

6.4          Efforts to Consummate Generally.

(a)           Subject to the terms and conditions of this Agreement and Section 6.5, each Party (including LDC) shall use its reasonable best efforts to cause the Closing to occur as soon as possible after the date hereof, including satisfying the conditions precedent set forth in Article VII within the control of such Party, defending against any Proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transaction, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and non-appealable, vacated or reversed.

(b)           Without limiting the generality of Section 6.4(a), each Party (including LDC) shall use reasonable best efforts to cooperate with the other to assist in obtaining the consents, orders, authorizations and approvals set forth on Schedule 7.3(d), including participating in discussions and meetings with any Governmental Entity or any other third party from which the foregoing consents, orders, authorizations and approvals are required and providing the Company and/or any third party with any information or documentation that such Person may reasonably request in connection with obtaining the foregoing consents, orders, authorizations and approvals; provided, however, that in each case, such efforts shall not require Seller or any of its Affiliates (other than the Company) (x) to provide any credit support or guarantee or otherwise remain secondarily or contingently liable to obtain any such permit or consent, (y) to pay any monies or provide any other financial accommodation in connection therewith that is not already contractually required as part of the Contract pursuant to which consent is required, or (z) to threaten or commence any litigation or other Proceeding.

(c)           Upon Buyer’s written request, Seller and its Affiliates shall use commercially reasonable efforts to obtain an estoppel certificate from the landlord of the Leased Company Property, dated within thirty (30) days of the Closing Date, in a form reasonably acceptable to Seller and Buyer and substantially similar to the form required to be delivered by the Landlord Consent; provided, however, that in each case, such efforts shall not require Seller or any of its Affiliates (i) to pay any monies or provide any other financial accommodation in connection therewith that is not already contractually required as part of the Company Lease pursuant to which such estoppel certificate has been requested, or (ii) to threaten or commence any litigation or other Proceeding.  For the avoidance of doubt, the Parties acknowledge and agree that (x) obtaining such estoppel certificate is not a condition to the Closing, (y) Seller’s failure to obtain any estoppel certificate shall not be considered a breach of any term, covenant or condition in this Agreement and shall not in any way affect any rights or obligations of any of the Parties under this Agreement, and (z) neither Seller nor its Affiliates shall have any liability whatsoever to Buyer or its Affiliates arising out of or relating to the failure to obtain any such estoppel certificate; provided, however, that nothing in the immediately preceding clause (z) shall affect the liability of Seller or its Affiliates for any breach of warranty set forth in Article IV of this Agreement or for a breach of, or failure to fulfill, the covenants set forth in Section 6.1(a).

(d)           Seller and the Company shall cooperate with Buyer, at Buyer’s sole cost and expense, in providing any information or documentation reasonably requested by any lenders financing the purchase of the Company by Buyer, including, if necessary, providing audited financial statements, to the extent available, if required by Buyer’s lenders.

6.5          Regulatory Matters and Cooperation.

(a)           Buyer, LDC and Seller shall, and shall cause their respective Affiliates to, reasonably cooperate with each other and use their reasonable best efforts to (i) obtain from Governmental Entities all consents, licenses, permits, waivers, approvals, authorizations or orders, including under the HSR Act and under Gaming Approvals, required to be obtained or made by Seller or Buyer or any of their respective Affiliates or any of their respective Representatives in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, as required under any applicable antitrust laws, including the HSR Act, to obtain the Governmental Approvals, and to comply with the terms and conditions of all such Governmental Approvals; provided, however, that in each case, such efforts shall not require Seller or any of its

Affiliates (x) to provide any credit support or guarantee or otherwise remain secondarily or contingently liable to obtain any such permit or consent, (y) to pay any monies or provide any other financial accommodation in connection therewith, or (z) to threaten or commence any litigation or other Proceeding.  With respect to all filings, the Parties shall, and shall cause their respective Affiliates to, act diligently and promptly to pursue the Governmental Approvals, including filing such additional applications, supplemental information and documents as may be required or requested by a Governmental Entity, and shall reasonably cooperate with each other in connection with the making of all filings referenced in the preceding sentences, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, in each case, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws).  Notwithstanding anything in this Section 6.5(a) to the contrary, no Party or its Affiliates shall be required hereunder to furnish to the other Party any non-public financial information, proprietary information, personal information or other confidential information regarding the officers, directors, employees, partners, shareholders of it or any of its Affiliates if such information is submitted on a confidential basis to any Governmental Entity or members of their respective staffs, whether contained in the applicable disclosure forms, business entity forms or otherwise.  Buyer, LDC and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities to obtain the Governmental Approvals as promptly as possible.  Buyer, Seller and their respective Affiliates shall have the right to review in advance and, to the extent practicable, each will consult the other Parties on, in each case, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws), all the information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  Buyer, Seller and their respective Affiliates will notify the other Party promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other Party with copies of all correspondence between the notifying Party or any of its Representatives and Governmental Entities with respect to Governmental Approvals, subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws).  Subject to applicable Laws relating to the exchange of information (including antitrust laws and any Gaming Laws), Buyer, LDC and Seller shall, and shall cause their respective Affiliates to, promptly advise each other upon receiving (i) any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such Party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed or (ii) any communication from any Governmental Entity or any other Person (x) challenging or seeking damages in connection with the Closing or any other transaction governed by this Agreement or (y) seeking to restrain or prohibit the consummation of the Closing.

(b)           Without limiting the generality of Section 6.5(a), as soon as reasonably practicable, but no later than twenty (20) days, after the date of this Agreement, Seller and Buyer will prepare and file (i) required or necessary notification and report forms under the HSR Act and the rules and regulations promulgated thereunder with the Antitrust Authorities and

(ii) notifications, filings, registrations and other materials required or necessary under any other applicable antitrust laws, and will respond as promptly as practicable to all requests or inquiries received from any Governmental Entity for additional documentation or information.  All filing fees payable in connection with the notifications, filings, registrations or other materials contemplated by this paragraph will be paid by Buyer.

(c)           Without limiting the generality of Section 6.5(a), Buyer, LDC and their respective Representatives and Affiliates shall file, or cause to be filed, with all appropriate Gaming Authorities as soon as reasonably practicable, and in any event within thirty (30) days after the date of this Agreement or any date set by the Gaming Authorities or any other applicable Governmental Entity, whichever is earlier, all required initial applications and documents required to be filed in connection with obtaining the Governmental Approvals, including, (i) with respect to each of the Regulated Persons, a correct and complete application for licensure or suitability that complies with applicable Gaming Laws and (ii) for each Buyer financing source and its Affiliates and any related individual qualifiers that require approvals under applicable Gaming Laws.  If Buyer or its Affiliates determine or are otherwise made aware that any other Person must obtain Gaming Approval in order to consummate the transactions contemplated by this Agreement, as promptly as reasonably practicable (and in any event within five (5) Business Days of being made so aware) Buyer shall provide notice thereof to Seller and as promptly as reasonably practicable (and in any event within thirty (30) days) or by any date set by the Gaming Authorities, whichever is earlier, Buyer shall cause such Person to file with the Gaming Authorities a correct and complete application for licensure or suitability that complies with applicable Gaming Laws.  Buyer and LDC shall, and shall cause their respective Affiliates to, use their reasonable best efforts to promptly comply (and cause each such Person making an application to comply) with any request of the Gaming Authorities related to any such applications and to obtain approval of the Gaming Authorities for all such applications as promptly as reasonably practicable so as to enable the Closing to occur as soon as reasonably practicable (and in any event no later than the Outside Date).  Buyer and LDC shall, and shall cause their respective Affiliates to, keep Seller informed on a reasonably current basis and in reasonable detail of the status of all such applications.  The Parties acknowledge that Seller intends to file or cause to be filed this Agreement for approval by, and that this Agreement is subject to the approval of, the Gaming Authorities.

(d)           Without limiting the generality of Section 6.5(a), Buyer, LDC and their respective Affiliates agree to take promptly any and all steps and actions reasonably necessary to avoid or eliminate each impediment that may be asserted by any Governmental Entity or any other Person with respect to the transactions contemplated by this Agreement (including under the HSR Act and Gaming Laws) so as to enable the Closing to occur expeditiously, and in no case later than the Outside Date, including, as applicable, (i) providing information to such Persons, and (ii) proposing, negotiating, committing to, or effecting, by consent decree, hold separate order, or otherwise: (A) the sale, divestiture, winding down or disposition of, or holding separate (through the establishment of a trust or otherwise) of, such of Buyer’s and Buyer’s Affiliates’ (other than the Tribe itself) assets, properties, operations and businesses, or of the assets, properties, operations and Business of the Company; (B) the termination, modification, or extension of existing relationships and contractual rights and obligations of Buyer, Buyer’s Affiliates (other than the Tribe itself) or the Company with respect to relationships that involve the ordinary course provision of goods and services; and (C) the disassociation from any officer, director, employee and/or member of Buyer, LDC, Eagle or any of their respective Affiliates (except no member will be required to disassociate from the Tribe itself); provided, however, that with respect to clause (A) above, in no event shall Buyer or its Affiliates be required to (1) sell, divest, wind down or dispose of any of the casino properties listed on Schedule 6.5(d), (2) take any action that would result in a Material Adverse Effect on the Company, (3) take any action that would result in a material adverse effect on LDC, the Tribe, Buyer and the Company, taken as a whole, assuming for this purpose that Buyer has acquired the Equity Interests, or (4) take any illegal action.  In addition, Buyer and LDC shall, and shall cause their respective Affiliates to, oppose, through and including Proceedings on the merits (and any appeals with respect thereto), any claim asserted in any court or other forum by any Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing by the Outside Date.  Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, LDC or any of its Affiliates to agree to take any action that would violate LDC’s federal charter or otherwise cause LDC to lose its status as a federally charted corporation pursuant to 25 U.S.C. § 477.

(e)                                  This Agreement is subject to the Gaming Laws and the Liquor Laws.  Without limiting the foregoing, the Parties acknowledge that all rights, remedies and powers under this Agreement, including ownership and operation of the gaming facilities, and the possession or control of gaming equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Governmental Entities.  The Parties acknowledge and agree that the sale, assignment, transfer, pledge or other disposition of the Equity Interests is ineffective unless approved in advance by the Gaming Authorities, and that the Gaming Laws and regulations restrict the right under certain circumstances:  (a) to pay or receive any dividend or interest upon such security; (b) to exercise, directly or through any trustee or nominee, any voting right conferred by such security; or (c) to receive any remuneration in any form from the Company, for services rendered or otherwise.

6.6                               No Solicitation of Acquisition Proposals.  Subject to obligations imposed by Law, prior to the earlier of the Closing and the termination of this Agreement in accordance with Section 8.1, Seller and the Company shall not, and shall cause their Affiliates not to, directly or indirectly, through any of their Representatives (i) provide to any Person any confidential information concerning the Company, the Business or the Company Property in furtherance of an Acquisition Proposal, (ii) solicit or initiate or facilitate any Acquisition Proposal, (iii) enter into any Contract with respect to an Acquisition Proposal or (iv) engage in negotiations with any Person (or group of Persons) other than Buyer or its respective Affiliates in furtherance of an Acquisition Proposal.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended to prohibit or restrict any action by Seller or its Affiliates or Representatives with respect to any Parent Matter (including furnishing any information in furtherance of, entering into and participating in discussions or negotiations with respect to, recommending, otherwise seeking to facilitate or implement, or entering into a definitive agreement providing for or consummating, a transaction relating to any Parent Matter) and any such actions shall not in and of themselves whatsoever constitute a breach of this Agreement.  As used herein, “Parent Matter” means (i) any issuance or sale of debt or equity securities of Seller or its Affiliates (other than the Company), (ii) a merger, consolidation, share exchange, business combination or similar transaction involving Seller or its Affiliates other than directly involving the Company (provided, however, that any such Parent Matter shall not relieve Seller or its Affiliates of their respective obligations under this Agreement), or (iii) any sale, exchange or other disposition of any asset or property of Seller or its Affiliates other than any such transaction with an unaffiliated third party directly involving the Company, the Company Property, the Equity Interests or any assets of the Company.

6.7                               Expenses; Transfer Taxes.

(a)                                 Except as otherwise specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Related Documents and the Transaction shall be paid by the Party incurring such expense, it being understood and agreed that Buyer shall be solely responsible for any filing fees under the HSR Act.

(b)                                 Buyer and Seller shall equally bear the cost of all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes, real property transfer gains Taxes and any filing and recording fees) and related amounts (including any penalties, interest and additions to Taxes) incurred in connection with this Agreement, the Related Documents and the Transaction (“Transfer Taxes”).  The Tax Returns relating to such Transfer Taxes shall be timely prepared by the Party legally obligated to make such filing. The Parties shall cooperate to use commercially reasonable efforts to obtain any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

(c)                                  Buyer shall be responsible for and, to the extent paid by Seller or one of its Affiliates, reimburse Seller at Closing for the costs of all (i) title insurance (including any lender policies) incurred in connection with this Transaction, including any searches, examinations and related charges incurred in connection therewith, (ii) current surveys relating to the Owned Real Property or Leased Company Property and (iii) current Phase I reports for the Owned Real Property and Leased Company Property, including, if applicable, any update to such Phase I reports pursuant to Section 6.2(a)(ii).

6.8                               Publicity.  Each of Seller, Buyer and LDC shall agree on the form and content of any press release regarding the Transaction and thereafter until the Closing Date shall consult with each other before issuing, provide each other the opportunity to review and comment upon and use commercially reasonable efforts to agree upon, any press release or other public statement with respect to any of the Transaction.  Seller, LDC, Buyer and their respective Affiliates shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by Law (including the Securities Act, the Exchange Act and any Gaming Laws) or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, it being understood and agreed that Seller intends to file Current Reports on Form 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary herein, from the date hereof until the Closing Date, Seller or its respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Buyer (or LDC) and Seller and do not reveal non-public information relating to the other Party.

6.9                               Disclosures.  Each disclosure Schedule delivered pursuant to this Agreement shall be in writing and shall qualify this Agreement.  Descriptions of terms or documents summarized in the Schedules shall be qualified in their entirety by the documents themselves.  From the date hereof until the Closing Date, Seller may disclose to Buyer in writing (in the form of updated disclosure Schedules) any development, fact or circumstance arising after the date hereof causing a breach of any of the representations and warranties contained in Article IV and of any breach of the covenants in this Agreement made by Seller or the Company. Any updated disclosure Schedules shall amend and supplement the appropriate disclosure Schedules delivered on the date hereof and attached hereto; provided that, such disclosures shall not be deemed to amend and supplement the appropriate disclosure Schedules for purposes of the conditions to Closing set forth in Article VII or Buyer’s ability to terminate this Agreement pursuant to Article VIII. Upon the Closing, the delivery of any such updated disclosure Schedules will be deemed to have cured any misrepresentation or breach of warranty or covenant that otherwise might have existed hereunder by reason of such inaccuracy or breach and Buyer shall not have any claim (whether for indemnification or otherwise) against Seller or any of its Affiliates for any such breach or inaccuracy.

6.10                        Employee Matters.

(a)                                 As of the Closing Date, Buyer and its Affiliates (including, after the Closing, the Company) shall continue to employ all of those individuals who are immediately prior to the Closing Date employed by the Company (such individuals, the “Continuing Employees”) with compensation and benefits that are substantially similar in the aggregate to those in effect with respect to the Continuing Employees immediately prior to the Closing Date.

(b)                                 For a period of sixty (60) days following the date of this Agreement (unless Seller otherwise agrees in writing to extend such period) (such period, as may be so extended, the “Consultation Period”), Buyer may (i) interview at a reasonable time arranged through Seller’s Vice President of Finance and Strategy (and any individuals as may be designated in writing by Seller) and (ii) at Buyer’s election, make offers of employment, to those employees of Seller or its Affiliates (other than the Company) who are listed on Schedule 6.10(b) (the “Offered Employees”), which offers of employment, if any, shall comply with the terms and conditions of Section 6.10(a) as if the Offered Employees were Continuing Employees.  Any Offered Employee who accepts Buyer’s offer of employment during the Consultation Period shall be deemed to be a Continuing Employee as of the Closing Date for purposes of this Section 6.10.  Buyer shall reimburse Seller for the actual severance costs and expenses (excluding any Stay Bonuses), if any, incurred by Seller under any written employment agreement, severance plan or other arrangement providing for termination benefits with respect to any Offered Employee who accepts Buyer’s offer of employment.  From and after the Consultation Period until the date that is eighteen (18) months after the earlier of the date of any termination of this Agreement and the Closing Date, neither Buyer nor any of its Affiliates (including, after the

Closing, the Company) shall, directly or indirectly, employ or solicit for employment (or other provision of services), either as an employee, consultant, agent or representative, any Offered Employee who does not accept an offer of employment from Buyer during the Consultation Period (irrespective of whether Buyer makes an offer of employment to such Offered Employee).

(c)                                  As soon as practicable after the Closing Date (but in any event no later than two weeks following the Closing Date), Seller shall pay the amount indicated on Schedule A, if any, payable pursuant to those certain retention letter agreements identified on Schedule A as a result of the transactions contemplated by this Agreement (and any payroll and employment Taxes applicable thereto) (each, a “Stay Bonus” and, collectively, the “Stay Bonuses”).  For the avoidance of doubt, the liability for and obligation to pay any remaining unpaid portion of the Stay Bonuses (and any payroll and employment Taxes applicable thereto) shall be the responsibility of Buyer or one of its Affiliates (including, after the Closing, the Company) following the Closing and any portion of the Stay Bonuses payable by Buyer and its Affiliates shall be payable in accordance with the terms of the arrangements evidencing the applicable Stay Bonus and applicable Law.

(d)                                 Effective as of the Closing, all Continuing Employees shall cease to participate in all Company Benefit Plans.

(e)                                  To the extent applicable with respect to employee benefit plans, programs and arrangements that are established or maintained by Buyer for the benefit of Continuing Employees, Continuing Employees (and their eligible dependents) shall be given credit for their service with the Company and its Affiliates (including Seller) (i) for purposes of eligibility to participate, vesting and, for purposes of vacation and severance (but no other purpose), benefit accrual to the extent such service was taken into account under a corresponding Company Benefit Plan, and (ii) for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations; provided, however, that such service need not be credited in accordance with this Section 6.10(e) to the extent it would result in a duplication of benefits.

(f)                                   Without limiting the generality of any other provision of this Section 6.10 and for the avoidance of doubt:

(i)                                     If the Closing Date occurs after the last day of the Seller’s fiscal year ended April 23, 2017, Buyer shall cause the Company to assume liability for, and to pay to each Continuing Employee who is employed by the Company as and when due, the annual bonus to which the Continuing Employee is entitled under Seller’s annual performance bonus plan (the “Annual Bonus Arrangement”) for such fiscal year (to the extent not paid as of the Closing Date); provided, that an accrued liability in respect of such amounts is included on the Final Closing Statement.

(ii)                                  For the fiscal year in which the Closing Date occurs, Buyer shall cause the Company to pay to each Continuing Employee who is employed by the Company an annual bonus which is no less than the annual bonus that such Continuing Employee would have received under the Annual Bonus Arrangement for such fiscal year had the Closing Date not occurred; provided, that an accrued liability in respect of amounts accrued through the Closing Date is included on the Final Closing Statement.

(iii)                               Buyer shall cause the Company to provide severance payments and benefits to any Continuing Employee whose employment is terminated within ninety (90) days following the Closing Date which are no less favorable than the severance benefits that would have been paid to such Continuing Employee under Seller’s written severance plan as in effect on the Closing Date for a termination under comparable circumstances, a copy of which plan is set forth on Schedule 6.10(f)(iii).

(g)                                  Buyer agrees to indemnify, defend and hold harmless Seller from and against any loss, damage, liability, claim, cost or expense (including reasonable attorneys’ fees) that may be incurred by, or asserted against, Seller arising out of or relating to Buyer’s failure, if any, to comply with the Worker Adjustment Retraining and Notification Act or any similar state Laws with respect to the Continuing Employees.

(h)                                 Except for those Continuing Employees who are employed by Buyer or its Affiliates pursuant to this Section 6.10, Buyer agrees that for a period commencing on the date hereof and ending on the date which is eighteen (18) months after the earlier of the date of any termination of this Agreement and the Closing Date, it shall not (and shall cause its Affiliates not to), directly or indirectly, solicit or hire for employment or in any other capacity any individual who is currently, or at any time becomes, employed by Seller or any of its Affiliates (other than the Company subsequent to the Closing), until such individual has been separated from such employment for at least forty-five (45) days (and subject to the restrictions in Section 6.10(b)), unless Seller provides Buyer specific prior written consent.  For the avoidance of doubt, this Section 6.10(h) shall survive the termination of this Agreement.

(i)                                     Nothing in this Section 6.10, whether express or implied, shall confer upon any Person who is not a Party to this Agreement, including any Continuing Employee, any right to employment or recall, any right to continued employment, any right to compensation or benefits, or any other right of any kind or nature whatsoever and nothing contained herein shall be treated as an amendment of any Company Benefit Plan.

6.11                        Termination of Affiliate Contracts.  Seller shall, and shall cause its Affiliates (other than the Company), on the one hand, and the Company and its Affiliates, on the other hand, to terminate the Affiliate Contracts effective as of the Effective Time (the “Termination of Affiliate Contracts”); provided that, for the avoidance of doubt, with respect to any Affiliate Contracts that are enterprise-level Contracts maintained by Seller or its Affiliates (other than the Company), Seller shall terminate only the Company’s rights and obligations with respect to such Contracts.  The Termination of Affiliate Contracts shall be without liability or loss to the Company.

6.12                        Reservations; Chips; Front Money.

(a)                                 Reservations.  Buyer will honor the terms and rates of all reservations (in accordance with their terms) made prior to the Closing at the Company Property by guests or customers, including advance reservation Cash deposits, for rooms or services confirmed by

Seller or the Company for dates on or after the Closing Date in the ordinary course of business of the Business located at the Company Property. Buyer recognizes that such reservations may include discounts or other benefits, including benefits extended under the Isle of Capri Fan Club Card or any other frequent player or casino awards programs, group discounts, other discounts or requirements that food, beverage or other benefits be delivered by Buyer to the guest(s) holding such reservations; provided, that all such discounts or other benefits shall be provided in the ordinary course of business of operating and supporting the Business located at the Company Property.  Buyer will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers that (i) have been entered into as of the date hereof, or (ii) are entered into in the ordinary course of business of operating and supporting the Business located at the Company Property, at the rates and terms provided in such agreements.

(b)                                 Redemption and Destruction of Chips and Tokens.  From the Effective Time until a date that is no later than the expiration date of the Transitional IP License, the Company may continue to use the Seller’s Chips that were in use prior to the Effective Time.  The Company shall, if required by the applicable Gaming Laws, submit a plan to the relevant Gaming Authorities at least thirty (30) days prior to the expiration date of the Transitional IP License, or such earlier date required by the Gaming Authorities, for the redemption and destruction of all Seller’s Chips used by the Company that bear any Isle Trademarks. After such plan is approved by the relevant Gaming Authorities (or not later than the expiration date of the Transitional IP License, if no such approval is necessary), Buyer shall redeem for Cash all of the Seller’s Chips that bear any Isle Trademarks issued by the Company at the Company Property for a period of not less than one hundred and twenty (120) days.  Following the expiration date of the Transitional IP License, except in connection with the redemption and destruction of the Seller’s Chips described in such plan, Buyer shall cease to issue or use (and Buyer shall not reissue or reuse) any Seller’s Chips of the Company or Seller.  After the Closing, Buyer shall be solely responsible and liable for compliance with applicable Gaming Laws and regulations of Gaming Authorities with respect to operation and support of the Business subsequent to Closing, including any obligation to redeem and destroy Seller’s Chips; provided, however, that Seller shall reimburse Buyer for any of Seller’s Chips redeemed by Buyer or the Company that was not set forth on the list described in Section 3.4(a) of this Agreement.

(c)                                  Front Money.  Effective as of the Effective Time, Representatives of each of Buyer and Seller shall take inventory of all Front Money and identify what Persons are entitled to what portions of such Front Money.  All such Front Money shall be retained in the cages of the Company Property and listed in an inventory prepared and signed jointly by Representatives of Buyer and Seller no later than the Effective Time and included in the calculation of Working Capital.  From and after the Effective Time, Buyer shall distribute Front Money only to the Persons and only in the amounts as determined pursuant to this Section 6.12(c).

6.13                        Release of Guarantees.

(a)                                 Prior to the Closing, Seller, Buyer and LDC shall cooperate and shall use their respective commercially reasonable efforts to, effective as of the Closing, on terms reasonably acceptable to Buyer and Seller, (i) terminate or cause to be terminated, or, if required for the continued operation of the Company post-Closing in the ordinary course, cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates (other than the Company) (each, a “Released Party” and collectively, the “Released Parties”) in respect of all liabilities of the Released Parties under, each guarantee, deposit or letter of credit of or relating to liabilities (including under any Material Contract, Contract, Company Lease or other lease of Leased Real Property) of the Company, including those set forth on Schedule 6.13(a)(i) (“Guarantees”); provided, however, that Seller shall remain solely responsible for any amounts payable to the extent related to the period prior to the Closing under any Guarantee, and (ii) cause Buyer or one of its Affiliates to have surety bonds (and any necessary collateral, indemnity or other agreements associated therewith), or other security acceptable to the applicable obligee, issued on behalf of Buyer or one of its Affiliates in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Released Parties for the benefit of the Company that are required for the continued operation of the Company in the ordinary course, including those set forth on Schedule 6.13(a)(ii) (the “Surety Bonds”); provided, however, that Seller shall remain solely responsible for any amounts payable to the extent related to the period prior to the Closing under any Surety Bond that was not so replaced.  In the case of the failure to do so by the Closing, then, following Closing, Seller, Buyer and the Company (which will then be owned by Buyer) shall continue to cooperate and use their respective commercially reasonable efforts as described in the preceding sentence.  Notwithstanding anything to the contrary in the immediately preceding sentence, with respect to the Guarantees under the Company Lease, prior to the Closing, (1) Buyer, LDC or one of their respective Affiliates shall post a certificate of deposit, cash deposit or other cash collateral in replacement of any existing certificate of deposit, cash deposit or other cash collateral previously posted by Seller, in amounts and on terms required by the landlord under the Landlord Consent and (2) LDC shall provide a guarantee of the Company’s obligations under the Company Lease in replacement of any existing guarantee previously provided by Seller on the terms required under the Landlord Consent.  From and after the Closing, Buyer and the Company (which will then be owned by Buyer) shall (x) indemnify the Released Parties for any and all liabilities and losses arising from any Guarantees (other than the Guarantees under the Company Lease, which will be handled in accordance with the immediately preceding sentence) and Surety Bonds to the extent related to the period from and after the Closing and (y) not permit the Company or its Affiliates to (A) renew or extend the term of, (B) amend or waive any provision of, (C) increase its obligations under, or (D) transfer to another third party any Material Contract, Contract, letter of credit, Company Lease or other lease of Leased Real Property or other liability for which any Released Party is or would be liable under such Guarantee (other than the Guarantees under the Company Lease, which will be handled in accordance with the immediately preceding sentence) or Surety Bond; provided, however, that in the case of clause (D), Buyer shall not be prevented from making any such transfer in connection with the direct or indirect sale of the Company or all of the Company’s assets to an unaffiliated third party, provided that no such transfer or assignment shall relieve Buyer of its obligations under this Section 6.13(a).  To the extent that any Released Party has performance obligations under any such Guarantee or Surety Bond related to the period from and after the Closing, Buyer, the Company (which will then be owned by Buyer) and, solely with respect to the Guarantees under the Company Lease, LDC, shall use their commercially reasonable efforts to (I) fully perform or cause to be fully performed such obligations on behalf of such Released Party or (II) otherwise take such action as reasonably requested by Seller so as to place such Released Party in the same position as if Buyer, the

Company (which will then be owned by Buyer) or LDC (solely with respect to the Guarantees under the Company Lease), and not such Released Party, had performed or was performing such obligations.

(b)                                 Prior to the Closing, Seller, Buyer and LDC shall cooperate and shall use their respective commercially reasonable efforts to, effective as of the Closing, on terms reasonably acceptable to Seller and Buyer, (i) terminate or cause to be terminated, or cause Seller or one of its Affiliates (other than the Company) to be substituted in all respects for the Company in respect of all liabilities of the Company under, each guarantee, deposit or letter of credit of or relating to liabilities of Seller or any of its Affiliates (other than the Company), including those set forth on Schedule 6.13(b)(i) (“Company Guarantees”), and (ii) cause Seller or one of its Affiliates (other than the Company) to have surety bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of Seller or one of its Affiliates (other than the Company) in replacement of all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Company for the benefit of Seller or one of its Affiliates (other than the Company), including those set forth on Schedule 6.13(b)(ii) (the “Company Surety Bonds”).

6.14                        Pre-Closing Claims.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall be entitled to, and shall be entitled to cause the Company to, at Seller’s own cost, risk and expense, (a) control the defense and investigation of any Pre-Closing Claim, (b) employ and engage attorneys of its own choice to handle and defend any Pre-Closing Claim and (c) compromise, settle or otherwise discharge any Pre-Closing Claim, in each case before and after the Closing; provided, however, that any applicable settlement agreement shall not contain an admission of liability by the Company and must include a confidentiality provision reasonably satisfactory to both Seller and Buyer.  After the Closing, Buyer shall, and shall cause the Company to, at no cost to Buyer or the Company, reasonably cooperate with Seller and its Affiliates and Representatives in connection with the foregoing; provided, however, that Seller shall have no authority to bind the Company to alter its operations post-Closing.

6.15                        Slot Club.  Buyer (a) acknowledges that, prior to the date hereof, Seller has provided to Buyer all information reasonably requested by Buyer relating to Seller’s accounting methodologies used to determine the Company’s liability with respect to Seller’s slot club program reflected on the Balance Sheets, (b) agrees that such liabilities with respect to Seller’s slot club program reflected on the Balance Sheets are calculated in accordance with such methodologies provided by Seller and (c) agrees not to take any position or make any claim after the date hereof that any such liability was not properly determined in accordance with such methodologies.

6.16                        Director and Officer Liability and Indemnification.

(a)                                 Buyer and the Company agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer, director, manager or member of the Company, as provided in the certificate or articles of incorporation, articles of organization, by-laws or operating agreement of the Company, in each case as in effect on the date of this Agreement, shall not be terminated or modified in a manner as to adversely affect any director, officer, manager or member to whom such provisions apply, and shall survive the Closing Date and continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years.

(b)                                 The obligations of Buyer and the Company under this Section 6.16 shall not be terminated or modified in such a manner as to adversely affect any director, officer, manager or member to whom this Section 6.16 applies without the consent of such affected director, officer, manager or member (it being expressly agreed that the directors, officers, managers or members to whom this Section 6.16 applies shall be third-party beneficiaries of this Section 6.16).

(c)                                  In the event that all or substantially all of the assets of the are sold, whether in one transaction or a series of transactions, then Buyer and the Company shall, in each such case, ensure that the successors and assigns of the Company assume the obligations set forth in this Section 6.16. The provisions of this Section 6.16(c) shall apply to all of the successors and assigns of the Company.

6.17                        Use of Players List.  Neither Buyer nor any of its Affiliates (including after the Closing, the Company) or Representatives shall use the Players List in any manner contrary to Gaming Laws or other illegal manner, or to offer, solicit or promote any illegal, obscene or pornographic material or activity, or to allow such lists to be used for “spamming” or similar activities.

6.18                        No Control.  Except as permitted by the terms of this Agreement and applicable Law, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the business operated at the Company Property.  Until the Closing, the operations and affairs of the Company Property shall be the sole responsibility of and under Seller’s or its Affiliates complete control, subject to the terms of this Agreement and applicable Law.

6.19                        Insurance.

(a)                                 Seller’s or any of its Affiliate’s fire and casualty insurance, business interruption insurance, liability insurance, property insurance, marine insurance, workers’ compensation insurance and other insurance policies shall cease to provide coverage for the Company, the Company Property, the Business and the officers, directors and managers thereof (collectively, the “Buyer Insureds”) on or after the Closing Date, and any refunded premiums shall be retained by Seller.  Buyer will be solely responsible for acquiring and placing fire and casualty insurance, business interruption insurance, liability insurance, property insurance, marine insurance, workers’ compensation insurance and other insurance policies for the Buyer Insureds for all periods on and after the Closing Date.  Buyer acknowledges that all insurance policies or proceeds thereof, or receivables or indemnities coverage thereunder, of Seller or any of its Affiliates (the “Seller Insurance Policies”) are being retained by, and assets of, Seller and, following the Closing, Seller will reasonably cooperate with Buyer to file any claims that may be appropriately brought by the Company under any Seller Insurance Policy because the events underlying such claim arose prior to the Closing.

(b)                                 Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company) to, upon request by and at the expense of Seller or its Affiliates, reasonably cooperate in connection with any Pre-Closing Claims and shall assist and cooperate in asserting or submitting claims relating to such claims or any other liabilities to the extent of the insurance coverage available to Seller or its Affiliates under the Seller Insurance Policies for periods prior to the Closing.  Buyer’s obligation to cooperate with Seller pursuant to this Section 6.19(b) shall include allowing Seller’s insurers or insurance adjustors, or their respective Representatives, reasonable access to the Company Property and the books, records and personnel of the Company on or after the Closing for the purposes described herein and Seller providing commercially reasonable advance notice prior to any such access.

(c)                                  Buyer shall promptly notify Seller in writing of any claim related to the period prior to the Closing or any other liability that Buyer believes may be covered by the Seller Insurance Policies of which it has knowledge or acquires knowledge on or after the Closing Date.

6.20                        Non-Compete and Non-Solicitation.

(a)                                 For a period of eighteen (18) months commencing on the Closing Date, Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) manage or operate a Restricted Business in the Territory; provided, however, that this Section 6.20: (A) shall not apply to internet gambling; (B) shall not prevent Seller or its Affiliates from owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, (C) shall not directly or indirectly restrict any business (other than the Business) as currently conducted by Seller or its Affiliates in the Territory; and (D) shall not directly or indirectly restrict or otherwise prevent Seller or its Affiliates from acquiring, in one transaction or a series of transactions, by purchase of stock or assets, merger or otherwise, the whole or any part of a Person that carries on all or a portion of a Restricted Business or the whole or any part of a business that includes the carrying on of all or a portion of a Restricted Business (each, a “Potential Acquired Business”) if no more than fifteen percent (15%) of the Potential Acquired Business (determined by reference to the most recent annual revenue of such Potential Acquired Business at the time of the acquisition and after such acquisition, the annual revenue each year after the acquisition during such eighteen (18) month non-compete period) comprises a Restricted Business; provided, further, that the Seller and its Affiliates may acquire, directly or indirectly, a Potential Acquired Business even if it does not fall below the foregoing fifteen percent (15%) threshold if the Seller or such Affiliate sells, transfers or otherwise disposes of (including by terminating or winding down the operations comprising the Restricted Business or diverting those operations to a business other than a Restricted Business) sufficient assets so that the annual revenue of such Potential Acquired Business attributable to the Restricted Business falls below such fifteen percent (15%) threshold (determined on a pro forma basis as if the sale, transfer or other disposition of such assets had occurred as of the first day of the most recently completed fiscal year of such Potential Acquired Business) within twelve (12) months after such acquisition.

(b)                                 Commencing on the Closing Date, Seller shall not, and shall not permit any of its controlled Affiliates to, Directly Market to any Exclusive Players for purposes of diverting their business from the Company Property to any Other Property; provided, however, that nothing herein shall prohibit Seller or its Affiliates from Directly Marketing to any customer who, after the Closing Date, has gambled or wagered at or otherwise visited any Other Property.  For purposes of this Agreement, “Directly Market” means any marketing to such players by U.S. Mail, email, telephone or social media (including via Twitter or Facebook) that contains special promotions that are offered solely to Exclusive Players or other mass marketing (including via newspaper, television or radio) that contains special promotions offered solely to Exclusive Players.  Not later than twenty (20) Business Days after the Closing Date, Seller shall delete from the Customer Database all of the Exclusive Players, including all Personal Identifying Information regarding such Exclusive Players; provided, however, that Seller may maintain a copy of any such data deleted from the Customer Database pursuant to this Section 6.20(b) to the extent required to comply with applicable Law; provided, further, that Seller shall not be required to delete electronic copies of such data which reside only in backups or archives that are not generally accessible by persons other than Seller’s information technology and legal or compliance personnel, or which are retrievable only using forensic computer recovery techniques.

(c)                                  For a period of eighteen (18) months commencing on the Closing Date, Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, solicit for employment or hire any employee of the Company or encourage any such employee to leave such employment, except pursuant to a general solicitation, job board posting, social media and the like which is not directed specifically to any such employees; provided, however, that the restrictions set forth in this Section 6.20(c) shall not apply with respect to any employee of the Company who has been terminated by the Company, or has left the employment of the Company absent breach of this Section 6.20(c) by Seller (including Seller’s controlled Affiliates) and has not been an employee of the Company for at least three (3) months.

(d)                                 Seller acknowledges that a breach of this Section 6.20 may give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other equitable relief that may be available from a court of competent jurisdiction.

(e)                                  The terms and provisions of this Section 6.20 shall survive the Closing.  Notwithstanding anything to the contrary, nothing in this Section 6.20 shall, directly or indirectly, restrict or otherwise bind any Person or any of its Affiliates (other than the Seller entity and its controlled Affiliates as of the date hereof) who (i) currently holds or in the future acquires debt securities of Seller or any Affiliate of Seller, regardless of the form of the transaction, (ii) currently owns or in the future acquires equity securities of Seller or any Affiliate of Seller, whether in a merger, consolidation, stock purchase, reorganization or other transaction regardless of form, or (iii) acquires all or a portion of the business or assets of Seller or any Affiliate of Seller, whether in an asset purchase, reorganization or other transaction regardless of form, but only to the extent of such assets; provided, however, that if Seller or any of its controlled Affiliates sells a Subsidiary of Seller (whether in a sale of the equity interests or all or substantially all of the assets of the Subsidiary) and such Subsidiary accounts for more than fifty percent (50%) of Seller’s revenue (determined by reference to the most recent annual revenue of the applicable entities), the terms and provisions of this Section 6.20 shall apply to such Subsidiary entity (in a sale of the equity interests) or to the assets of such Subsidiary (in a sale of all or substantially all of the assets), but only to the extent of such assets; provided, that, for the avoidance of doubt, the acquirer of such Subsidiary of Seller or all or substantially all of the assets of such Subsidiary of Seller shall not, nor shall its Affiliates, be bound by this Section 6.20 with respect to any of their assets or businesses other than such newly acquired Subsidiary continuing to be bound by this Section 6.20 (in a sale of the equity interests) or the acquired assets of such Subsidiary (in a sale of all or substantially all of the assets), as applicable.  In the event Seller sells all or substantially all of the assets of Seller, the acquirer thereof would not have the right to commercially use any information on any copy of the Exclusive Players list that is maintained by Seller in accordance with the restrictions in Section 6.20(b).

(f)                                   Seller acknowledges that the restrictions contained in this Section 6.20 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.20 should ever be adjudicated by a court of competent jurisdiction to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any such court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.20 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.21                        Financing.

(a)                                 Buyer shall, and shall cause HoldCo to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to keep in place, enforce and consummate the Financing on the terms and subject to the conditions set forth in the Commitment Letter, and each of Buyer, HoldCo and LDC shall use their respective reasonable best efforts to obtain alternative financing, if necessary to consummate the Transaction, whether debt, equity or otherwise.  In the event all or any portion of the Financing becomes unavailable, each of Buyer, HoldCo and LDC shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange for alternative financing.  Each of Buyer and HoldCo shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Commitment Letter or any definitive agreements related to the Financing if such amendment, supplement, modification or waiver would reasonably be expected to adversely affect or delay the consummation of the Financing or the Closing.  In the event of any amendment, supplement or modification of, or waiver of any rights under, the Commitment Letter or any definitive agreements related to the Financing, each of Buyer and HoldCo shall provide a copy thereof to Seller promptly, and in any event within three (3) Business Days, and references in this Agreement to the term “Commitment Letter” shall be deemed to refer to any such Commitment Letter as so amended, supplemented or modified.  Neither Buyer nor HoldCo, nor any of their respective Affiliates on their behalf, shall agree to or permit any termination of the Financing.  In the event alternative financing is obtained, references in this Agreement to the “Financing” shall be deemed to include such alternative financing.  Each of Buyer and LDC shall keep Seller informed as to all material developments affecting any Financing or alternative financing.

(b)                                 From and after the date hereof, Buyer shall hold the Initial Capital Injection funds free and clear of any and all Liens or intercompany agreements and shall not declare or pay any dividends or other distributions or intercompany indebtedness until the earlier of: (i) if this Agreement is terminated in accordance with the provisions of Article VIII, the date of the final resolution of any and all disputes or Proceedings by or between the Parties arising under or related to this Agreement (including the termination thereof), and (ii) the Closing of the Transaction, at which time the remaining Initial Capital Injection funds will be released to Seller as part of the payment of the Purchase Price; provided, however, Seller and Buyer hereby acknowledge and agree that Buyer may use a portion of the Initial Capital Injection funds to pay (x) the Deposit and (y) other reasonable and customary out-of-pocket transaction expenses incurred by Buyer or its Affiliates in connection with the Transaction (including investment banking fees, legal and accounting fees and the Financing commitment fees) in an amount not to exceed $2,500,000 (except with the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed).

(c)                                  Subject to the rights of the parties to the agreements governing the Financing under the terms of such agreements, none of the Parties, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement or any document related to this Agreement, shall have any rights or claims against any Lender, solely in their respective capacities as lenders, credit providers, agents, trustees, representatives or arrangers in connection with the Financing, whether at law or equity, in contract, in tort or otherwise.  Subject to the rights of the parties to the agreements governing a LDC Financing under the terms of such agreements, none of the Parties, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement or any document related to this Agreement, shall have any rights or claims against any LDC Financing Source, solely in their respective capacities as lenders, credit providers, agents, trustees, representatives or arrangers in connection with any LDC Financing, whether at law or equity, in contract, in tort or otherwise.  Notwithstanding anything to the contrary contained herein, the foregoing provisions of this Section 6.21(c) shall not limit in any manner any remedy of the Seller Indemnified Parties against Buyer, LDC or any of their respective successors or assigns (whether by merger, combination or other reorganization) under this Agreement, including any remedy against Buyer, LDC or any of their respective successors or assigns (whether by merger, combination or other reorganization) for breach of any arrangements related to the Financing, the Commitment Letter, any LDC Financing or any of the agreements entered into in connection with the foregoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, but subject in all cases to the terms set forth in this Agreement.

6.22                        Risk of Loss Relating to Real Property.  If there shall occur any material damage or destruction of any Owned Real Property or Leased Company Property (collectively, the “Subject Real Property”), including damage or destruction resulting from weather such as natural disasters, faulty construction, fire or flood, Seller shall promptly notify Buyer thereof and, to the extent known, of the scope and estimated amount of such damage or destruction.

(a)                                 Minor Loss. Buyer shall be bound to consummate the Transaction as required by the terms hereof with respect to the Company, without regard to the occurrence or effect of any such material damage or destruction of any of such Subject Real Property; provided, that:  (i) the cost to repair any such damage or destruction to the Subject Real Property is less than or equal to $10,000,000 (a “Minor Loss”) in the estimate of an architect or contractor mutually and reasonably agreeable to Buyer and Seller; and (ii) Buyer shall have the option (A) for a period of twenty (20) days after receipt of Seller’s notice of the occurrence of a Minor Loss, upon written notice to Seller, to delay the Closing until such time as Seller has repaired the damage to such Subject Real Property to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted, but in no event shall such delay exceed a period of forty-five (45) days after the occurrence of a Minor Loss notwithstanding the failure to complete such repairs by such time, after which time Buyer shall be obligated to close the Transaction on the terms and subject to the conditions of this Agreement or (B) to close the Transaction on the terms and subject to the condition of this Agreement notwithstanding the failure to complete such repair of such Subject Real Property, whereupon Seller shall pay Buyer at the Closing, from any insurance proceeds or otherwise should adequate insurance proceeds not then be available, the remaining cost to repair the damage to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted.  Seller’s notice of the occurrence of a Minor Loss shall be deemed to amend and supplement the appropriate disclosure Schedules and cure any misrepresentation or breach of warranty or covenant that otherwise might have existed hereunder by reason of such Minor Loss for purposes of the conditions to the Closing set forth in Article VII or remedies under Article IX, subject to Seller’s obligation to pay Buyer the amounts under this Section 6.22(a).

(b)                                 Major Loss.  If the cost to repair the material damage or destruction to any Subject Real Property exceeds $10,000,000 (a “Major Loss”) in the estimate of an architect or contractor mutually and reasonably agreeable to Buyer and Seller, then Buyer or Seller may elect, in its sole discretion, to terminate this Agreement, such election to be effective only if exercised (i) by Buyer in writing within forty-five (45) days after Buyer’s receipt of Seller’s notice of the occurrence of such damage or destruction or (ii) by Seller in writing within forty-five (45) days after the occurrence of such damage or destruction.  If either Buyer or Seller elects to terminate this Agreement by delivering written notice thereof as provided in this Section 6.22(b), then this Agreement shall terminate in accordance with Article VIII and the Deposit shall be returned to Buyer.  If neither Party gives timely written notice of termination of this Agreement within the time period required herein, then this Agreement shall not terminate and Seller shall promptly commence the repair of the damage to such Subject Real Property to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted, and at the Closing, if Seller shall not have returned such Subject Real Property to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted, there shall be a credit against the Closing Payment hereunder equal to the amount of any insurance proceeds collected by Seller as a result of any such damage or destruction (but not business interruption insurance proceeds), plus the amount of any insurance deductible, self-insured retention or similar amount with respect to any damaged or destroyed Subject Real Property, less any sums expended by Seller or the Company toward the restoration or repair of such Subject Real Property.  If such proceeds have not been collected as of the Closing Date and the Subject Real Property has not been returned to the condition that existed immediately prior to such damage or destruction, reasonable wear and tear excepted, then there shall be a credit against the Closing Payment due hereunder equal to the amount of the insurance deductible, self-insured retention or similar amount with respect to such damaged or destroyed Subject Real Property, and such proceeds (but not business interruption insurance proceeds) shall be assigned to Buyer (and Seller shall reasonably cooperate with Buyer after the Closing to collect such proceeds), except to the extent needed to reimburse Seller for sums expended to repair or restore the damaged or destroyed Subject Real Property, and Seller shall retain the rights to such proceeds to such extent.  Seller’s notice of the occurrence of a Major Loss shall be deemed to amend and supplement the appropriate disclosure Schedules and cure any misrepresentation or breach of warranty or covenant that otherwise might have existed hereunder by reason of such Major Loss for purposes of the conditions to Closing set forth in Article VII or remedies under Article IX, subject to Seller’s obligation to pay Buyer the amounts under this Section 6.22(b) and the termination rights under this Section 6.22(b).

(c)                                  Condemnation.  In the event all or any material portion of any Subject Real Property is taken by eminent domain or becomes subject to a taking by eminent domain or a deed in lieu of condemnation prior to the Closing Date, Seller shall promptly notify Buyer in writing of the same (the “Eminent Domain Notice”), and each of Seller and Buyer, at its option to be exercised in writing within ten (10) days after receipt by Buyer of the Eminent Domain Notice, may either, in its sole discretion, terminate this Agreement or proceed with the Closing as set forth herein and in such case, Buyer shall accept title to all of such Subject Real Property subject to such taking or proceeding, together with an assignment of all of Seller’s rights and interest in and to any proceeds or compensation in connection with such taking or proceeding other than as provided herein and a credit against the Closing Payment for any amounts previously paid to Seller as condemnation proceeds or compensation in connection therewith, other than as provided herein, less the amount of the aggregate proceeds reasonably required to compensate Seller for the loss of revenue for the pre-Closing period related to such eminent domain or taking (but only to the extent Seller has not recovered or may not recover such amounts pursuant to business interruption insurance, which Seller must either pursue in good faith or assign to Buyer) which portion of the proceeds shall be retained by Seller or paid over to Seller, as applicable.  If Seller or Buyer elects to terminate this Agreement by delivering a timely written notice thereof to the other Party within such 10-day period, then this Agreement shall terminate in accordance with Article VIII and the Deposit shall be returned to Buyer; and otherwise Buyer shall be deemed to have elected to proceed with the Closing on the terms and subject to the conditions set forth in this Agreement.  Seller’s Eminent Domain Notice shall be deemed to amend and supplement the appropriate disclosure Schedules and cure any misrepresentation or breach of warranty or covenant that otherwise might have existed hereunder by reason of such matter disclosed in the Eminent Domain Notice for purposes of the conditions to Closing set forth in Article VII or remedies under Article IX, subject to Seller’s obligation to pay Buyer the amounts under this Section 6.22(c) and the termination rights under this Section 6.22(c).

6.23                        Notices.  From and after the date of this Agreement until the Closing Date, Seller shall promptly after receipt by Seller, the Company or Seller’s Affiliates (or, with respect to clause (h) below, promptly after delivery by Seller, the Company or Seller’s Affiliates), provide to Buyer copies of the following:

(a)                                 any written notice from or on behalf of the owner of any Leased Real Property declaring a default or event of default under, or terminating or purporting to terminate, a lease with respect to any Leased Real Property;

(b)                                 any written notice from any Person purporting to have or seeking to exercise rights to drill on, lay railroad tracks on, or purchase any part of any Owned Real Property or Leased Company Property;

(c)                                  any written notice from any Person claiming that the Company is infringing upon any Third-Party Intellectual Property in the conduct of the Business as currently conducted;

(d)                                 any written notice from any Person declaring a default or event of default under, or terminating or purporting to terminate, a Material Contract;

(e)                                  any written notice from a Governmental Entity declaring a material violation of, terminating, purporting to terminate or refusing to renew, any Permit required under any Laws for the conduct of the Business as currently conducted;

(f)                                   any written notice from a Governmental Entity declaring a violation of any Environmental Law by Seller or its Affiliates with respect to any Owned Real Property or Leased Company Property;

(g)                                  any written notice provided by or on behalf of Seller or the Company to a Governmental Entity with respect to a material data breach that results in the theft of any Personal Identifying Information of any Person; and

(h)                                 any written notice of a reportable Release of a Hazardous Substance with respect to the Company Property.

6.24                        Property Repairs.  From the date hereof until the Closing Date, Seller may, but shall not be obligated to, undertake the Property Repairs in the ordinary course of business of the Company.  In the event Seller undertakes the Property Repairs, the Parties acknowledge and agree that Seller shall have the right to hire contractors, subcontractors and other service providers to evaluate and perform the Property Repairs.  The Parties acknowledge and agree that (a) in no event shall Seller’s failure to perform or complete the Property Repairs be considered a breach of any term, covenant or condition in this Agreement and shall not in any way affect any rights or obligations of any of the Parties under this Agreement, other than the calculation of the amount of the Repair Credit, and (b) neither Seller nor its Affiliates shall have any liability whatsoever to Buyer or its Affiliates arising out of or relating to the failure to perform or complete the Property Repairs, other than the amount of the Repair Credit.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligations.  The respective obligation of each Party to this Agreement to effect the Closing is subject to the satisfaction or waiver, to the extent permitted by Law, on or prior to the Closing of the following conditions:

(a)                                 Antitrust Approvals.  All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(b)                                 No Injunctions, Restraints or Proceedings.  There shall not be any judgment, order, decree, stipulation, injunction or charge from any Governmental Entity in effect preventing or prohibiting the consummation of any of the Transaction, and no Proceeding brought by a Governmental Entity shall be pending that would reasonably be expected to (i) prevent or prohibit the consummation of any of the Transaction, (ii) cause any of the Transaction to be rescinded following consummation, or (iii) make it illegal for any Party to perform its obligations hereunder.

7.2                               Conditions to Obligations of Buyer.  The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Seller contained herein shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(b)                                 Performance of Obligations.  Seller and the Company shall have performed and complied in all material respects with the agreements and obligations required by this Agreement to have been performed or complied with by them prior to or at the Closing.

(c)                                  Closing Gaming Approvals.  Buyer and its Affiliates shall have obtained the Closing Gaming Approvals and each of the foregoing Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.  Seller shall have obtained the Gaming Approvals that Seller and its Affiliates are required to obtain under applicable Gaming Laws in order to transfer the Company to Buyer and effectuate the transactions contemplated in Section 2.1 and consummate the Closing and each of the foregoing Gaming Approvals shall be in full force and effect at and as of the Closing Date.

(d)                                 Seller shall have delivered to Buyer each of the following:

(i)                                     a certificate of the Seller executed by a duly authorized officer thereof, dated the Closing Date, stating that the conditions specified in Section 7.2(a) and 7.2(b) as they relate to Seller or the Company have been satisfied.

(ii)                                  a good standing certificate (or equivalent) for the Company from the Secretary of State of its State of organization.

(iii)                               evidence reasonably satisfactory to Buyer that all Liens (other than Permitted Liens) upon the Equity Interests and the assets of the Company set forth on Schedule 7.2(d)(iii) have been or will be released as of the Closing Date, such as a payoff letter executed by the applicable lender evidencing that, if applicable, upon repayment of the outstanding applicable Indebtedness on or before the Closing Date, all such Liens (other than Permitted Liens) on the Equity Interests and such assets securing such Indebtedness thereunder shall be released.

(e)                                  Closing Deliveries.  Buyer shall have received all of the applicable agreements, documents and items specified in Section 3.6(a).

(f)                                   Title Insurance.  Buyer shall have received final owner’s title insurance policies conforming in all respects with the Pro-forma Title Insurance Policies and Additional Pro-forma Title Insurance Policies, or the Title Company shall have unconditionally bound itself to issue such final title insurance policies in the ordinary course of business.

(g)                                  No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

7.3                               Conditions to the Obligations of Seller.  The obligations of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Buyer and LDC contained herein shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date, except in each case to the extent that the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on Buyer or LDC or on Buyer’s or LDC’s ability to consummate the Transaction in a timely manner.

(b)                                 Performance of Obligations.  Each of Buyer and LDC shall have performed and complied in all material respects with the agreements and obligations required by this Agreement to have been performed or complied with by it prior to or at the Closing.  Buyer shall have paid to Seller the Closing Payment and the Deposit.

(c)                                  Closing Gaming Approvals.  Buyer and its Affiliates shall have obtained the Closing Gaming Approvals and each of the foregoing Closing Gaming Approvals shall be in full force and effect at and as of the Closing Date.  Seller shall have obtained the Gaming

Approvals that Seller and its Affiliates are required to obtain under applicable Gaming Laws in order to transfer the Company to Buyer and effectuate the transactions contemplated in Section 2.1 and consummate the Closing and each of the foregoing Gaming Approvals shall be in full force and effect at and as of the Closing Date.

(d)                                 Seller Closing Consents.  Seller shall have obtained the consents set forth on Schedule 7.3(d) and each such consent shall be in full force and effect at and as of the Closing Date.

(e)                                  Buyer or LDC, as applicable, shall have delivered to Seller each of the following:

(i)                                     a certificate from each of Buyer and LDC executed by a duly authorized officer thereof, dated the Closing Date, stating that the conditions specified in Section 7.3(a) and 7.3(b) as they relate to Buyer and LDC have been satisfied.

(ii)                                  a good standing certificate (or equivalent) for Buyer from the State of Delaware and for LDC from the BIA.

(iii)                               to the extent Guarantees have been terminated or Buyer or one of its Affiliates has been substituted in all respects for the Released Parties thereunder as of the Closing Date in accordance with Section 6.13(a), evidence in form and substance reasonably satisfactory to Seller that (A) the Guarantees have been terminated or Buyer or one of its Affiliates has been substituted in all respects for the Released Parties thereunder and (B) the Surety Bonds (or other security acceptable to the applicable obligee) have been issued on behalf of Buyer or one of its Affiliates, in each case in accordance with Section 6.13(a).

(f)                                   Closing Deliveries.  Seller shall have received all of the applicable agreements, documents and items specified in Section 3.6(b).

(g)                                  Landlord Consent.  Seller shall have received a copy of the Landlord Consent, duly authorized and executed by all parties thereto, and the Landlord Consent shall be in full force and effect at and as of the Closing.

7.4                               Frustration of Closing Conditions.  Neither Buyer, LDC nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to act in good faith or to use the required efforts to cause the Closing to occur, as required by Sections 6.4 and 6.5.

7.5                               Waiver of Conditions.  All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

ARTICLE VIII

TERMINATION

8.1                               Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller, by written notice to the other Party, if the Closing has not taken place on or before the date which is twelve (12) months from the date hereof (as may be extended hereunder, the “Outside Date”); provided, however, that if the Closing of the Transaction shall not have been consummated by the Outside Date solely for the failure to satisfy one or more of the conditions set forth under Sections 7.1(a), 7.2(c), 7.3(c) or 7.3(d) and the satisfaction of such conditions remains reasonably possible, the Outside Date may be extended by Buyer (in the case of the conditions set forth in Sections 7.1(a) or 7.2(c)) or by Seller (in the case of the conditions set forth in Sections 7.1(a), 7.2(c), 7.3(c) or 7.3(d)), by written notice given to Buyer or Seller, as applicable, for up to an additional forty-five (45) days (the “Initial Extension Period”); provided, further, that if the Closing of the Transaction shall not have been consummated by the end of the Initial Extension Period solely for the failure to satisfy one or more of the conditions set forth under Sections 7.1(a), 7.2(c), 7.3(c) or 7.3(d) and the satisfaction of such conditions remains reasonably possible, the Outside Date may be further extended by Seller by written notice given to Buyer, for up to an additional forty-five (45) days after the Initial Extension Period; provided, further, that (i) Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Seller or the Company has failed to perform its obligations under this Agreement or otherwise breached this Agreement and such failure or breach has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date or the Initial Extension Period (if applicable) and (ii) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if Buyer or its Affiliates has failed to perform its obligations under this Agreement or otherwise breached this Agreement and such failure or breach has been the primary cause of, or materially contributed to, the failure of the Closing to occur on or before the Outside Date or the Initial Extension Period (if applicable);

(c)                                  by Seller, by written notice to Buyer, (i) if Buyer shall at any time, directly or indirectly, withdraw its or its Affiliates’ application for any Gaming Approval, or (ii) if any Gaming Authority shall have made a determination, including issuing any legal constraint or prohibition, that a Gaming Authority will not issue all Closing Gaming Approvals on or prior to the Outside Date; provided, however, that the right to terminate this Agreement under clause (i) or (ii) of this Section 8.1(c) shall not be available to Seller if Seller’s failure (or Seller’s Affiliate’s failure) to fulfill any of its obligations under this Agreement has been the primary cause of, or materially contributed to, a Gaming Authority making such determination not to issue a Closing Gaming Approval;

(d)                                 by either Buyer or Seller, by written notice to the other Party, if the non-terminating Party shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in a failure of a condition set forth in Section

7.2(a) or (b) (if a breach by Seller) or Section 7.3(a) or (b) (if a breach by Buyer), and such breach, if of a type that can be cured, shall not have been cured by the non-terminating Party or waived by the terminating Party within twenty (20) days after notice thereof from the terminating Party or, if earlier, by the date immediately preceding the Outside Date; provided, however, that if such breach cannot reasonably be cured within such twenty (20) day period but can be reasonably cured prior to the Outside Date, and the non-terminating Party is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 8.1(d); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the terminating Party if the terminating Party shall have materially breached any representation, warranty, covenant or agreement in this Agreement, which material breach was the primary cause of, or materially contributed to, the breach of the representation, warranty, covenant or agreement on the part of the non-terminating Party for which this Agreement may have been terminated under this Section 8.1(d);

(e)                                  by either Buyer or Seller, by written notice to the other Party, if a court of competent jurisdiction or other Governmental Entity (other than any Gaming Authority) shall have issued a permanent injunction, cease and desist order or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and such order, injunction, restraint or prohibition shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any Party whose failure (or whose Affiliate’s failure) to fulfill any obligation under this Agreement has been the primary cause of, or materially contributed to, such order, injunction, restraint or prohibition; or

(f)                                   by either Buyer or Seller, by written notice to the other Party, as provided in, and subject to the terms and conditions of, Section 6.22(b) or 6.22(c).

8.2                               Effect of Termination.  If this Agreement is terminated as provided in Section 8.1, all further obligations of the Parties under this Agreement will terminate, except that the provisions of Sections 6.3 (Confidentiality), 6.7(a) (Expenses), 6.8 (Publicity), Section 6.10(h) (Non-solicitation of Seller Employees), Section 6.21(b) (Financing), this Article VIII (Termination) and Article XII (General Provisions) will survive.  Nothing in this Section 8.2 or Section 8.3 shall be deemed to release any Party from any liability for any actual fraud in the making of the representations and warranties hereunder or willful misconduct by such Party with respect to such Party’s obligations under this Agreement.  The phrase “willful misconduct” shall be interpreted throughout this Agreement to mean that the Party who engaged in “willful misconduct” acted purposely with the conscious object of breaching the terms or provisions of this Agreement or otherwise causing the failure of a condition to such Party’s obligation to close the Transaction to occur; provided, however, that (a) if Buyer and LDC have complied with their respective obligations under Section 6.21(a) (Financing), and the lenders nonetheless fail to fund the debt financing component of the Financing, such failure by Buyer to obtain the proceeds of such debt financing from the lenders necessary to pay the Purchase Price and the failure to effectuate the Closing as a result thereof shall not be “willful misconduct”, and (b) if Buyer and LDC have complied with their respective obligations under Section 6.5 (Regulatory Matters and Cooperation), and any Governmental Entity and/or Gaming Authority nonetheless fails to provide the required Governmental Approvals or Closing Gaming Approvals necessary to consummate the Transaction, such failure by Buyer and LDC to obtain the Governmental

Approvals and/or Closing Gaming Approvals necessary to effectuate the Closing as a result thereof shall not be “willful misconduct”.

8.3                               Application of the Deposit.

(a)                                 In the event the Parties terminate this Agreement pursuant to Sections 8.1(a), or 8.1(f), then Seller shall promptly, and in any event within three (3) Business Days, pay to Buyer as Buyer’s sole and exclusive remedy, the Deposit, as liquidated damages and not as a penalty, which the Parties acknowledge and agree is reasonable under the circumstances.

(b)                                 In the event that Buyer validly terminates this Agreement pursuant to Section 8.1(b), 8.1(d), or 8.1(e), and, at the time of such termination pursuant to Section 8.1(b), 8.1(d) or 8.1(e), (i) Seller shall not also be entitled to terminate this Agreement pursuant to any of Section 8.1(b), 8.1(d), and 8.1(e) and (ii) the conditions in Sections 7.1(a) and 7.1(b) are each satisfied (except, with respect to a termination pursuant to Section 8.1(e), the satisfaction of the condition in Section 7.1(b) shall not be required), then Seller shall promptly, and in any event within three (3) Business Days, pay to Buyer, as Buyer’s sole and exclusive remedy, the Deposit, as liquidated damages and not as a penalty, which the Parties acknowledge and agree is reasonable under the circumstances.  For the avoidance of doubt, in no event shall more than one payment of the Deposit be made to Buyer under this Agreement.

(c)                                  Upon any termination of this Agreement not expressly provided in Section 8.3(a) or 8.3(b), the Deposit shall be retained by Seller free and clear of any adverse right or claim. Prior to the Closing, entitlement to the Deposit pursuant to this Section 8.3(c) shall in no way limit, diminish, or waive any right of Seller or its Affiliates to recover additional damages from or exercise any other remedies at law or in equity against Buyer or any of its Affiliates with respect to actual fraud or any willful misconduct by Buyer or any of its Affiliates.

(d)                                 Nothing in this Section 8.3 or any other provision of this Agreement shall in any way limit, diminish or waive the right of a Party to pursue specific performance remedies; provided, however, that if Seller terminates this Agreement, Seller’s rights and remedies shall be limited to retaining the Deposit, absent actual fraud or willful misconduct by Buyer or its Affiliates.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1                               Survival of Representations, Warranties, Covenants and Agreements.  The representations and warranties made by Seller, Buyer and LDC in this Agreement shall generally survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the twelve (12) month anniversary of the Closing Date; provided, however, that with respect to Sections 4.1, 4.2, 4.4, 4.11, 4.13, 4.20, 5.1, 5.2, 5.5, 5.6, 5.8, 5.11, 12.19(a) and 12.19(b)(iii) (collectively, the “Fundamental Representations”), such Fundamental Representations shall survive the Closing until (and claims based upon or arising out of such representations and warranties may be asserted at any time before) the statute of limitations with respect to such matters or, if no statute of limitations is applicable, indefinitely.  Any covenants and agreements in this Agreement that by their terms are to be performed only during the pre-Closing period, including Section 6.1, shall terminate at the Closing, and all other covenants and agreements of the Parties and LDC in this Agreement shall survive the Closing without any contractual limitation on the period of survival (except to the extent, if any, that a period is otherwise expressly set forth in such covenant or agreement or herein in connection with the applicable covenant or agreement).  The period of time a representation or warranty or covenant or agreement survives the Closing pursuant to this Section 9.1 shall be the applicable “Survival Period” with respect to such representation or warranty or covenant. The obligation to indemnify pursuant to Section 9.2 shall terminate upon expiration of the applicable Survival Period, unless an Indemnified Party shall have made a claim for indemnification pursuant to Article IX prior to the expiration of the applicable Survival Period.  The termination of the applicable Survival Period for the representations and warranties or a covenant and agreement provided herein shall not affect a Party’s indemnification claim if such Party has made such claim in reasonable detail in writing and such written claim is received by the Indemnifying Party prior to the expiration of the applicable Survival Period.  No claim may be brought based upon, directly or indirectly, any of the representations and warranties or a covenant or agreement contained in this Agreement after the applicable Survival Period with respect to such representation or warranty or covenant or agreement.

9.2                               Indemnification.

(a)                                 From and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates and their respective Representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all costs, liabilities, demands and expenses (whether or not arising out of Third-Party Claims), including interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Damages”), incurred by any Buyer Indemnified Party to the extent resulting from:

(i)                                     any breach of any representation or warranty made by Seller or the Company in this Agreement or in any certificate delivered by or on behalf of Seller at the Closing pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (or in each case such earlier date provided in such representation or warranty);

(ii)                                  any breach or nonfulfillment of any covenant or agreement made, or to be performed, by Seller or its Affiliates on or after Closing, or by the Company, prior to or at the Closing, in this Agreement;

(iii)                               any Pre-Closing Claims; or

(iv)                              any Excluded Indebtedness.

(b)                                 From and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates and their respective Representatives (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred by any Seller Indemnified Party to the extent resulting from:

(i)                                     any breach of any representation or warranty made by Buyer or LDC in this Agreement or in any certificate delivered by or on behalf of Buyer or LDC at the Closing pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (or in each case such earlier date provided in such representation or warranty);

(ii)                                  any breach or nonfulfillment of any covenant or agreement made, or to be performed, by Buyer or its Affiliates (including, after Closing, the Company) in this Agreement; or

(iii)                               the ownership, use, operation or maintenance of the Company or the Company Property, including the operation and support of the business located at the Company Property (including the Business), for matters arising after the Effective Time.

(c)                                  From and after the Closing, LDC shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Damages incurred by any Seller Indemnified Party to the extent resulting from:

(i)                                     any breach of any representation or warranty made by LDC in Article V (including the representations and warranties in Section 5.11 and otherwise to the extent LDC is specifically identified in Article V), Section 12.19, or in any certificate delivered by or on behalf of LDC at the Closing pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (or in each case such earlier date provided in such representation or warranty); or

(ii)                                  any breach or nonfulfillment of any covenant or agreement made, or to be performed, by LDC in this Agreement.

9.3                               Interpretation.

(a)                                 Notwithstanding anything in this Agreement to the contrary, as used in this Article IX, the term Damages shall not include any consequential, incidental, indirect, punitive or special damages, claims for lost profits or lost business opportunities, diminution in value, multiple of profits or other valuation methodology, or any similar damages, except to the extent actually awarded to a Governmental Entity or other third party.

(b)                                 Notwithstanding anything in this Agreement to the contrary, no Buyer Indemnified Party shall be entitled to indemnification pursuant to this Article IX for any Damages (i) to the extent arising as a result of any action taken or omitted to be taken by Buyer or any of its Affiliates, (ii) to the extent arising from a change in Law, accounting policies, or interpretations thereof after the date hereof, (iii) to the extent taken into account in calculating the Closing Payment pursuant to Section 3.1(a), (iv) to the extent repaired, paid for or otherwise remedied or addressed pursuant to Section 6.22, or (v) if such Damage is accrued, provided or reserved for in, or otherwise taken into account in connection with, the Working Capital adjustment pursuant to Article III.

9.4                               Procedure for Claims between Parties.  If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification pursuant to Section 9.2, such party shall give written notice briefly describing the claim in reasonable detail and the total monetary Damages sought (each, a “Notice”) to the indemnifying party pursuant to Section 9.2 (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article IX.  Any failure to submit any such Notice to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

9.5                               Defense of Third-Party Claims.  If any lawsuit or enforcement action is filed against an Indemnified Party by any third Person (each, a “Third-Party Claim”) for which indemnification pursuant to Section 9.2 may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure. The Indemnifying Party shall be entitled (if it so elects) at its own cost, risk and expense, (a) to take control of the defense and investigation of such Third-Party Claim, (b) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party such that a conflict of interest exists that would make separate representation appropriate under applicable principles and canons of legal representation, in which event such Indemnified Party shall be entitled, at the Indemnifying Party’s reasonable cost, risk and expense, to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party), and (c) to compromise or settle such claim, which compromise or settlement shall be made only (i) with the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) or (ii) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party elects to assume the defense of a Third-Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom and shall provide the Indemnifying Party all reasonably requested documents, including a power of attorney; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The Parties shall cooperate with each other in any notifications to insurers.  If the Indemnifying Party fails to assume the defense of such claim within thirty (30) days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Party’s reasonable cost, risk and expense, the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  If the Indemnified Party assumes the defense of the claim, the Indemnified

Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

9.6                               Limitations on Indemnity.

(a)                                 No Buyer Indemnified Party or Seller Indemnified Party shall seek, or be entitled to, indemnification under Sections 9.2(a)(i) or (a)(ii), 9.2(b)(i) or (b)(ii) or 9.2(c)(i) unless (i) the aggregate amount of Damages of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, with respect to any individual claim exceeds $35,000 (the “Minimum Amount”), and (ii) the aggregate amount of the individual claims for Damages (each of which is greater than the Minimum Amount) of the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, for which indemnification is sought (x) exceeds $500,000 (the “Threshold”) and (y) is less than an amount equal to $10,000,000 (the “Cap”); provided, however, that if the aggregate amount of all individual claims for Damages (each of which is greater than the Minimum Amount) for which indemnification is sought pursuant to Sections 9.2(a)(i) or (a)(ii), 9.2(b)(i) or (b)(ii) or 9.2(c)(i), as applicable, equals or exceeds the Threshold, then Buyer or Seller, as applicable, subject to the limitations in this Article IX, shall be entitled to recover only such Damages (each of which is greater than the Minimum Amount) that are in excess of the Threshold once the Threshold has been met, but in any event not to exceed the Cap (it being agreed that except as provided below, in no event shall the aggregate indemnification to be paid under Sections 9.2(a)(i) or (a)(ii), 9.2(b)(i) or (b)(ii) or 9.2(c)(i) exceed an amount equal to the Cap).  The limitations contained in this Section 9.6(a) shall not apply to Fundamental Representations, representations and warranties contained in Section 4.7(h) (to the extent they become operative pursuant to the terms thereof) or claims pursuant to Sections 9.2(a)(iii), 9.2(a)(iv) or 10.1(a).

(b)                                 In calculating the amount of any Damages payable to a Buyer Indemnified Party or a Seller Indemnified Party pursuant to this Article IX, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made and (ii) shall be computed net of (A) any amounts actually recovered or recoverable by such Indemnified Party under any insurance policy, title policy, or other right to recovery from a third party or otherwise with respect to such Damages (net of any costs and expenses incurred in obtaining such recovery) and (B) any Tax benefit realized or to be realized by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Damages.  If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim are collected by the Indemnified Party, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to Indemnifying Party. The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article IX.  Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Damages that the Indemnified Party asserts or that it could reasonably be expected to assert under this Article IX.  Furthermore, the Buyer Indemnified Parties shall have no right to make a claim for any Damages to the extent such Damage is primarily a possible or potential Damage that the Buyer Indemnified Parties believe may be asserted rather than a Damage that has, in fact, been paid or incurred by the Buyer Indemnified

Parties.  Attorney, consultant, and other professional fees and disbursements incurred by an Indemnifying Party in connection with this Article IX shall be reasonable.

(c)                                  To the extent that an Indemnifying Party pays on an indemnification pursuant to Section 9.2, and the Indemnified Party has a claim against a third party (other than the Indemnifying Party), then the Indemnifying Party shall be subrogated to the claim of the Indemnified Party to the extent of the amount of indemnification paid by the Indemnifying Party and to the extent such payments are duplicative of amounts due to the Indemnified Party.

(d)                                 In no event shall a Buyer Indemnified Party or a Seller Indemnified Party be entitled to recover twice for the same Damages.

(e)                                  Any claim of indemnification pursuant to Section 9.2(a) for Damages in respect of Taxes shall be limited to such Damages incurred with respect to the Pre-Closing Tax Period.

(f)                                   In no event shall a Buyer Indemnified Party seek, or be entitled to, indemnification under this Article IX for Damages in an amount exceeding the Purchase Price.

9.7                               Payment of Damages.  An Indemnified Party shall be paid in Cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Article IX, within fifteen (15) days after such amount is determined either by mutual agreement of the Parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such Proceeding.

9.8                               Treatment of Indemnification Payments.  All indemnification payments made pursuant to this Article IX and Section 10.1(a) and all payments made pursuant to Section 3.5(h) shall be treated by the Parties for Tax purposes as adjustments to the Purchase Price, unless otherwise required by Law.

9.9                               Exclusive Remedy.  Except to the extent of claims alleging fraud in the making of the representations and warranties hereunder, and except pursuant to the terms of Section 3.5, after the Closing, the indemnities provided in Section 6.13, Section 9.2 or Article X shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however, that this exclusive remedy for Damages does not preclude a Party from bringing an action after the Closing for specific performance or other equitable remedy to require a Party to perform its obligations under this Agreement or any of the other agreements contemplated hereby to be entered into by the Parties.  Without limiting the foregoing, Buyer, LDC and Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, actual fraud in the making of the representations and warranties hereunder and claims arising under Section 3.5) such Party may have against any other Party, any Lender or any LDC Financing Source arising under or based upon this Agreement or any schedule, exhibit, Schedule, document or certificate delivered in connection herewith, and no legal action under any Laws, including Environmental Laws or otherwise, sounding in tort, statute or strict liability may be maintained by any Party (other than a legal action brought solely to enforce the provisions of this Article IX, Article X, Section 3.5 or the provisions of any other agreement executed pursuant to this Agreement) and, following the consummation of the Transaction, in no event shall any Party be entitled to any remedy of rescission of the Transaction.

ARTICLE X

TAX MATTERS

10.1                        Tax Returns; and Certain Other Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

(a)                                 Seller will include the income of the Company on Seller’s consolidated federal income Tax Returns (and, to the extent applicable, state Tax Returns) for all periods through the Closing Date and pay any federal income Taxes attributable to such income.  Not in limitation of the foregoing, Seller shall indemnify Buyer and hold Buyer and the Company harmless from and against: (i) all Taxes (or the non-payment thereof) of the Company and the Seller for all Tax periods ending on or before the Closing Date (“Pre-Closing Tax Periods”) and the portion through the end of the Closing Date for any Straddle Period as determined under Section 10.1(d); and (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor by contract or pursuant to any Law, rule or regulation, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or non-U.S. Law or regulation, which Taxes relate to an event or transaction occurring before the Closing Date; provided, however, that in the case of clauses (i) and (ii) above, Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved, for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Final Closing Statement (rather than any notes thereto).  Seller shall reimburse Buyer for any Taxes that are the responsibility of Seller pursuant to this Section 10.1(a) within fifteen (15) Business Days after payment of such Taxes by Buyer of the Company.

(b)                                 Seller shall prepare or cause to be prepared and timely file or cause to timely be filed all Tax Returns that are required to be filed by or with respect to the Company for any Pre-Closing Tax Periods.  Subject to Seller’s review and written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall prepare or cause to be prepared in accordance with past practice of the Company (or Seller, as applicable) and timely file or cause to be filed all Tax Returns that are required to be filed by or with respect to the Company for any taxable year or period beginning before and ending after the Closing Date (“Straddle Period”) and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  Buyer shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to the Company after the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(c)                                  Except as otherwise required by applicable Tax Laws, neither Buyer nor any of its Affiliates shall (or after the Closing, shall cause or permit the Company to) (i) amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return, (ii)  file any Tax Return in a jurisdiction where the Company has not historically filed Tax Returns, (iii) initiate discussions or examinations with any Governmental Entity regarding Taxes, or make any voluntary disclosures with respect to Taxes relating in whole or in part to the Company with respect to any Pre-Closing Tax Period or Straddle Period, or (iv) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, in each case, without the prior written consent of Seller or (v) make any election to carryback any post-acquisition Tax attribute of the Company into a Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period.

(d)                                 For purposes of Section 10.1, in the case of any Straddle Period, Taxes of the Company allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount allocable to such portion of the Straddle Period based on an interim closing of the books as of the end of the Closing; provided, however, that any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company.

(e)                                  Any Tax sharing agreement between Seller and the Company is terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

10.2                        Tax Indemnification Procedures; Contest Provisions.

(a)                                 Each Party shall promptly notify the other Party in writing upon receipt by such Party or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, claims or assessments (a “Tax Claim”) for which such Party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to Article IX.

(b)                                 Notwithstanding Sections 9.4 and 9.5, Seller shall have the sole right, in good faith, to control and to represent the interests of the Company in and with respect to any Tax Claim or administrative or court proceeding relating to Taxes for a Pre-Closing Tax Period and to employ counsel of its own choice for such purpose.  Seller shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to Taxes of the Company for any Pre-Closing Tax Period.  In the case of any Straddle Period, Seller shall be entitled to participate at its expense in or with respect to any Tax Claim or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending after the Closing Date and, with Buyer’s consent (not to be unreasonably withheld, conditioned, or delayed) and at Seller’s sole expense, may assume the entire control of such audit or proceeding.  From and after the Closing, none of Buyer, the Company or any of its respective Affiliates shall settle or compromise, or agree to settle or compromise, any Tax Claim related to any Pre-Closing Tax Period or Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

10.3                        Tax Refunds.

(a)                                 Any Tax refund or credit that is received by Buyer or the Company, and any amount credited against Tax to which Buyer or the Company becomes entitled, that relate to any Pre-Closing Tax Period or the portion of the Straddle Period ending at the end of the Closing Date shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto; provided, however, that Buyer shall not be required to pay over to Seller any such refund or the amount of any such credit against Tax up to the amount of any Tax asset (excluding any deferred Tax asset established to reflect timing differences between book and Tax income) set forth on the face of the Final Closing Statement (rather than any notes thereto) with respect to such refund or credit.

(b)                                 Any amount of Taxes that was reflected on the Final Closing Statement that was not in fact paid over to the appropriate taxing authority shall be for the account of Seller, and Buyer shall pay over to Seller any such amount within fifteen (15) days after the determination of Taxes to which such amount relates.

10.4                        Purchase Price Allocation.  The Parties acknowledge that the acquisition of the Company is intended to be treated as a taxable asset acquisition for U.S. federal income tax purposes and agree that the Purchase Price and other amounts treated as consideration for Tax purposes will be allocated to the assets of the Company in a manner consistent with Section 1060 of the Code. Within ninety (90) days after the Closing Date Seller shall provide to Buyer a schedule allocating the purchase consideration to the assets of the Company (the “Purchase Price Allocation Schedule”). Seller shall consider in good faith any comments timely provided by Buyer with respect to the Purchase Price Allocation Schedule.  The Purchase Price Allocation Schedule shall be final and binding on the Parties, and Buyer and Seller shall report and file Tax Returns in all respects and for all purposes consistent with the Purchase Price Allocation Schedule and shall not take any position (whether in proceedings, audits, Tax Returns or otherwise) that is inconsistent with such Purchase Price Allocation Schedule unless required to do so by Law.  Any adjustment to the purchase consideration shall be allocated as provided by Treasury Regulation section 1.1060-1(c).

10.5                        Tax Records.  For a period of seven (7) years after Closing, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Seller, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the business of the Company (including access to books and records) for any Pre-Closing Tax

Periods or Straddle Periods as is reasonably requested for the filing of all Tax Returns, and making of an election related to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.  Seller and Buyer shall cooperate with each other in the conduct of any audit or other similar proceeding relating to Taxes involving the business conducted by the Company for any Pre-Closing Tax Periods or Straddle Periods.  Buyer shall retain the books and records of the Company delivered to Buyer in accordance with this provision for a period of seven (7) years after Closing.

10.6                        Tax Benefits.  Seller shall be entitled to any Tax benefit arising from the payment of any Transaction Expense and Buyer agrees that any such Tax benefit shall be allocated to the applicable Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date.

ARTICLE XI

RISK OF LOSS

11.1                        As Is, Where Is.  Buyer or its Representatives to the extent it so desires shall have examined and inspected the Company Property prior to the execution of this Agreement, and subject to the provisions of this Article XI and otherwise in this Agreement, Buyer agrees to accept the Company Property in an “AS IS, WHERE IS” condition as of the Closing.  Buyer agrees that, except as provided in Article IV, Buyer is not relying upon any representations, statements, or warranties (oral or written, implied or express) of any officer, employee, agent or Representative of Seller, or any salesperson or broker (if any) involved in this transaction as to the Company Property, including:  (a) any representation, statements or warranties as to the physical condition of the Company Property; (b) the fitness and/or suitability of the Company Property for use as a resort, hotel, casino and/or any other use or purpose; (c) the financial performance of, or any projections related to, the Company or their casinos or hotels; (d) the compliance of the Company Property with applicable building, zoning, subdivision, environmental, land use laws, codes, ordinances, rules or regulations or any other Laws; (e) the state of repair or condition of the Company Property; (f) the value of the Company Property; (g) the manner or quality of construction of the Company Property; (h) the income derived or to be derived from the Company or their casinos or hotels; or (i) the fact that the Company Property may now be located in hurricane zones, on earthquake faults or in seismic hazardous zones.  Seller makes no representations or warranties as to merchantability or fitness for any particular purpose and no implied representations or warranties and disclaims all such representations and warranties.  Without limiting the foregoing, and except as expressly set forth in Article IV, Seller and its Affiliates disclaim any warranty of title or noninfringement and any warranty arising by industry custom or course of dealing.  Without limiting the generality of the foregoing, Buyer acknowledges that neither Seller nor any of its Affiliates or their respective Representatives has made any representation or warranty with respect to, and Buyer is not relying on, any management presentation, confidential information memoranda, business plans, data site materials, projections, forecasts or forward-looking statements made by or made available to Buyer or any of its Affiliates or their respective Representatives.  Buyer and its Affiliates acknowledge that, in entering into this Agreement, they have relied solely on their own investigation of the Company Property and the Company and on the representations and warranties expressly set forth in Article IV, subject to the limitations and restrictions specified herein.  Subject to this Section 11.1 and compliance by Seller and the Company with their respective representations, warranties, covenants and agreements set forth herein prior to the Closing, Buyer, for itself and its successors and assigns, waives any right to assert any claim against Seller or its Affiliates at law or in equity, relating to any matter described in clauses (a) through (i) of this Section 11.1, or otherwise disclaimed in this Section 11.1, whether latent or patent, disclosed or undisclosed, known or unknown, in contract or tort, now existing or hereafter arising.

ARTICLE XII

GENERAL PROVISIONS

12.1                        Assignment.  This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.  This Agreement and the rights, interests and obligations hereunder may not be assigned or otherwise transferred (including by transfer by operation of law other than the laws of inheritance, merger, stock or asset purchase, restructuring, reorganization or other change of control transaction) by any Party, without the prior written consent of both Buyer and Seller; provided, however, that Buyer may (a) assign its rights, but not its obligations, under this Agreement to an Affiliate (other than the Tribe or an Affiliate of the Tribe possessing sovereign immunity) with written notice to, but without the written consent of, any other Party or (b) make a collateral assignment to its lender of its rights, but not its obligations, under this Agreement with written notice to, but without the written consent of, any other Party; provided, further, that in all cases, no permitted assignment or transfer shall relieve the assigning Party of its obligations or agreements hereunder or require the other Parties to resort to any such assignee or transferee prior to seeking any remedies against the assigning or transferring Party permitted under or pursuant to this Agreement.  Any attempted assignment or transfer in violation of this Section 12.1 shall be null and void.

12.2                        No Third-Party Beneficiaries.  Except as set forth in the final sentence of this Section 12.2, this Agreement is for the sole benefit of the Parties and their permitted assigns and as provided in Section 6.6, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such assigns and as provided in Section 6.6, any legal or equitable rights hereunder.  Notwithstanding anything to the contrary contained in this Agreement, the Lenders and LDC Financing Sources shall be intended third-party beneficiaries of the provisions of Section 6.21(c), Section 9.9, this Section 12.2, Section 12.7, Section 12.11 and Section 12.20.

12.3                        Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by nationally recognized overnight courier service and shall be deemed given when so delivered by hand, facsimile or email or one (1) Business Day after dispatch in the case of overnight courier service.  All such notices or other communications shall be addressed as follows:

(a)                                 if to Buyer, LDC or, after Closing, to the Company:

Laguna Development Corporation
14500 Central Avenue SW
Albuquerque, New Mexico  87121
Attn:                    Katherine Gorospe, General Counsel

Email: kgorospe@POLDC.com

with a copy (which shall not constitute notice) sent contemporaneously to:

Duane Morris LLP
111 South Calvert Street, Suite 2000
Baltimore, Maryland  21202
Attn:                    Robert L. Ruben, Esq.

Email: RLRuben@duanemorris.com

(b)                                 if to Seller or, prior to the Closing, to the Company:

Isle of Capri Casinos, Inc.
600 Emerson Road
St. Louis, Missouri  63141
Attn:                    Sean Nesbit, Vice President of Finance and Strategy
Attn:                    Edmund L. Quatmann, Jr., Chief Legal Officer and Secretary

Email(s): Sean.Nesbit@islecorp.com; Ed.Quatmann@islecorp.com with a copy (which shall not constitute notice) sent contemporaneously to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois  60606
Attn:                    Christian Fabian

Email: cfabian@mayerbrown.com

12.4                        Headings.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.5                        Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile or electronic means including .pdf form), each of which when executed shall be deemed to be an original but all of which taken together shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

12.6                        Entire Agreement.  This Agreement, the Related Documents, and the Confidentiality Agreement (and all exhibits and schedules to this Agreement and thereto) constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, relating to such subject matter.  Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

12.7                        Amendments; Extensions and Waivers.  This Agreement may not be amended except by a writing signed by Buyer and Seller.  Each of the Parties may, to the extent legally allowed (a) extend the time for or waive the performance of any of the obligations or other acts of any other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, but only if such Party shall have delivered to the other Parties hereto a writing to such effect signed by such Party.  Notwithstanding the foregoing, the definitions of “Lenders”, “LDC Financing” and “LDC Financing Sources”, Section 6.21(b), Section 9.9, Section 12.2, this Section 12.7, Section 12.11 and Section 12.20 shall not be amended in a manner that is adverse in any material respect to (i) the Lenders without the prior written consent of the Lenders or (ii) the LDC Financing Sources without the prior written consent of the LDC Financing Sources.

12.8                        Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

12.9                        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

12.10                 Consent to Jurisdiction.  EACH OF THE PARTIES HERETO (a) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF (i) ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE AND (ii) ANY DELAWARE STATE COURT IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, (b) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (c) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT OR ANY OF THE TRANSACTIONS IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT UNLESS VENUE WOULD NOT BE PROPER UNDER RULES APPLICABLE IN SUCH COURTS.

12.11                 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY RELATED DOCUMENT (INCLUDING THE COMMITMENT LETTER) OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.

12.12                 Mutual Drafting.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement of document.

12.13                 Other Properties.  Buyer agrees and acknowledges that in addition to owning and operating the Company Property, Seller and/or Affiliates of Seller operate certain other hotel and casino properties and own certain other assets that are not located at, and not used exclusively for the operation of the business located at, the Company Property.  Except as otherwise set forth in this Agreement, the Parties agree that:  (i) Seller is not making any representations or warranties with respect to any such properties or assets; (ii) Seller is not assigning or transferring to Buyer any right, title or interest in, to or under any such assets or properties; and (iii) none of such assets or properties shall be subject to any restrictions by virtue of this Agreement.

12.14                 Time of Essence.  Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions herein.

12.15                 Specific Performance.  The Parties hereby acknowledge and agree that the failure of Buyer or Seller to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to Seller or Buyer, respectively, for which damages, even if available, may not be an adequate remedy.  Accordingly, each Party hereby consents to the issuance of injunctive relief (without requirement to post any bond or other security) by any court of competent jurisdiction to compel performance of each Party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder and the terms hereof, including the covenants, agreements and obligations of the Buyer and LDC set forth in 6.21 (Financing) of this Agreement.  For the avoidance of doubt, the Parties agree that Buyer or Seller may seek to compel specific performance by Seller or Buyer, respectively, for the consummation of the transactions contemplated hereunder.  Notwithstanding anything to the contrary in this Agreement, if all of the conditions under Section 7.1 and Section 7.2 (other than those conditions that may only be satisfied on the Closing Date; provided that such conditions are capable of being satisfied) have been satisfied on or prior to the Outside Date, or have been waived in whole or in part by Buyer or Seller, as applicable, prior to the Outside Date, and Buyer fails to effect the Closing in breach of its obligations hereunder, then (a) Seller shall have been caused irreparable harm, (b) money damages will be inadequate to remedy such harm, and (c) Seller shall be entitled, without the requirement of posting a bond or other security, to obtain equitable relief, including obtaining an order requiring specific performance by Buyer of the terms of this Agreement.  Notwithstanding anything to the contrary in this Agreement, if all of the conditions under Section 7.1 and Section 7.3 (other than those conditions that may only be satisfied on the Closing Date; provided that such conditions are capable of being satisfied) have been satisfied on or prior to the Outside Date, or have been waived in whole or in part by Seller or Buyer, as applicable, prior to the Outside Date, and Seller fails to effect the Closing in breach of its obligations hereunder, then (x) Buyer shall have been caused irreparable harm, (y) money damages will be inadequate to remedy such harm, and (z) Buyer shall be entitled, without the requirement of posting a bond or other security, to obtain equitable relief, including obtaining an order requiring specific performance by Seller of the terms of this Agreement.

12.16                 Attorneys’ Fees.  In the event of litigation relating to the subject matter of this Agreement, the non-prevailing Party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs of such Party resulting therefrom.

12.17                 Conflicts and Privilege.  Buyer, Seller, LDC and the Company agree that notwithstanding any current or prior representation of Seller and/or its Affiliates by Mayer Brown LLP (“MB”), MB will be allowed to represent Seller or any of its Affiliates (which will no longer include the Company after the Closing) in any matters and disputes, including in any matter or dispute adverse to Buyer, LDC and their respective Affiliates (including, after the Closing, the Company) that either is existing on the date hereof or that arises in the future and in each case relates to this Agreement, and each of Buyer and LDC does hereby, and agrees with respect thereto to cause its Affiliates (including, after the Closing, the Company) to, (a) waive any claim they have or may have that MB has a conflict of interest or is otherwise prohibited from engaging in such representation, and (b) agree that, in the event that a dispute arises after the Closing between Buyer and LDC or any of their respective Affiliates (on the one hand) and Seller or any of its Affiliates (on the other hand), MB may represent Seller or such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Buyer, LDC or their respective Affiliates (including the Company) and even though MB may be handling ongoing matters for Buyer or the Company.  Each of Buyer and LDC further agrees, and agrees to cause its Affiliates (including, after the Closing, the Company); provided, however, that MB shall be permitted to represent the Company pursuant to the terms of Section 12.17 of this Agreement) to agree, that, as to all privileged communications between or among MB and Seller and any of its Affiliates (including, prior to the Closing, the Company) that relate in any way to this Agreement, the transactions contemplated hereby or the Company, its Affiliates or any of its respective operations for the period ending at the Closing, the attorney-client privilege and the expectation of client confidence belongs to, and may be controlled by, Seller and will not pass to or be claimed by Buyer or its Affiliates (including, after the Closing, the Company).  Accordingly, none of Buyer or its Affiliates (including, after the Closing, the Company) will have access to such communications from and after the Closing.  Notwithstanding the foregoing in this Section 12.17, if a dispute arises after the Closing between Buyer, LDC or their respective Affiliates (including, after the Closing, the Company) and a third party other than a Party to this

Agreement (or its Affiliates), the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by MB to such unaffiliated third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller.  This Section 12.17 will be irrevocable, and no term of this Section 12.17 may be amended, waived, or modified, without the prior written consent of Seller and Buyer.

12.18                 Buyer Guarantee.  LDC hereby absolutely and unconditionally guarantees (except for any conditions contained in this Section 12.18) the payment and performance when due of all obligations, liabilities and indebtedness of any kind, nature and description of Buyer and its Affiliates arising out of or in connection with a Third-Party Claim as contemplated hereby (collectively, the “Third-Party Obligations”).  The Third-Party Obligations may be enforced by Seller against LDC without any requirement that Seller first exercise its rights against Buyer.  In determining when payment, performance or discharge of obligations by LDC are due, and the amount thereof, LDC may assert any defenses or limitations to any such payment, performance or discharge, and any rights, remedies, counterclaims, reductions and setoffs that LDC or Buyer may have under this Agreement.  LDC’s obligations under this Section 12.18 shall remain in full force and effect without regard to, and shall not be released, discharged, or in any way affected by, any circumstance or condition whatsoever (whether or not LDC shall have any knowledge thereof) except as may be expressly set forth herein.  LDC hereby waives each of the following:  (i) notice of acceptance of the Third-Party Obligations or of the existence or creation of all or any of the Third-Party Obligations; (ii) presentment, demand, protest or notice of dishonor, nonpayment or other default with respect to any of the Third-Party Obligations and all other notices whatsoever (except for notices to be provided to Buyer, LDC and its counsel in accordance with this Agreement or applicable Law); (iii) any requirement that Seller institute suit or otherwise exhaust their rights or remedies against Buyer or against any other Person prior to enforcing any rights they have hereunder or otherwise against LDC; and (iv) all suretyship defenses generally (other than defenses to the payment of the obligations that are available to LDC or Buyer under this Agreement).  Nothing contained in this Section 12.18 shall limit LDC’s ability to assert as a defense to any claim any defense that would be available to Buyer if the claim were asserted directly against Buyer.  This Agreement has been duly executed and delivered by LDC, and, assuming this Agreement constitutes the valid and binding obligation of the other Parties hereto and LDC, this Section 12.18 constitutes the valid and binding obligation of LDC, enforceable against LDC in accordance with its terms, subject only, as to enforcement, to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and general principles of equity.  For the avoidance of doubt, notwithstanding anything contained herein to the contrary, LDC is not guaranteeing the obligation of Buyer to pay, and shall have no obligation to pay, the Closing Payment at the Closing (other than, for the avoidance of doubt, its portion of the required equity contributions to Buyer, including the Initial Capital Injection).

12.19                 Waiver of Sovereign Immunity.

(a)                                 Representations Related to a Waiver of Sovereign Immunity.  Each of Buyer and LDC hereby represent and warrant to Seller:

(i)                                     Buyer is wholly owned by HoldCo, which, as of the Closing, will be owned 50% by LDC and 50% by Eagle.  LDC is a federally chartered corporation pursuant to 25 U.S.C. § 477, as amended, and is wholly owned by the Tribe.  LDC is an instrumentality of the Tribe and is entitled to all of the privileges and immunities of the Tribe but may on its own, without the Tribe’s consent, waive any defense of sovereign immunity from suit that it or its directors, officers, employees or agents may otherwise enjoy under applicable federal, state or tribal law, arising from any particular agreement, matter or transaction as may be entered into to further its purposes.

(ii)                                  LDC is authorized to execute, deliver and perform all documents and agreements that are required to effectuate the Transaction, including this Agreement (containing the waiver of sovereign immunity in this Section 12.19) and the Related Documents.

(iii)                               LDC’s Board of Director has determined that neither its Charters nor Bylaws, nor the Tribe’s Code, nor any of its or the Tribe’s other Laws, ordinances, resolutions or actions, or any of its or the Tribe’s agencies or instrumentalities, whether written or established by custom or tradition, prohibit it or any of its Affiliates or instrumentalities from executing and delivering this Agreement and the Related Documents and entering into and performing their obligations with respect to the Transaction.  All notices, filings, documents, resolutions and other matters that are either necessary or required to be submitted to the Tribe’s governing body (in either its governmental capacity or its capacity as a shareholder) and to the BIA for approval or consent in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, have been submitted and completed LDC has obtained all of the necessary and required approvals and consents to consummate the Transaction, including any required approvals or consents from the Tribe.  Accordingly, all third parties to whom this Agreement and any of the Related Documents are delivered in connection with the Transaction, and their respective successors and assigns, shall be entitled to rely on grants of authority confirmed herein without further inquiry.

(iv)                              Neither Buyer nor HoldCo, nor any of their respective directors, officers, employees or agents, nor any successors or assigns of either party (including by merger or other combination or reorganization), nor any Affiliate of Buyer or HoldCo on Buyer’s or HoldCo’s behalf, has any right to, nor are they entitled to, nor will they assert, any defense of sovereign immunity from suit under applicable federal, state or tribal law.

(v)                                 Neither Buyer, HoldCo, LDC or, after the Closing, the Company, will agree to change their corporate structure or be merged into, acquired by, or take any other action that would result in frustrating the waiver of sovereign immunity granted herein or, in the case of Buyer, HoldCo and, after the Closing, the Company, permit any such entity to be entitled to or protected by sovereign immunity.

(b)                                 Waiver of Sovereign Immunity.

(i)                                     LDC hereby irrevocably, unequivocally and expressly waives its sovereign immunity (and any defenses based thereon) and any right of sovereign immunity it now has or may acquire in the future in any jurisdiction (including any rights with respect to the Deposit), in each case in favor of Seller and each of the Seller

Indemnified Parties and their respective Representatives for the interpretation and/or enforcement of LDC’s obligations under this Agreement and the Related Documents (including Article V (to the extent specifically identified), Sections 3.6(b), 6.3, 6.4, 6.5, 6.8, 6.13, 6.21, 9.2(c) and Article XII of this Agreement) by suit or other Proceeding, whether such suit or Proceeding be brought at law or in equity, or proceedings of arbitration, or to enforce and execute any order, judgment or ruling resulting therefrom; provided, that any such order, judgment or ruling is limited to declaratory or injunctive relief or an award of Damages, which Damages shall be subject to the limitations set forth in this Agreement.  Further, LDC hereby irrevocably, unequivocally and expressly acknowledges and agrees that, upon execution of this Agreement, LDC’s obligations under this Agreement and the Related Documents represent current obligations of LDC and, in the event the equity securities of LDC are transferred to, or acquired by, any other Person (whether in a merger, consolidation, stock purchase, exchange, restructuring, reorganization or other transaction regardless of form), such obligations shall be deemed to have arisen and matured prior to any such transfer or acquisition and shall survive unimpaired.

(ii)                                  LDC expressly, unequivocally and irrevocably waives any application of the doctrine of exhaustion of tribal remedies that might otherwise require, as a matter of law or comity, that any dispute, controversy, suit, action or other Proceeding arising under this Agreement, the Related Documents or the transactions contemplated hereby or thereby be heard first in a tribal court or forum or other administrative process of the Tribe.

(iii)                               With respect to the foregoing waivers contained in Section 12.19(b)(i) and (b)(ii), LDC hereby represents and warrants that any and all actions necessary to authorize and enter into this Agreement and the Related Documents have been taken and that all notices, consents and other actions required to authorize such waivers have been given and done.

(iv)                              Without in any manner limiting the generality of the foregoing, LDC expressly authorizes any governmental instrumentality (meaning any national, state, local or tribal government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity or any arbitrator with authority to bind a party at Law) that has the right and duty under applicable Law, to take any action authorized or ordered by any court (including entering onto the property of LDC) to give effect to any judgment or order entered in any court.

(v)                                 For the avoidance of doubt, nothing in this Section 12.19(b) or elsewhere in this Agreement is intended to act as a waiver of sovereign immunity of or by the Tribe, which is not a party to this Agreement.

(c)                                  Consent to Forum.  LDC acknowledges and agrees that its duties and obligations in or related to this Agreement and the Related Documents shall be enforceable against it in the forums set forth in Section 12.10.  For purposes of any Proceeding involving LDC, its controlled Affiliates, or any of their assets relating to this Agreement or the Related

Documents, including any issue as to the validity of any waiver of sovereign immunity contained herein, LDC’s Board of Directors, on behalf of LDC, has irrevocably, unequivocally and unconditionally consented to the personal jurisdiction and venue of the courts of the State of Delaware and the courts of the United States located in Delaware on the terms of Section 12.10. In any such Proceeding, LDC agrees not to assert and hereby irrevocably, unequivocally and unconditionally waives any defense alleging improper venue or forum non conveniens or the doctrine of exhaustion of tribal remedies.  Further, LDC expressly and irrevocably agrees that it shall not institute any Proceeding in any tribal courts in respect of any claim arising out of or relating to this Agreement or the Related Documents, but shall instead resort to the forums set forth in Section 12.10 on the terms set forth therein.

(d)                                 No Revocation of Sovereign Immunity Waiver.  LDC covenants and agrees that its waiver of sovereign immunity and other consents and waivers contained in Section 12.19(b), (c) and (e) (collectively, the “Sovereign Immunity Waivers”) are irrevocable and it agrees not to revoke or further limit, in whole or in part, its Sovereign Immunity Waivers or in any way attempt to revoke or further limit, in whole or in part, such Sovereign Immunity Waivers.  Further, LDC covenants and agrees that the Sovereign Immunity Waivers shall survive unimpaired and bind the successors of LDC and its controlled Affiliates, including any Person that acquires equity securities of LDC or any controlled Affiliate of LDC, whether in a merger, consolidation, stock purchase, exchange, restructuring, reorganization or other transaction regardless of form, and in each such case the Sovereign Immunity Waivers will be in full force and effect and apply unimpaired to the surviving entity of such transaction to the extent permitted under applicable Law.  Further, LDC covenants and agrees that, from the date hereof until the ten (10) year anniversary of the Closing Date, (x) it will not sell, assign or otherwise transfer all or substantially all of the business or assets of LDC or any controlled Affiliate of LDC (including the Company), in one or a series of transactions, to any Person with sovereign immunity, whether in an asset purchase, reorganization, restructuring or other transaction regardless of form (including a merger, consolidation, exchange, restructuring, reorganization or other transaction where LDC is not the surviving entity of such transaction), unless such Person shall have waived its sovereign immunity in advance of such transaction in the same form (in all material respects) as the Sovereign Immunity Waivers, and in each such case such advance sovereign immunity waiver will be in full force and effect and apply unimpaired to the transferee, assign or surviving entity, as applicable, of such transaction, and (y) the consideration received by LDC in any transaction contemplated by the foregoing clause (x) shall be available to the Seller Indemnified Parties in the event LDC breaches its obligation to secure an advance waiver of sovereign immunity in accordance with the foregoing clause (x) and LDC shall hold such consideration free and clear of all Liens (other than customary Liens under the LDC Financing) or intercompany agreements and shall not declare any dividends or other distributions of any portion of such consideration until the date of the final resolution of any and all disputes or Proceedings between the parties hereto relating to such breach.  In the event that LDC (i) revokes, further limits or attempts to revoke or further limit the Sovereign Immunity Waivers granted under this Section 12.19, (ii) takes any action that is inconsistent with the Sovereign Immunity Waivers or other covenants granted in this Section 12.19 or (iii) fails to submit to the Law or jurisdiction of the state or federal courts as provided in Sections 12.9, 12.10, 12.11 and 12.19, the parties hereto expressly recognize and agree that (A) there remains no adequate remedy at law available to the Seller and/or the Seller Indemnified Parties, (B) Seller and/or the Seller Indemnified Parties will be irreparably injured upon any revocation or further limitation of this Section 12.19, and (C) LDC hereby consents to the entry of appropriate injunctive relief, consistent with the terms and conditions of this Agreement.  In the event of any attempted limitation or revocation of the Sovereign Immunity Waivers granted herein, Seller and/or the Seller Indemnified Parties may immediately seek judicial injunctive relief as provided in this Section 12.19 in any court specified in Section 12.10 of this Agreement.  For the avoidance of doubt, no Lender or LDC Financing Source shall have any obligation or liability under this Section 12.19(d).

(e)                                  Applicable Law. With regard to applicable Law, LDC acknowledges that this Agreement and the Related Documents shall be governed by and construed in accordance with applicable federal law and the Laws of the State of Delaware (exclusive of its conflict of law principles); provided, however, that the Laws of the Tribe shall be applicable solely as guidance to construe and interpret the nature of LDC and its relationship to its sole shareholder, the Tribe, such Laws of the Tribe being limited to the Tribe’s Constitution, Code (https://www2.municode.com/library/nm/pueblo_of_laguna/codes/tribal_code) and Shareholder Resolutions, as well as LDC’s Charter.

(f)                                   Scope of Waiver.  This waiver is subject to the provisions of this Agreement and the Related Documents. LDC does not waive its immunity for any other purpose or for any other person or entity not named in this Section 12.19.  These provisions for a limited waiver of sovereign immunity, consent to jurisdiction, enforcement and selection of law shall be effective from and after all parties to this Agreement have duly executed this Agreement.  The execution of this Agreement and any applicable Related Documents shall constitute consent and agreement to the waiver, consent, forum, enforcement and selection of law provisions contained in this Section 12.19.

12.20                 No Liability of Financing Parties.  Notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement on behalf of itself and each of its Affiliates hereby: (a) agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, brought or supported against any Lender or LDC Financing Source, arising out of or relating to, this Agreement, the Financing, the Commitment Letter, any LDC Financing or any of the agreements entered into in connection with the foregoing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each of the parties to this Agreement irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, (b) agrees that any such action shall be governed by the Laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any action, including any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Lender or LDC Financing Source in any way arising out of or relating to this Agreement, the Financing, the Commitment Letter, any LDC Financing or any of the agreements entered into in connection with the foregoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, and (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law any right to a trial by jury in any action brought against any Lender or LDC Financing Source in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter, any LDC Financing or any of the agreements entered into in connection with the foregoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder.  Further, notwithstanding anything in this Agreement to the contrary, each of the parties to this Agreement on behalf of itself and each of its Affiliates hereby agrees that, except if and to the extent expressly and specifically assumed in a written agreement of the applicable Lender or LDC Financing Source including the rights of the parties to the agreements governing the Financing, the Commitment Letter and any LDC Financing, no Lender or LDC Financing Source will have any liability to any Party (or any other Person) relating to or arising out of this Agreement, the Financing, the Commitment Letter, any LDC Financing or any of the agreements entered into in connection with the foregoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that it shall not and shall not permit any of its Affiliates or any of their respective officers, directors, or employees to seek any action for specific performance against any Lender or LDC Financing Source relating to or in any way arising out of this Agreement, the Financing, the Commitment Letter, any LDC Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; provided, however, that the foregoing shall not limit in any manner any remedy of the Seller Indemnified Parties against Buyer, LDC or any of their respective successors or assigns (whether by merger, combination or other reorganization) under this Agreement, including any remedy against Buyer, LDC or any of their respective successors or assigns (whether by merger, combination or other reorganization) for breach of any arrangements related to the Financing, the Commitment Letter, any LDC Financing or any of the agreements entered into in connection with the foregoing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, but subject in all cases to the terms set forth in this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BUYER:

KICKS ENTERTAINMENT, LLC
By:	KICKS HOLDING COMPANY, LLC,
its Sole Member
	By:	Laguna Development Corporation,
its Managing Member

By:	/s/ Brent Lunt
Name:	Brent Lunt
Title:	Chairman of the Board

[Signature Page to Equity Purchase Agreement]

SELLER:

ISLE OF CAPRI CASINOS, INC.

By:	/s/ Eric Hausler
Name:	Eric Hausler
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

COMPANY:

ST. CHARLES GAMING COMPANY, L.L.C.

By:	/s/ Eric Hausler
Name:	Eric Hausler
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

LAGUNA DEVELOPMENT CORPORATION,
solely for the purposes of Article V (to the extent
LDC is specifically identified in Article V),
Sections 3.6(b), 6.3, 6.4, 6.5, 6.8, 6.13, 6.21 and
9.2(c) and Article XII.

By:	/s/ Brent Lunt
Name:	Brent Lunt
Title:	Chairman of the Board